SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material under Rule 14a-12

International Flavors & Fragrances Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

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International Flavors & Fragrances Inc.

521 West 57th Street
New York, NY 10019

Dear Shareholder:

I am pleased to invite you to attend the 2007 Annual Meeting of Shareholders of International Flavors & Fragrances Inc. to be held on Tuesday, May 8, 2007 at 10:00 A.M. Eastern Time at our offices at 521 West 57th Street, New York, New York 10019. (Attendees are requested to enter at 533 West 57th Street.) Details regarding the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement. Also enclosed are a proxy card and a return envelope for you to vote.

Your vote is very important to us. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote over the Internet, by telephone or by completing, signing and mailing the enclosed proxy card(s).

Sincerely,

Robert M. Amen Chairman and Chief Executive Officer

March 23, 2007

2007 ANNUAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS	4
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	6
CORPORATE GOVERNANCE	11
Corporate Governance Guidelines	11
Board and Committee Memberships	11
Audit Committee	11
Compensation Committee	12
Processes and Procedures Regarding Compensation	12
Nominating & Governance Committee	13
Lead Director	13
Independence of Directors and Committee Members and Related Person Matters	13
Board and Committee Meetings	14
Shareholder Communications	14
Director Candidates	15
Code of Business Conduct and Ethics	15
DIRECTORS’ COMPENSATION	16
Share Ownership Guidelines	18
Director Compensation Table	18
SECURITIES OWNERSHIP OF MANAGEMENT, DIRECTORS AND CERTAIN OTHER PERSONS	20
Beneficial Ownership Table	20
Section 16(a) Beneficial Ownership Reporting Compliance	21
Shareholder Proposals	21
PROPOSALS REQUIRING YOUR VOTE	22
Item 1—Election of Directors	22
Information about Nominees	22
Item 2—Ratification of Independent Registered Public Accounting Firm	25
Principal Accountant Fees and Services	25
Audit Committee Pre-Approval Policies and Procedures	25
Audit Committee Report	26
Item 3—Reapproval of the Business Criteria Used For Setting Performance Goals Under the 2000 Stock Award and Incentive Plan	27
EXECUTIVE COMPENSATION	36
Compensation Discussion & Analysis	36
Compensation Committee Report	50
Compensation Committee Interlocks and Insider Participation	51
Summary Compensation Table	51
All Other Compensation	54

Grants of Plan-Based Awards	56
Equity Compensation Plans	59
Outstanding Equity Awards at Fiscal Year-End	60
Option Exercises and Stock Vested	63
Pension Benefits	66
Non-Qualified Deferred Compensation	67
Termination of Employment and Change of Control Arrangements	68
OTHER MATTERS	75

INTERNATIONAL FLAVORS & FRAGRANCES INC.
521 West 57th Street
New York, NY 10019

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME:	10:00 A.M. Eastern Time on Tuesday, May 8, 2007

PLACE:	International Flavors & Fragrances Inc. 521 West 57th Street New York, NY 10019 (Attendees are requested to enter at 533 West 57th Street.)

ITEMS OF BUSINESS:	1.	To elect nine members of the Board of Directors, each for a one-year term.

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007.

3.	To reapprove the business criteria used for setting performance goals under the 2000 Stock Award and Incentive Plan

4.	To consider such other business as may properly be brought before the 2007 Annual Meeting and any adjournment or postponement.

RECORD DATE:	You are entitled to vote at the 2007 Annual Meeting if you were a shareholder of record at the close of business on March 15, 2007.

ANNUAL MEETING ADMISSION:	Admission to the meeting will be by ticket only. If you are a shareholder of record and plan to attend, please check the box on the enclosed proxy card. If your shares are not registered in your own name and you plan to attend, please request a ticket by writing to the Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019. Evidence of your ownership, which you can obtain from your bank or broker, must accompany your letter.

PROXY VOTING:	It is important that your shares be represented and voted at the meeting. You may vote your shares by voting in person at the meeting, by completing and returning your proxy card or by voting on the Internet or by telephone. See details under the heading ‘‘How do I vote?’’

INSPECTION OF LIST OF SHAREHOLDERS OF RECORD:	A list of the shareholders of record as of March 15, 2007 will be available for inspection at the 2007 Annual Meeting.

By Order of the Board of Directors,
Dennis M. Meany Senior Vice President, General Counsel and Secretary

QUESTIONS AND ANSWERS
ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of International Flavors & Fragrances Inc., a New York corporation (‘‘IFF,’’ the ‘‘Company,’’ ‘‘we,’’ ‘‘us’’ or ‘‘our’’), of proxies to be used at our 2007 Annual Meeting of Shareholders and at any adjournment or postponement. Shareholders are invited to attend the 2007 Annual Meeting, which will take place at 10:00 a.m. on Tuesday, May 8, 2007, and are requested to vote on the proposals described in this Proxy Statement.

The Notice of Annual Meeting, Proxy Statement, form of proxy and voting instructions, together with our 2006 Annual Report, are being mailed to shareholders starting on or around March 23, 2007.

What information is contained in these materials?

The information included in this Proxy Statement relates to proposals you will vote on at the 2007 Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers in 2006 and certain other information.

Why did I receive more than one set of proxy materials?

You may receive multiple sets of proxy materials if you hold your shares of IFF’s common stock in multiple accounts (such as through a brokerage account and an employee benefit plan). If you are a participant in the Company’s Retirement Investment Fund Plan (401(k)) and have common stock in a plan account, the proxy also serves as voting instructions for the plan trustee. You should vote your shares as described in each proxy or instruction card you receive.

If you are a shareholder of record, you may contact the Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019 (telephone: (212) 765-5500) if you are currently receiving multiple copies of the Annual Report and Proxy Statement and want to request delivery of a single copy in the future. If your shares are held in ‘‘street name’’ and you want to increase or decrease the number of copies of the Annual Report and Proxy Statement delivered to your household in the future, you should contact your broker, bank or other custodian who holds the shares on your behalf.

What is the difference between a ‘‘shareholder of record’’ and a ‘‘street name’’ holder?

If your shares are registered directly in your name with IFF’s transfer agent, American Stock Transfer & Trust Company (‘‘AST’’), you are considered a ‘‘shareholder of record’’ or a ‘‘registered shareholder’’ of those shares. In this case, your proxy materials have been sent to you directly by IFF.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee or custodian, including shares you may own as a participant in the Company’s Retirement Investment Fund Plan (401(k)), you are considered the ‘‘beneficial owner’’ of those shares, which are held in ‘‘street name.’’ These proxy materials have been forwarded to you by your broker, bank, trustee or other holder who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank, trustee or other holder of record as to how to vote your shares by using the instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

Who is entitled to vote at the 2007 Annual Meeting?

IFF’s Board of Directors has established March 15, 2007 as the record date for the 2007 Annual Meeting of Shareholders. Only shareholders of record at the close of business on the record date are entitled to receive this notice and to vote at the 2007 Annual Meeting. At the close of business on March 15, 2007, there were 89,201,987 outstanding shares of IFF’s common stock. Each share of common stock is entitled to one vote on each matter properly brought before the 2007 Annual Meeting.

What will I vote on?

There are three proposals scheduled to be voted on at the 2007 Annual Meeting

•	the election of nine members of the Board of Directors, each to hold office for a one-year term until the Annual Meeting in 2008;

•	the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007; and

•	the reapproval of the business criteria used for setting performance goals under the 2000 Stock Award and Incentive Plan.

How many votes must be present to hold the 2007 Annual Meeting?

A ‘‘quorum’’ is necessary to hold the 2007 Annual Meeting. A quorum is established if the holders of a majority of the votes entitled to be cast by shareholders are present at the meeting, either in person or by proxy. Abstentions and broker non-votes are counted as present for purposes of determining a quorum, but are not counted for purposes of determining the approval of the proposals to be acted upon. Shares of common stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the meeting, regardless of how or whether such shares are voted on any specific proposal.

What are the voting recommendations of IFF’s Board of Directors?

IFF’s Board of Directors recommends that you vote your shares as follows:

•	‘‘FOR’’ the election of each of the nine nominees to the Board;

•	‘‘FOR’’ the ratification of the selection of PricewaterhouseCoopers LLP as IFF’s independent registered public accounting firm for 2007; and

•	‘‘FOR’’ the reapproval of the business criteria used for setting performance goals under the 2000 Stock Award and Incentive Plan.

How do I vote?

You may vote in several different ways:

In person at the 2007 Annual Meeting

You may vote in person at the 2007 Annual Meeting. You may also be represented by another person at the meeting by executing a proxy properly designating that person. If you are the beneficial owner of shares held in ‘‘street name,’’ you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting.

By mail

You may vote by completing, signing, dating and returning the enclosed proxy card(s) in the postage-paid envelope we have provided.

By telephone

You may vote by calling one of the telephone numbers on your proxy card. Please have your proxy card handy when you call and use any touch-tone phone to transmit your voting instructions.

By Internet

You may vote by using the Internet, www.proxyvote.com, to submit your voting instructions. You should have your proxy card handy when you go online. If you vote on the Internet, you may also request electronic delivery of future proxy materials.

Telephone and Internet voting for shareholders of record will be available until 11:59 PM Eastern Time on May 7, 2007. The availability of telephone and Internet voting for beneficial owners of shares held in ‘‘street name’’ will depend on your broker, bank or other holder of record. We recommend that you follow the voting instructions on the materials you receive. A mailed proxy must be received by May 7, 2007 in order to be voted at the Annual Meeting.

If you vote by telephone or by Internet, you do not have to return your proxy card or voting instruction card. However, even if you plan to attend the 2007 Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

How can I change my vote?

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Sending a written notice to the Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019 stating that your proxy is revoked. The notice must be received prior to the 2007 Annual Meeting;

•	Signing and dating a new, later-dated proxy card and sending it to the Office of the Secretary so that it is received prior to the 2007 Annual Meeting;

•	Voting by telephone or using the Internet after the date of your proxy card and before the 2007 Annual Meeting; or

•	Attending the 2007 Annual Meeting and voting in person by ballot. Your attendance at the 2007 Annual Meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request or you vote by ballot at the meeting.

If you are a beneficial owner of shares held in ‘‘street name’’, you may submit new proxy voting instructions by contacting your bank, broker or other holder of record.

How are votes counted?

In the election of the directors, your vote may be cast ‘‘FOR’’ all of the nominees or your vote may be ‘‘WITHHELD’’ with respect to one or more of the nominees. For the other proposals, your vote may be cast ‘‘FOR’’, ‘‘AGAINST’’ or you may ‘‘ABSTAIN’’.

Under New York law, abstentions and broker non-votes, if any, will not be counted as votes cast, and therefore will have no effect on the outcome of the matters to be voted on at the 2007 Annual Meeting.

All executed proxies will be voted in accordance with the voting instructions contained in those proxies. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote your shares represented by that proxy in accordance with the recommendation of our Board of Directors as described on page 7 under the heading ‘‘What are the voting recommendations of IFF’s Board of Directors?’’

Who will count the votes?

A representative from AST, IFF’s transfer agent, will tabulate the votes and serve as the Company’s inspector of election at the 2007 Annual Meeting.

What is an abstention?

An ‘‘abstention’’ is a properly signed proxy card which is marked ‘‘abstain’’ as to a particular matter.

What is a broker non-vote?

A ‘‘broker non-vote’’ occurs when a brokerage firm or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner. Under New York

Stock Exchange (‘‘NYSE’’) rules, certain proposals, such as the election of directors (Item 1 in this Proxy Statement) and the ratification of the selection of an independent registered public accounting firm (Item 2 in this Proxy Statement), are considered ‘‘routine’’ matters, and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms. For ‘‘non-routine’’ proposals, brokers may not vote on the proposals unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as ‘‘non-votes’’.

How many votes are needed to approve the proposals?

A plurality of the votes cast is required for the election of directors. Pursuant to the law of the State of New York, IFF’s state of incorporation, only votes cast ‘‘FOR’’ the election of directors will be counted in determining whether a nominee for director has been elected. However, in January 2007, our Board of Directors revised our Corporate Governance Guidelines to provide that in an uncontested election, any nominee for director who receives a greater number of votes ‘‘WITHHELD’’ from his or her election than votes ‘‘FOR’’ such election must promptly offer his or her resignation. A description of the process that will be followed under our Corporate Governance Guidelines if such an event occurs is located in this Proxy Statement under the heading ‘‘Proposals Requiring Your Vote—Item 1—Election of Directors’’.

The affirmative vote of a majority of the votes cast is required to ratify the selection of PricewaterhouseCoopers LLP (PwC) as the Company’s independent registered public accounting firm for 2007—and to reapprove the business criteria used for setting performance goals under the 2000 Stock Award and Incentive Plan.

Where can I find the voting results of the 2007 Annual Meeting?

IFF will announce preliminary voting results at the 2007 Annual Meeting and publish final results in our Quarterly Report on Form 10-Q for the 2007 second quarter.

Do I need an admission ticket to attend the 2007 Annual Meeting?

You will need an admission ticket or proof that you own IFF shares to enter the 2007 Annual Meeting. If you are a shareholder of record and plan to attend, please check the box on your proxy card to note that you will be attending the meeting. If you hold your shares in street name and plan to attend the meeting, you must bring evidence of your ownership of IFF stock, such as your bank or brokerage account statement, to be admitted. You may also request a ticket by writing to the Office of the Secretary, International Flavors & Fragrances Inc., at the address noted above. Evidence of your ownership, which you can obtain from your bank or broker, must accompany your letter. You must also present a form of personal photo identification in order to be admitted to the meeting.

How do I obtain a separate set of proxy materials if I share an address with other shareholders?

When more than one shareholder of record of IFF’s common stock shares the same address, we may deliver only one Annual Report and one Proxy Statement to that address unless we have received contrary instructions from one or more of those shareholders. Similarly, brokers and other nominees holding shares of IFF’s common stock in ‘‘street name’’ for more than one beneficial owner with the same address may deliver only one Annual Report and one Proxy Statement to that address if they have received consent from those beneficial owners. We will deliver promptly upon written or oral request a separate copy of the Annual Report and Proxy Statement to any shareholder, including a beneficial owner of shares held in ‘‘street name,’’ at a shared address to which a single copy of either of those documents was delivered. To receive additional copies of the Annual Report and Proxy Statement, or if you are a shareholder of record and would like to receive separate materials for future annual meetings, you may call or write the Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57th Street,

New York, New York 10019 (telephone: 212-765-5500). If you are a beneficial owner of shares held in ‘‘street name’’ and would like to receive separate materials, you may contact your bank, broker or other holder of record.

Who pays for the cost of this proxy solicitation?

IFF will pay the entire cost of soliciting proxies. In addition to solicitation by mail, proxies may be solicited on the Company’s behalf by directors, officers or employees in person, by telephone, by facsimile or by electronic mail. The Company has retained Georgeson Inc. to assist in proxy solicitation for a fee of $6,000 plus expenses. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of the Company’s common stock.

Can I access the Notice of Annual Meeting, Proxy Statement and 2006 Annual Report on the Internet?

A copy of the Notice of Annual Meeting, Proxy Statement and 2006 Annual Report are available through the Investor Relations link on IFF’s website, www.iff.com. No other information contained on the website is incorporated by reference in or considered to be a part of this document.

How can I obtain a copy of IFF’s Annual Report on Form 10-K for the year ended December 31, 2006?

IFF will on a request in writing provide without charge to each person from whom proxies are being solicited for the 2007 Annual Meeting a copy of our Annual Report on Form 10-K for the year ended December 31, 2006 including the financial statements and any schedules, required to be filed with the Securities and Exchange Commission, excluding exhibits. We may impose a reasonable fee for providing the exhibits to the Form 10-K. Requests should be made to Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, N.Y. 10019. IFF’s Annual Report on Form 10-K is also available free of charge through the Investor Relations link on our website, www.iff.com.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors has responsibility for overseeing the management of the Company. The Board has adopted Corporate Governance Guidelines which summarize the practices the Board will follow with respect to Board membership and selection, responsibilities of directors, Board meetings, evaluation of the Chief Executive Officer (‘‘CEO’’), succession planning, Board committees and director compensation. In January 2007 the Nominating and Governance Committee and the Board reviewed and revised the Corporate Governance Guidelines. A copy of the Company’s Corporate Governance Guidelines is available through the Investor Relations link on the Company’s website, www.iff.com, and is available in print to any shareholder who requests it.

Board and Committee Memberships

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which operates under a written charter adopted by the Board. Each committee reviews its charter at least annually and recommends charter changes to the Board as appropriate. In December 2006, each of the Audit Committee and the Compensation Committee reviewed and revised its charter. In January 2007, the Nominating and Governance Committee reviewed and revised its charter. The revised charter of each committee was subsequently approved by the Board. Under the charter of each committee, the committee annually reviews the committee’s own performance. A current copy of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee charters is available through the Investor Relations link on the Company’s website, www.iff.com. Each of these documents is also available in print to any shareholder who requests it.

In January 2007, the Board approved new members of the Board committees effective March 1, 2007. The table below provides current membership for each of the Board committees.

Name	Audit	Compensation	Nominating & Governance	Lead Director
Margaret Hayes Adame	X
Robert M. Amen
Günter Blobel			X
J. Michael Cook		X (Chairman)
Peter A. Georgescu			X (Chairman)
Alexandra A. Herzan		X
Henry W. Howell, Jr.	X (Chairman)
Arthur C. Martinez	X		X	X
Burton M. Tansky		X

X = Committee member

Audit Committee

Our Audit Committee oversees and reviews the Company’s financial reporting process and the integrity of the Company’s financial statements and financial reporting practices, the Company’s internal control environment, systems and performance, the audit process of the Company’s independent accountant and the qualifications, independence and performance of the independent accountant, the process and performance of the Company’s internal audit function and the procedures for monitoring compliance with laws and regulations and with the Company’s Code of Business Conduct and Ethics.

Our Board has determined that each of Mr. Howell and Mr. Martinez is an ‘‘audit committee financial expert’’ under applicable rules of the SEC and has accounting or related financial management expertise as required by applicable NYSE rules. The Board has also determined that all members of the Audit

Committee meet the financial literacy standards of the NYSE. None of our Audit Committee members currently serves on the audit committee of more than three public companies. The Audit Committee has established, together with members of the Company’s management, a hiring policy for employees or former employees of the Company’s independent accountant, consistent with the requirements of the NYSE. Under procedures adopted by the Audit Committee, the Audit Committee also reviews and pre-approves all audit and non-audit services performed by the Company’s independent accountant.

Compensation Committee

Our Compensation Committee is responsible for establishing executive officer compensation, for making recommendations to the full Board concerning director compensation and for overseeing the compensation and benefit programs for other employees.

Processes and Procedures Regarding Compensation

Role of the Compensation Committee

Under our Compensation Committee’s charter, the Compensation Committee has responsibility to assist the Board in ensuring that long term and short term compensation provide performance incentives to management, and that compensation plans are appropriate and competitive and reflect the goals and performance of management and the Company. As discussed in more detail under the heading Compensation Discussion & Analysis beginning at page 36, the Compensation Committee considers, as appropriate and as contemplated by Company policies, plans and programs, Company-wide performance against applicable annual and long-term performance goals pre-established by the Compensation Committee. If the Compensation Committee deems it appropriate, it may delegate any of its responsibilities to one or more Compensation Committee members or subcommittees.

The Compensation Committee works with the Board, the Nominating and Governance Committee and the Company’s senior management. The Compensation Committee establishes an annual schedule for matters to be considered by the Compensation Committee, including approval of our senior executives’ performance objectives and compensation actions. Recommendations from the Nominating and Governance Committee concerning the compensation and benefits of non-employee directors are reviewed and considered by the Compensation Committee before the Compensation Committee makes recommendations to the Board. The Compensation Committee also reviews and adopts, and where necessary or appropriate, recommends for Board and/or shareholder approval, our compensation and benefits policies, plans and programs and amendments thereto, taking into account economic and business conditions, and comparative/competitive compensation and benefit performance levels. Eligible employees and the type, amount and timing of compensation and benefits under our compensation and benefits policies, plans and programs also are determined by the Compensation Committee. The Compensation Committee retains independent compensation consultants to assist in evaluating senior executive and non-employee director compensation. The Compensation Committee’s compensation consultant for 2006 was W.T. Haigh & Company.

Role of Compensation Consultants

As discussed in more detail in this Proxy Statement under the heading Compensation Discussion & Analysis—Role of Outside Advisors, the Compensation Committee directly engaged W.T. Haigh & Company as their independent expert compensation consultant to conduct a ‘‘benchmarking’’ survey in 2005. The Compensation Committee also directly engaged W.T. Haigh & Company for recommendations on executive and non-employee director compensation in 2005 and 2006. Our CEO and our Senior Vice President, Human Resources work with the Compensation Committee and the Committee’s compensation consultant. Management also retains its own outside compensation consultants. In 2006, management retained Steven Hall & Partners for advisory services in connection with executive compensation matters, including the Company’s post-employment benefits, and Buck Consultants for actuarial work, plan structure and similar services for the Company’s retirement plans. Our Nominating and Governance Committee reviews and considers the compensation and benefits of non-employee directors, and with the assistance of W.T. Haigh & Company, recommends changes that it deems appropriate to the Compensation Committee.

Role of Management

Our Compensation Committee relies on management for legal, tax, compliance, finance, human resource recommendations, data and analysis for the design and administration of the Company’s compensation, benefits and perquisite programs for our senior executives. The Compensation Committee combines this information with the recommendations and information from its independent compensation consultants.

Our CEO, Senior Vice President, Human Resources, Senior Vice President, General Counsel and Secretary and Vice President and Deputy General Counsel generally attend Compensation Committee meetings. Our CEO does not participate in making compensation decisions or setting performance goals for his own compensation. CEO performance and compensation are discussed in executive session, with advice and participation from an independent compensation consultant where and as requested by the Committee. Our CEO and Senior Vice President, Human Resources, actively participate in the performance and compensation discussions for our senior executives, including making recommendations to the Compensation Committee as to the amount and form of compensation, without the presence of any other members of senior management. Our CEO and Senior Vice President, Human Resources discuss the appropriate form and amount of non-employee director compensation with the Nominating and Governance Committee for consideration in preparing that Committee’s recommendation to the Compensation Committee.

Nominating & Governance Committee

Our Nominating and Governance Committee monitors Board composition and director qualification requirements, identifies qualified individuals to serve on the Board, recommends to the Board a slate of nominees for election by the shareholders at the annual meeting of shareholders, reviews potential Board candidates, reviews management succession plans and monitors corporate governance issues.

Lead Director

The role of our Lead Director includes (i) presiding over meetings of non-employee directors and providing prompt feedback regarding those meetings to the Chairman and CEO, (ii) providing suggestions for Board meeting agendas, with the involvement of our Chairman and CEO and input from other directors, (iii) assuring that the Board and the Chairman and CEO understand each other’s views on all critical matters, (iv) monitoring significant issues occurring between Board meetings and assuring Board involvement when appropriate, (v) serving as a sounding board for our Chairman and CEO and (vi) ensuring, in consultation with our Chairman and CEO, the adequate and timely exchange of information and supporting data between the Company’s management and the Board.

During most of 2006, Mr. Martinez served as Lead Director. From May 9, 2006 to June 30, 2006, when Mr. Amen was appointed Chairman and CEO, Mr. Martinez served as Interim Chairman and CEO. During that time, Mr. Howell served as Interim Lead Director. In 2006, Mr. Martinez, both while serving as Lead Director and while serving as Interim Chairman and CEO, chaired an ad hoc committee of the Board in connection with the search for a CEO.

Independence of Directors and Committee Members and Related Person Matters

The Board has affirmatively determined that each of Mmes. Adame and Herzan, Dr. Blobel and Messrs. Cook, Georgescu, Howell, Martinez and Tansky has no material relationship with the Company affecting his or her independence as a director and that each is ‘‘independent’’ within the meaning of the Board’s independence standards, which are the same categorical independence standards as established by the New York Stock Exchange (‘‘NYSE’’) in Section 303A.02 of the NYSE Listed Company Manual. In making each of these independence determinations, the Board considered and broadly assessed, from the standpoint of materiality and independence, all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with the Company. No significant relationships or transactions were disclosed in connection with the current independence consideration and determinations. The Board has also determined that each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee is independent under these independence standards and, with respect to each member of the Audit Committee, is also independent under the independence criteria required by the SEC for audit committee members and with respect to each member of the Compensation Committee, is an ‘‘outside director’’ pursuant to the criteria established by the Internal Revenue Service and is a ‘‘non-employee director’’ pursuant to criteria established by the SEC.

The Board has also determined the absence of any ‘‘related person transaction’’ since the beginning of 2006 involving any director, director nominee or executive officer of the Company, any known 5% shareholder of the Company or any immediate family member of any of the foregoing persons (together ‘‘related persons’’). A ‘‘related person transaction’’ generally means a transaction involving more than $120,000 in which the Company is a participant and in which a related person has a direct or indirect material interest under SEC rules.

In January 2007, the Board of Directors adopted a written policy for the review and the approval or ratification of any related person transaction. This policy is available through the Investor Relations link on the Company’s website, www.iff.com. The policy defines ‘‘related person’’ and ‘‘related person transaction’’ in a detailed manner. Under the policy, a related person transaction requires the approval or ratification of the Nominating and Governance Committee. The Audit Committee will be consulted if accounting issues are involved in the transaction. Under the policy, a related person transaction will only be approved or ratified if the Nominating and Governance Committee determines that it is being entered into in good faith and on fair and reasonable terms which are in the interest of the Company and its shareholders. No related person is to participate in the review of a transaction in which he or she may have an interest. In addition, except for non-discretionary contributions made pursuant to the Company’s matching contributions program, a charitable contribution by the Company to an organization in which a related person is known to be an officer, director or trustee will be subject to approval or ratification under the policy by the Nominating and Governance Committee. No transactions were required to have been reviewed and considered under this policy since its adoption.

Board and Committee Meetings

Our Board of Directors held eight meetings during 2006. The Audit Committee held eight meetings, the Compensation Committee held nine meetings and the Nominating and Governance Committee held five meetings during 2006. Each of our directors attended at least 75% of the total meetings of the Board and Committees on which he or she served during 2006. All of our directors who were serving on the day of last year’s Annual Meeting attended that meeting. Under our Corporate Governance Guidelines, unless there are mitigating circumstances, such as medical, family or business emergencies, Board members should endeavor to participate (either in person or by telephone) in all Board meetings and all Committee meetings of which the director is a member and to attend the Company’s annual meeting of shareholders. The non-management directors of the Company meet in executive session, without the presence of any corporate officer or member of management, in conjunction with regular meetings of the Board. During 2006, the non-management directors met in executive session as part of every Board meeting.

Shareholder Communications

Shareholders and other parties interested in communicating directly with the Lead Director, with the non-management directors as a group or with all directors as a group, may do so by writing to the Lead Director or the Non-Management Directors or the Board of Directors, in each case, c/o Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019. The Nominating and Governance Committee has approved a process for handling letters received by the Company and addressed to the Lead Director, the non-management members of the Board or the entire Board. Under that process, the Secretary of the Company forwards to the Lead Director all correspondence received, without opening or screening.

Director Candidates

Our Nominating and Governance Committee has established a policy regarding the consideration of director candidates, including candidates recommended by shareholders. The Nominating and Governance Committee, together with other Board members, will from time to time as appropriate identify the need for new Board members. Proposed director candidates who would satisfy the criteria described below and who otherwise qualify for membership on the Board are identified by the Nominating and Governance Committee. In identifying candidates, the Nominating and Governance Committee seeks input and participation from other Board members and other appropriate sources so that all points of view can be considered and that the best possible candidates can be identified. The Nominating and Governance Committee may also engage a search firm to assist it in identifying potential candidates.

Members of the Nominating and Governance Committee and other Board members, as appropriate, will interview selected director candidates, evaluate the director candidates and determine which candidates are to be recommended by the Nominating and Governance Committee to the Board.

Under the Company’s policy regarding director candidates, if a shareholder wishes to submit a director candidate for consideration by the Nominating and Governance Committee, the shareholder must submit that recommendation to the Nominating and Governance Committee, c/o the Secretary of the Company, in writing, not less than 120 days nor more than 150 days prior to the anniversary date of the prior year’s annual meeting. The request must be accompanied by the same information concerning the director candidate and nominating shareholder as described in Section 3(a) of the Company’s By-laws for shareholder nominations for director to be presented at an annual shareholders meeting. The Nominating and Governance Committee may also request any additional background or other information from any director candidate or recommending shareholder as it may deem appropriate.

Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes. At a minimum, our Nominating and Governance Committee considers the following factors as part of its review of all director candidates and in recommending potential director candidates to the Board:

•	Judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business;

•	Diversity of viewpoints, backgrounds, experiences and other demographics;

•	Business or other relevant experience; and

•	The extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of the Company and to the requirements and standards of the NYSE and the SEC.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the ‘‘Code’’) that applies to our chief executive officer, principal financial officer, principal accounting officer and to all other Company directors, officers and employees. A copy of the Code is available through the Investor Relations link on our website, www.iff.com. The Code is also available in print to any shareholder who requests it. Only the Board of Directors or the Audit Committee of the Board may grant a waiver from any provision of the Code in favor of a director or executive officer, and any such waiver will be publicly disclosed. The Company will disclose substantive amendments to and any waivers from the Code granted to the Company’s chief executive officer, principal financial officer or principal accounting officer, as well as any other executive officer or director, on the Company’s website, www.iff.com.

DIRECTORS’ COMPENSATION

During 2006, compensation to our non-employee directors consisted of the following elements, which were approved by our Board with the assistance of independent compensation consultants:

Annual Cash Compensation

•	Each non-employee director receives an annual cash retainer of $50,000.

•	The Chairperson of the Audit Committee receives an annual cash retainer of $15,000. The Chairpersons of the Compensation Committee and Nominating and Governance Committee each receive an annual cash retainer of $7,500.

•	Each non-employee director receives a cash fee of $2,000 for each meeting of the Board attended. Each member of the Audit Committee receives a cash fee of $1,500 for each meeting of the Audit Committee attended. Members of the Compensation Committee and Nominating and Governance Committee each receive a cash fee of $1,500 for each meeting of the respective Committee attended.

•	Effective as of May 9, 2006, the Lead Director receives an additional annual cash fee of $25,000. Previously this fee was $7,500.

Annual Equity Compensation

•	In October of each year, each non-employee director receives an annual grant of 1,000 shares of our Common Stock from a pool of shares our Board authorized in September 2000. Each non-employee director is required to defer his or her annual stock grant until he or she ceases to serve as a director.

•	On the date of each annual meeting of shareholders, each non-employee director receives an annual grant of 750 Restricted Stock Units (RSUs) under our 2000 Stock Award and Incentive Plan. These RSUs vest on the third anniversary of the date of grant, except that (a) if a non-employee director terminates service due to death or disability, vesting of RSUs will be accelerated and (b) the RSUs continue to vest if the director retires from service after age 62.

Participation in Company Deferred Compensation Plan

•	Non-employee Directors are eligible to participate in our Deferred Compensation Plan (DCP). A non-employee Director may defer all or a portion of his or her cash compensation, as well as any RSUs, subject to any changes necessitated by recent changes in the tax law. Earnings on any deferrals into the interest bearing account of the DCP were not above market and thus are not included in the Director Compensation Table below. Additional details regarding our DCP are located in this Proxy Statement under the heading Non-Qualified Deferred Compensation at page 67. Non-employee directors are not entitled to matching contributions or the 25% premium on deferrals into our common stock fund described in that section.

Other Benefits

•	We reimburse our non-employee directors for travel and lodging expenses incurred in connection with their attendance at Board and Committee meetings and our shareholder meetings.

•	Each current and former director, including former employee directors, who began service as a director before May 14, 2003 is eligible to participate in our Director Charitable Contribution Program (DCCP). Under the DCCP, directors are paired together and the Company purchases $2,000,000 joint life insurance policies on the lives of each paired set of participating directors. The Company is the owner and sole beneficiary of the policies. After a covered director dies, the Company will donate $500,000 to one or more qualifying charitable organizations designated by the deceased director, and The IFF Foundation will donate an additional $500,000 in charitable contributions. Assuming no changes to current Federal tax laws relating to charitable contributions, and if certain other assumptions are met, the Company expects to be reimbursed for all of the premium costs paid by the Company and the after-tax cost of the Company’s anticipated charitable contributions pursuant to this program. Although individual directors derive no financial benefit from the DCCP since all tax deductions relating to the contributions accrue solely to the Company, the premiums the Company paid under this program are included in the All Other Compensation column of the 2006 Director Compensation Table at page 18. Directors first elected on or after May 14, 2003 do not participate in the DCCP.

•	All current directors, including those who participate in our DCCP, are eligible to participate in our Matching Gift Program. Under this Program, The IFF Foundation matches, on a dollar for dollar basis, contributions to qualifying charitable organizations up to a maximum of $10,000 per year.

At its meeting held on March 6, 2007, our Board, with the assistance of independent compensation consultants, approved changes in the compensation to be paid to our non-employee directors, effective as of the date of our 2007 Annual Meeting, as follows:

•	Non-employee directors will no longer receive cash fees for each Board or Committee meeting attended.

•	Non-employee directors will no longer receive the annual grant of 1,000 shares of our Common Stock or the annual grant of 750 RSUs that they currently receive.

•	Each non-employee director will receive an annual cash retainer of $175,000. Of this amount, $75,000 will be paid in cash in November of each year, which represents an increase from the $50,000 cash retainer each currently receives, and $100,000 will be paid in RSUs issued under our 2000 Stock Award and Incentive Plan. The RSUs will be granted on the date of each annual meeting of shareholders and will cliff vest on the third anniversary of the grant date. The number of RSUs to be issued will be based on the closing market price of the Company’s common stock on the grant date. Once the RSUs vest, each non-employee director will be required to defer all of the vested RSUs under our Deferred Compensation Plan until he or she separates from service on our Board of Directors. Given that RSUs will be deferred until each director’s separation from service and each director’s stock ownership will increase during his or her term of service, the minimum share ownership requirements that currently apply to directors will be eliminated.

•	The Chairperson of the Audit Committee will continue to receive an annual cash retainer of $15,000. The Chairpersons of the Compensation Committee and Nominating and Governance Committee will each receive an annual cash retainer of $10,000, an increase from the $7,500 each currently receives.

•	The Lead Director will receive an annual cash fee of $15,000, a decrease from the $25,000 he currently receives.

•	Non-employee directors will continue to be eligible to participate in our Deferred Compensation Plan.

The purpose of the changes is to simplify the structure of compensation for non-employee directors and to increase the longer term stock ownership by the non-employee directors. Directors who are employees of the Company do not receive any additional compensation for their service as a director.

Share Ownership Guidelines

The Board has established minimum ownership requirements for all non-employee directors with respect to the Company’s common stock. Each director is currently required to own shares whose market value equals seven times the director’s annual retainer, which the director must acquire during his or her first five years of Board tenure (or within five years after the requirements were established or the director’s annual retainer is revised). The 1,000 share annual stock grant is credited toward this obligation. The minimum share ownership requirements that currently apply to directors will be eliminated effective as of the 2007 Annual Meeting since each non-employee director will then be required to hold vested RSUs until he or she separates from service on the Company’s Board of Directors.

The following table details the compensation paid to or earned by our non-employee directors for the year ended December 31, 2006.

2006 DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(5)	All Other Compensation ($)(6)	Total ($)
(a)	(b)	(c)	(d)	(g)	(h)
Margaret Hayes Adame	$85,500	$75,943	$17,031	$9,026	$187,500
Gunter Blobel	$64,000	$75,943	$17,031	$78,190	$235,164
J. Michael Cook	$100,500	$75,943	$17,031	$54,646	$248,120
Peter A. Georgescu	$94,500	$75,943	$17,031	$16,701	$204,175
Alexandra A. Herzan	$81,000	$54,762	$17,031	$6,000	$158,793
Henry W. Howell, Jr. (7)	$88,181	$75,943	$0	$10,000	$174,124
Burton M. Tansky	$84,000	$75,943	$14,095	$0	$174,038

(1)	Compensation paid to our director Arthur C. Martinez, for his service as a non-employee director of the Company during 2006, and as our Interim Chairman and CEO from May 9, 2006 until June 30, 2006, is included in the Summary Compensation Table at page 51 and is not included in this table.

(2)	The amounts in this column include the following amounts deferred in 2006 under our Deferred Compensation Plan: Mr. Georgescu—$94,500; Mr. Howell—$88,181.

(3)	The amounts in the Stock Awards and Option Awards columns represent the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2006. Although the number of RSU or option awards granted is the same for each serving director each year, the amounts in these columns may differ due to FAS 123(R) expense requirements. For example, as Mrs. Herzan has not reached retirement age, the amount included in the Stock Awards column is less for her than the amount included for other directors. Details on and assumptions used in calculating the cost of RSUs and options may be found in Note 12 to the Company’s audited financial statements for the year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2007.

(4)	Each director received a grant on May 9, 2006 of 750 RSUs under our 2000 Stock Award and Incentive Plan with a grant date fair value of $27,000 per grant and a grant on October 2, 2006 of 1,000 shares of common stock that are required to be deferred, with a grant date fair value of $39,650 per grant, each computed in accordance with FAS 123(R). None of our Directors forfeited any RSUs or shares of deferred stock during 2006.

On December 31, 2006, our directors held the following number of RSUs and shares of deferred common stock (including additional share units credited as a result of reinvestment of dividend equivalents): Mrs. Adame: 1,500 RSUs and 7,435 deferred stock shares, Dr. Blobel: 1,500 RSUs and 4,121 deferred stock shares, Mr. Cook: 1,500 RSUs and 7,153 deferred stock shares, Mr. Georgescu: 1,500 RSUs and 13,691 deferred stock shares, Mrs. Herzan: 1,500 RSUs and 4,121 deferred stock shares, Mr. Howell: 1,500 RSUs and 6,178 deferred stock shares, Mr. Tansky: 1,500 RSUs and 6,127 deferred stock shares. The number of RSUs Mr. Martinez held on December 31, 2006 is set forth in the Outstanding Equity Awards at Fiscal Year-End table at page 61; he also held 7,153 deferred stock shares on that date. All of the deferred stock shares are included for each director in the Beneficial Ownership Table at page 20.

(5)	During 2006, 3,000 options granted to Mrs. Adame expired. There were no other forfeitures of options by our directors during 2006. On December 31, 2006, our directors held the following number of outstanding options: Mrs. Adame: 24,000 options, Dr. Blobel: 6,000 options, Mr. Cook: 12,000 options, Mr. Georgescu: 18,000 options, Mrs. Herzan: 6,000 options, Mr. Howell: 0 options, and Mr. Tansky: 3,000 options. The number of options Mr. Martinez held on December 31, 2006 is set forth in the Outstanding Equity Awards at Fiscal Year-End table at page 61. We did not grant any options to our directors in 2006.

(6)	Under the Company’s Director Charitable Contribution Program, the Company paid the following amount in premiums, which are included in this column: $9,026 for Mrs. Adame, $78,190 for Dr. Blobel, $49,646 for Mr. Cook and $16,701 for Mr. Georgescu. These amounts represent the proportionate amount assigned for each director’s paired life insurance policy under the DCCP, which may differ for each director based on insurance underwriting factors. The amount the Company paid under the Director Charitable Contribution Program for Richard A. Goldstein, our former Chairman and CEO, is reflected in the All Other Compensation column of the Summary Compensation Table at page 51. Additional details regarding this program may be found in this Proxy Statement under ‘‘Directors Compensation—Other Benefits’’ at page 16.

In addition during 2006, the Company made matching charitable contributions under the Company’s Matching Gift Program for director charitable contributions in the following amounts, which are also included in this column: Mr. Cook—$5,000, Mrs. Herzan—$6,000 and Mr. Howell—$10,000.

(7)	Mr. Howell served as our Lead Director and the Chairman of our Nominating and Governance Committee from May 9, 2006 until June 30, 2006.

SECURITIES OWNERSHIP OF MANAGEMENT, DIRECTORS
AND CERTAIN OTHER PERSONS

Beneficial Ownership Table

Directors and Executive Officers

The following table provides information regarding the beneficial ownership of our common stock as of February 19, 2007 by (i) each director and nominee for director, (ii) the persons named in the Summary Compensation Table and (iii) by all directors and executive officers as a group.

	Shares of Common Stock Beneficially Owned (1)		Rights to Acquire Beneficial Ownership of Shares of Common Stock (2)	Percent of Class
Margaret Hayes Adame	10,435		23,000	(3)
Robert M. Amen	35,517		0	(3)
Günter Blobel	12,871		5,000	(3)
J. Michael Cook	9,153		11,000	(3)
James H. Dunsdon	62,854		7,000	(3)
Peter A. Georgescu	21,321		17,000	(3)
Richard A. Goldstein	201,626	(4)	140,000	(3)
Alexandra A. Herzan	809,942	(5)	5,000	(3)
Henry W. Howell, Jr.	7,308		0	(3)
Arthur C. Martinez	10,153		11,000	(3)
Dennis M. Meany	25,007		19,000	(3)
Nicolas Mirzayantz	25,808		74,500	(3)
Burton M. Tansky	6,127		2,000	(3)
Douglas J. Wetmore	70,959		20,000	(3)
All Directors and Executive Officers as a Group (18 persons)	1,351,927		479,167	2.03%

Certain Other Owners

The following table provides information regarding the beneficial ownership by each person or group known to hold more than 5% of the outstanding shares of our common stock as of February 19, 2007 based on a review of SEC filings.

	Number of Shares and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power	Percent of Class
T. Rowe Price Associates, Inc. (6) 100 E. Pratt Street Baltimore, MD 21202	1,458,070	0	6,244,054	0	6.96%
Janus Capital Group (7) 151 Detroit Street Denver, CO 80206	0	4,849,703	0	4,849,703	5.40%
Pauline H. Van Dyke III (8) 111 East Kilbourn Avenue 19th Floor Milwaukee, WI 53202	129,426	5,010,175	129,426	5,010,175	5.73%
William D.Van Dyke III (8) 111 East Kilbourn Avenue 19th Floor Milwaukee, WI 53202	6,957	5,010,175	17,957	5,010,175	5.59%

(1)	This column includes share unit balances held in the IFF Stock Fund under our Deferred Compensation Plan credited to participants’ accounts (where applicable) and, for executive officers may include certain premium share units held under that plan as well as unvested shares of Purchased Restricted Stock. Share units held in the IFF Stock Fund are subject to vesting and may be forfeitable if the participant’s employment is terminated.

(2)	The shares listed in this column are those which the named person has (or will have within 60 days after February 19, 2007) the right to acquire by the exercise of stock options or vesting of RSUs granted by the Company.

(3)	Less than 1%.

(4)	Based on a Form 4 filed with the SEC on May 5, 2006 and other information available to the Company. As reported in such Form 4, this number of shares includes 173,772 shares beneficially owned by Mr. Goldstein’s wife as to which Mr. Goldstein disclaims beneficial ownership. The number of shares also includes 14,180 shares that were issued to Mr. Goldstein from our Deferred Compensation Plan upon his retirement. The Company is not aware of whether Mr. Goldstein or his wife have disposed of any such shares or acquired any additional shares after May 5, 2006, other than 200,000 shares under his Performance Incentive Award, which were forfeited, and the 14,180 shares issued out of the Deferred Compensation Plan.

(5)	Mrs. Herzan is a director of the van Ameringen Foundation, Inc., which owns 274,673 shares, President and a director of the Lily Auchincloss Foundation, which owns 11,000 shares, a trustee and a beneficiary of a trust which holds 519,581 shares, and a trustee and a beneficiary of a trust which owns 567 shares, all of which shares are included in Mrs. Herzan’s ownership. Mrs. Herzan disclaims beneficial ownership of the shares owned by the van Ameringen Foundation, Inc. and the Lily Auchincloss Foundation.

(6)	As reported in Schedule 13G/A dated as of February 14, 2007.

(7)	As reported in Schedule 13G dated as of February 14, 2007.

(8)	As reported in Schedule 13G/A dated as of February 14, 2006. The Company believes that Mr. and Mrs. William Van Dyke, III share voting and investment power with respect to 5,010,175 shares and that a portion of such shares is owned beneficially by a trust of which Mr. and Mrs. William D. Van Dyke, III and J. P. Morgan Chase are co-trustees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of their initial holdings of IFF common stock and any subsequent transactions in Company shares to the SEC and to provide the Company with copies of all such filings. The Company must report any failures to file by the required dates. Based on a review of our 2006 records we believe that our directors and officers who were subject to Section 16 met all applicable filing requirements, except a Form 4 reporting a grant of RSUs to Nicolas Mirzayantz was not timely filed due to an internal administrative oversight, but has since been filed.

Shareholders Proposals

In order for a shareholder proposal to be considered for inclusion in IFF’s proxy statement, notice of meeting and form of proxy for next year’s annual meeting of shareholders, the Secretary of the Company must receive the written proposal no later than November 24, 2007. Under Section 3 of the Company’s By-laws, in order for a shareholder to submit a proposal or to nominate any director at an annual meeting of shareholders, the shareholder must give written notice to the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary date of this year’s annual meeting of shareholders. The notice must also meet all other requirements contained in the Company’s By-laws, including the requirement to contain specified information about the proposed business of the candidate and the shareholder making the proposal. If the next annual meeting is scheduled on a date that is not within 30 days before or after the anniversary date of this year’s annual meeting, the Secretary of the Company must receive the notice given by the shareholder not later than the close of business on the tenth day following the day on which the notice of the date of next year’s annual meeting is mailed or public disclosure of the date of next year’s annual meeting is made, whichever occurs first.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

Information about Nominees

Our Board of Directors currently has nine members. Each of these Board members is standing for re-election, to hold office until the next annual meeting of shareholders. A plurality of votes cast is required for the election of directors.

Pursuant to the law of the State of New York, IFF’s state of incorporation, only votes cast ‘‘FOR’’ the election of directors will be counted in determining whether a nominee for director has been elected. However, our Corporate Governance Guidelines provide that in an uncontested election, any nominee for director who receives a greater number of votes ‘‘WITHHELD’’ from his or her election than votes ‘‘FOR’’ such election must promptly offer his or her resignation. The Nominating and Governance Committee of our Board of Directors will consider the resignation offer and make a recommendation to the Board. The Nominating and Governance Committee and the independent directors on the Board will evaluate and determine whether to accept or reject the resignation based on the relevant facts and circumstances. Any director who so tenders a resignation will not participate in the deliberations of the Nominating and Governance Committee or of the independent directors. The Board of Directors will promptly disclose its decision and the basis for that decision in a filing with the Securities and Exchange Commission.

Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement. We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve (which is not anticipated), proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board.

The principal occupation and certain other information about the nominees are set forth on the following pages.

IFF’s Board of Directors recommends a vote FOR the election of these nominees as Directors.

INFORMATION ABOUT NOMINEES

Name	Age	Principal Occupation During Last Five Years and Other Directorships Held	Year First Became Director
Robert M. Amen	57	Chairman and Chief Executive Officer of the Company since July 2006; President (from 2003 until 2006) and Executive Vice President (prior thereto), International Paper Company, a paper and packaging company	2006
Margaret Hayes Adame	67	President, Fashion Group International, an international trade organization; Director, Movado Group, Inc.	1993
Günter Blobel	70	Professor, Howard Hughes Medical Institute at The Rockefeller University, a research medical institution; Director, Nestle S.A.	2000
J. Michael Cook	64	Chairman and Chief Executive Officer Emeritus, Deloitte & Touche LLP, an accounting firm; Director, Comcast Corporation, Eli Lilly and Company	2000
Peter A. Georgescu	68	Chairman and Chief Executive Officer Emeritus, Young & Rubicam Inc., an advertising agency; Director, Levi Strauss & Co., EMI Group PLC	1999

Name	Age	Principal Occupation During Last Five Years and Other Directorships Held	Year First Became Director
Alexandra A. Herzan	47	President and Director, Lily Auchincloss Foundation, Inc., a charitable foundation	2003
Henry W. Howell, Jr.	65	Managing Director (until 2000), J.P. Morgan & Co., Inc., a financial services firm	2004
Arthur C. Martinez	67	Interim Chairman and Chief Executive Officer of the Company from May 9, 2006 until June 30, 2006; Chairman and Chief Executive Officer Emeritus, Sears, Roebuck and Co., a retailer; Director, PepsiCo, Inc., Liz Claiborne, Inc., IAC/InterActiveCorp; Chairman of the Supervisory Board, ABN AMRO Holding, N.V.	2000
Burton M. Tansky	69	President and Chief Executive Officer since May 2001 and President and Chief Operating Officer prior thereto, The Neiman Marcus Group, Inc., a retailer; Director, The Neiman Marcus Group, Inc.	2003

ITEM 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007, and the Board of Directors has directed that our management submit that selection for ratification by our shareholders at the 2007 Annual Meeting. Although ratification is not required by our By-laws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate governance. If shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain that firm.

Representatives of PricewaterhouseCoopers LLP are expected to attend the 2007 Annual Meeting, where they will be available to respond to questions and, if they desire, to make a statement.

IFF’s Board of Directors recommends a vote FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2007.

Principal Accountant Fees and Services

The following table provides detail about fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2006 and December 31, 2005.

	2006	2005
Audit Fees (1)	3,753,800	$3,533,700
Audit-Related Fees (2)	162,000	$155,800
Tax Fees (3)	1,922,600	$2,366,700
All Other Fees (4)	14,100	$32,500
Total	5,852,500	$6,088,700

(1)	Audit Fees were for professional services rendered for audits of the Company’s consolidated financial statements and statutory and subsidiary audits, consents and review of reports filed with the SEC. Audit Fees also included the fees associated with an annual audit of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, integrated with the audit of the Company’s annual financial statements.

(2)	Audit-Related Fees were for assurance and related services for employee benefit plan audits, attestation services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

(3)	Tax Fees were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with and representation in tax audits and appeals, tax services for employee benefit plans and expatriate tax compliance services.

(4)	All Other Fees were for software licenses and other professional services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and non-audit services, including audit services, audit-related services, tax services and other permitted non-audit services, to be provided by the independent registered public accounting firm to the Company. In accordance with the policy, the Audit Committee regularly reviews and receives updates on specific services provided by the independent registered public accounting firm, and the Company’s management may present additional services for approval.

All services rendered by PricewaterhouseCoopers LLP to the Company are permissible under applicable laws and regulations. During 2006, all services performed by PricewaterhouseCoopers LLP were approved in advance by the Audit Committee in accordance with the pre-approval policy.

AUDIT COMMITTEE REPORT

The Audit Committee (‘‘we’’, ‘‘us’’ or the ‘‘Committee’’) oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting and disclosure controls designed to ensure compliance with accounting standards and applicable laws and regulations.

The Company’s independent auditors, PricewaterhouseCoopers LLP (‘‘PwC’’), report directly to us. We have sole authority to appoint, oversee, evaluate and discharge the independent auditors and to approve the fees paid by the Company for their services. PwC annually performs an independent audit of the consolidated financial statements and expresses an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. PwC also conducts quarterly reviews of the Company’s financial statements.

We review with PwC the scope of its services, the results of its audits and reviews, its evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. We meet regularly with PwC, and separately with the Company’s Internal Audit Coordinator, without management present. We also meet regularly with management without PwC present, and we discuss management’s evaluation of PwC’s performance.

For 2006, we have reviewed and discussed the Company’s audited financial statements with management and PwC. We have reviewed and discussed with management its process for preparing its report on its assessment of the Company’s internal control over financial reporting, and at regular intervals we received updates on the status of this process and actions taken by management to respond to issues and deficiencies identified. We discussed with PwC its audit of internal control over financial reporting and its attestation report on management’s assessment of the effectiveness of internal control over financial reporting. We discussed with PwC and the Company’s Internal Audit Coordinator the overall scope and plans for their respective audits.

We have reviewed with PwC its judgments about the quality of the Company’s accounting principles as applied in the Company’s financial reporting and other matters as are required to be discussed with us under generally accepted auditing standards of the Public Company Accounting Oversight Board (United States), including those described in Statement of Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended. We also received from PwC and discussed with PWC its written disclosures and the letter regarding its independence from management and the Company as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We concluded that PwC’s independence was not compromised by the non-audit services provided by PwC, the majority of which consisted of routine tax services.

In reliance on the reviews and discussions referred to above, we recommended to the Board (and the Board subsequently approved our recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC. We also evaluated and selected PwC as the Company’s independent auditors for 2007, which the shareholders will be asked to ratify at the 2007 Annual Meeting of Shareholders.

Audit Committee

J. Michael Cook (Chairman and member until March 1, 2007)
Henry W. Howell, Jr. (Chairman since March 1, 2007)
Margaret Hayes Adame Arthur C. Martinez

ITEM 3—REAPPROVAL OF THE BUSINESS CRITERIA USED FOR SETTING PERFORMANCE GOALS UNDER THE 2000 STOCK AWARD AND INCENTIVE PLAN

Introduction

At the 2007 Annual Meeting, we will ask shareholders to reapprove the business criteria that may be used in setting performance goals for certain performance-based awards under our 2000 Stock Award and Incentive Plan, as amended and restated (the ‘‘2000 Plan’’). IFF shareholders originally approved the 2000 Plan in 2000, and approved an amendment and restatement of the 2000 Plan in 2002.

We are seeking reapproval of the 2000 Plan’s business criteria used in setting performance goals so that IFF can continue to claim tax deductions for compensation resulting from performance-based awards, without these deductions being limited by Section 162(m) of the Internal Revenue Code (the ‘‘Code’’). Section 162(m) limits our ability to claim tax deductions for compensation to our most senior executive officers in excess of $1 million per year, unless the compensation is paid based on achievement of performance goals that are set using shareholder-approved business criteria.

Reapproval by shareholders of the 2000 Plan’s business criteria for performance goals will not increase the number of shares available for options and equity awards, and will not raise any other limitation on the amount of awards that may be granted under the 2000 Plan.

Business Criteria Used in Setting Performance Goals Under the 2000 Plan

The 2000 Plan authorizes the grant of performance-based awards. The Board and the Compensation Committee (the ‘‘Committee’’) intend that these awards be fully tax deductible by IFF. Performance awards include cash-denominated awards, including annual incentive awards, and awards that will result in the delivery of IFF shares if specified performance goals have been achieved.

Performance-based awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition to the awards being granted or becoming exercisable or settleable. Performance may be measured over a period of any length specified by the Committee. Under the 2000 Plan, if a performance-based award is intended to qualify under Code Section 162(m), the business criteria used by the Committee in establishing performance goals must be selected from among the following:

•	net sales

•	earnings from operations

•	earnings before or after taxes or earnings before or after interest, depreciation, amortization, or extraordinary or special items

•	net income or net income per common share (basic or diluted)

•	return on assets (gross or net), return on investment, return on capital, or return on equity

•	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital

•	economic value created

•	operating margin or profit margin

•	stock price or total shareholder return

•	dividend payout as a percentage of net income

•	strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

The Committee retains discretion to set the level of performance for a given business criteria that will result in the earning of a specified amount of cash or shares under a performance award. These goals may be set with fixed, quantitative targets, targets relative to our past performance, or targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Committee for comparison. In setting a performance goal, the Committee may specify that these performance measures will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period.

Reason for Shareholder Approval of this Proposal

Code Section 162(m) limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the CEO and the four other most highly compensated executive officers serving on the last day of the fiscal year (generally referred to as the ‘‘named executive officers’’). ‘‘Performance-based’’ compensation that meets certain requirements is not counted against the $1 million deductibility cap, and therefore remains fully deductible. Shareholder approval of business criteria used in setting performance goals permits qualification of performance awards for full tax deductibility for a period of five years under Section 162(m).

Under Code Section 162(m) and IRS regulations, IFF shareholders must reapprove the business criteria used in setting performance goals in order that performance awards authorized after our 2007 Annual Meeting and using these business criteria will qualify for tax deductibility without limitation. However, the 2000 Plan authorizes certain awards that can qualify as performance-based compensation under Code Section 162(m) without the need for the performance goals to be reapproved by shareholders. These include stock options and stock appreciation rights that provide compensation based on increases in the market price of IFF stock from the date of grant, and annual incentive awards based on a defined ‘‘annual incentive pool’’ based on pretax consolidated earnings, discussed in more detail below. The prior approval of the terms of these awards under the 2000 Plan meets the requirements of Section 162(m), so such awards will remain authorized under the 2000 Plan without regard to the outcome of the vote on the current proposal.

Vote Required for Approval

Reapproval of the business criteria used for performance goals under the 2000 Plan will require the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote on the matter. The Board considers reapproval of such business criteria, to preserve our ability to fully claim tax deductions, to be in the best interests of IFF and our shareholders, and therefore recommends that the shareholders vote to approve this proposal at the 2007 Annual Meeting.

Description of the 2000 Plan

The following is a brief description of the material features of the 2000 Plan. This description, including information summarized above, is qualified in its entirety by reference to the 2000 Plan, which was filed electronically with the Securities and Exchange Commission as an appendix to this Proxy Statement, but is not included in the printed version of this Proxy Statement. A copy of the 2000 Plan is available from the Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, N.Y. 10019.

Purpose of the 2000 Plan.    In the view of the Board and Committee, the 2000 Plan helps IFF:

•	Attract, retain, motivate and reward officers, employees, directors, consultants and advisors to IFF and its subsidiaries and affiliates.

•	Strengthen our capability to develop, maintain and direct a competent management team.

•	Provide equitable and competitive compensation opportunities.

•	Recognize individual contributions and reward achievement of our goals.

•	Promote creation of long-term value for shareholders by closely aligning the interests of participants with the interests of shareholders.

The Board and the Committee believe that awards linked to common stock and awards with terms tied to our performance can provide incentives for the achievement of important performance objectives and promote the long-term success of IFF.

Overview of 2000 Plan Awards.    The 2000 Plan authorizes a broad range of awards, including:

•	stock options

•	stock appreciation rights (‘‘SARs’’)

•	restricted stock, a grant of actual shares subject to a risk of forfeiture and restrictions on transfer

•	deferred stock, a contractual commitment to deliver shares at a future date, which may or may not be subject to a risk of forfeiture (forfeitable deferred stock is sometimes called ‘‘restricted stock units’’)

•	other awards based on common stock

•	dividend equivalents

•	performance shares or other stock-based performance awards (these include deferred stock or restricted stock awards that may be earned by achieving specific performance objectives)

•	cash-based performance awards tied to achievement of specific performance objectives, including annual incentive awards

•	shares issuable in lieu of rights to cash compensation.

Restriction on Repricing and Loans.    The 2000 Plan includes a restriction providing that, without shareholder approval, we will not amend or replace options or SARs previously granted under the Plan in a transaction that constitutes a ‘‘repricing.’’ For this purpose, a ‘‘repricing’’ is defined as amending the terms of an option or SAR after it is granted to lower its exercise price, any other action that is treated as a repricing under generally accepted accounting principles, or canceling an option at a time when its strike price is equal to or greater than the fair market value of the underlying stock in exchange for another option, SAR, restricted stock, other equity, or cash or other property unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to the exercise price or number of shares subject to an option or SAR to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a ‘‘repricing.’’

The 2000 Plan does not authorize loans to participants.

Shares Available under the 2000 Plan.    As stated above, this proposal would not change the number of shares available for awards under the 2000 Plan.

As of February 28, 2007, 6,086,798 shares are reserved and available for delivery to participants under the 2000 Plan, which includes 3,677,788 shares subject to outstanding options, restricted stock, and other types of equity awards. Shares that remained available under the 1997 Employee Stock Option Plan at March 12, 2002, and shares that thereafter are recaptured from outstanding awards under that plan are or will be included in shares available under the 2000 Plan. Shares used for awards that we assume in an acquisition do not count against the shares reserved under the 2000 Plan.

The 2000 Plan limits the number of shares that may be delivered in connection with awards other than options and SARs (for example, as restricted stock) to a maximum of 30% of the shares reserved under the 2000 Plan.

Only the number of shares actually delivered to participants in connection with an award after all restrictions have lapsed are counted against the number of shares reserved under the 2000 Plan. Thus, shares remain available for new awards if an award expires or is forfeited, canceled or settled in cash, if shares are withheld or separately surrendered to pay the exercise price of an option or to satisfy tax withholding obligations relating to an award, if fewer shares are delivered upon exercise of an SAR than the number of shares covered by the SAR, or if shares that had been issued as restricted stock are forfeited. These same counting rules apply to outstanding options under the 1997 Employee Stock Option Plan, so that shares may be recaptured from such awards. Shares delivered under the 2000 Plan may be either newly issued or treasury shares.

Information on the total number of shares available under our existing equity compensation plans and unissued shares deliverable under outstanding awards as of the end of the last fiscal year is presented below under ‘‘Equity Compensation Plans.’’ Based on our equity award plans in effect and outstanding awards at February 28, 2007, the total number of shares subject to outstanding awards and available for future awards under the 2000 Plan and other continuing equity compensation plans is as follows:

Shares subject to outstanding awards	4,546,053
Shares available for future equity awards (Note: this proposal does not add shares to any plan)	3,101,431
Total shares	7,647,484
Percentage of outstanding shares*	8.5	%*

*	Outstanding shares (the denominator in this calculation) includes all Common Stock outstanding at February 28, 2007 and does not include issuance of unissued shares reserved for outstanding or future awards under the existing equity compensation plans.

On February 28, 2007, the last reported sale price of IFF’s Common Stock in composite transactions for New York Stock Exchange-listed securities was $46.80 per share.

Per-Person Award Limitations.    The 2000 Plan includes a limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as ‘‘performance-based’’ compensation not subject to the limitation on deductibility under Code Section 162(m). Under this annual per-person limitation, no participant may in any year be granted share-denominated awards under the 2000 Plan relating to more than his or her ‘‘Annual Limit.’’ The Annual Limit equals two million shares plus the amount of the participant’s unused Annual Limit relating to share-based awards as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. In the case of cash-denominated awards, the 2000 Plan limits the annual incentive award that may be earned by a participant in a given year based on the annual incentive pool to a maximum of 50% of pool, and limits other types of performance awards that may be earned by a participant to the participant’s defined Annual Limit, which for this purpose equals $6 million plus the amount of the participant’s unused cash Annual Limit as of the close of the previous year. The per-person limit for cash-denominated performance awards does not operate to limit the amount of share-based awards, and vice versa. These limits apply only to awards under the 2000 Plan, and do not limit our ability to enter into compensation arrangements outside of the 2000 Plan.

Adjustments.    Adjustments to the number and kind of shares subject to the share limitations and specified in the share-based Annual Limit are authorized in the event of a large, special and non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination, or other similar corporate transaction, equity restructuring as defined under applicable accounting rules, or other similar event affecting the common stock. We are also obligated to adjust outstanding awards upon the occurrence of these types of events to preserve, without enlarging, the rights of Plan participants with respect to their awards. The Committee may adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles, except that adjustments to awards intended to qualify as ‘‘performance-based’’ generally must conform to requirements imposed by Section 162(m).

Eligibility.    Executive officers and other employees of IFF and its subsidiaries, and non-employee directors, consultants and others who provide substantial services to us, are eligible to be granted awards under the 2000 Plan. In addition, any person who has been offered employment by us may be granted awards, but such prospective grantee may not receive any payment or exercise any right relating to the award until he or she has commenced employment or the providing of services. As of February 28, 2007, approximately 5,300 persons would be potentially eligible for awards under the 2000 Plan. Awards currently outstanding under the 2000 Plan are held by a total of 691 current and former IFF employees as of February 28, 2007.

Administration.    The Committee will administer the 2000 Plan, except that the Board may itself act to administer the Plan. The Board must perform the functions of the Committee for purposes of granting awards to non-employee directors. (References to the ‘‘Committee’’ here mean the Committee or the full Board exercising authority with respect to a given award.) Subject to the terms and conditions of the 2000 Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of a performance award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2000 Plan, and make all other determinations which may be necessary or advisable for the administration of the 2000 Plan. Nothing in the 2000 Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the executive officers, outside of the 2000 Plan. The 2000 Plan authorizes the Committee to delegate authority to executive officers to the extent permitted by applicable law, but such delegation will not authorize grants of awards to executive officers without direct participation by the Committee. The 2000 Plan provides that members of the Committee and the Board shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the Plan.

Stock Options and SARs.    The Committee is authorized to grant stock options, including both incentive stock options (‘‘ISOs’’), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. SARs may also be granted, entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR’s designated ‘‘base price.’’ The exercise price of an option and the base price of an SAR are determined by the Committee, but generally may not be less than the fair market value of the underlying shares on the date of grant. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment or upon the occurrence of other events generally are fixed by the Committee, subject to a restriction that the maximum term of each option or SAR will be ten years. Subject to this limit, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unexercised options and SARs (and in some cases gains realized upon an earlier exercise) at or following termination of employment or upon the occurrence of other events generally are fixed by the Committee. Options may be exercised by payment of the exercise price in cash, shares having a fair market value equal to the exercise price or surrender of outstanding awards or other property having a fair market value equal to the exercise price. These exercise methods may include withholding of option shares to pay the exercise price if that would not result in additional accounting expense. We permit broker-assisted cashless exercises under the 2000 Plan. We may impose limits on any of these methods of exercise and settlement and implement other methods, for both options and SARs. SARs may be exercisable for shares or for cash, as determined by the Committee.

Restricted and Deferred Stock/Restricted Stock Units.    The Committee is authorized to grant restricted stock and deferred stock. Prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited in the event of termination of employment in specified circumstances. The Committee will establish the length of the restricted period for awards of restricted stock, but restricted stock must vest over a minimum period of one year except in the case of the participant’s death, disability or retirement, a change in control of IFF, or other special circumstances. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a shareholder of IFF, including the right to vote the shares and to receive dividends, which dividends could be either forfeitable or non-forfeitable. Any of these rights may be limited by the Committee.

Deferred stock gives a participant the right to receive shares at the end of a specified deferral period. Deferred stock subject to forfeiture conditions may be denominated as an award of ‘‘restricted stock units.’’ The Committee will establish any vesting requirements for deferred stock/restricted stock units granted for continuing services. One advantage of restricted stock units, as compared to restricted stock, is that the period during which the award is deferred as to settlement can be extended past the date the award becomes non-forfeitable, so the Committee can require or permit a participant to continue to hold an interest tied to Common Stock on a tax-deferred basis. Prior to settlement, deferred stock awards, including restricted stock units, carry no voting or dividend rights or other rights associated with stock ownership, but the Committee may choose to authorize payment of dividend equivalents, which may be forfeitable or non-forfeitable, in connection with these awards. Under the 2000 Plan, we have granted awards of this type without dividend equivalent rights with respect to dividends paid while the award is subject to a risk of forfeiture.

Other Stock-Based Awards, Stock Bonus Awards, and Awards in Lieu of Other Obligations.    The 2000 Plan authorizes the Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to common stock. The Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards. In addition, the Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify.

Performance-Based Awards.    As discussed above, the Committee may grant performance awards that enable participants to earn shares or cash by achievement of pre-established performance goals. Performance goals and related terms of these awards are discussed above under the caption ‘‘Business Criteria Used in Setting Performance Goals Under the 2000 Plan.’’ Performance awards include annual incentive awards, which are cash-denominated awards earned by achievement of performance objectives during a specified period of up to one year. The performance goals may be based on one or more of the business criteria discussed above. Either together with or as an alternative to using those business criteria, the Committee may determine that annual incentive awards will be earned only if and to the extent an annual incentive pool becomes funded, on a hypothetical basis. In that event, the annual incentive pool for each fiscal year will equal 10% of the amount by which the pretax consolidated earnings exceed 20% of net capital for that year, except this funding will in no event exceed 10% of the amount of cash dividends paid by us during the year. For this purpose, pretax consolidated earnings for a fiscal year means (i) our consolidated net earnings for the year before extraordinary items and before the cumulative effect of accounting changes, plus (ii) the amount provided for all income taxes for the year, plus (iii) the amount of the annual incentive pool for the year. ‘‘Net capital’’ for any year means the arithmetic average of the amounts of our consolidated capital and surplus as at the beginning and the end of such year, before extraordinary items and before the cumulative effect of accounting changes. The Committee generally must establish the terms of annual incentive awards no later than 90 days after the beginning of the year.

Business Protection Provisions.    A participant generally will forfeit an award under the 2000 Plan and certain gains resulting from awards if he or she has taken certain actions harmful to IFF. These forfeitures will be triggered if we file financial statements that are in error and must be corrected by a restatement, where the filing resulted from misconduct caused by the participant or which the participant failed to prevent through gross negligence. Forfeitures will apply to: (a) annual incentive awards and other performance awards that the participant earned by performance during the period covered by the erroneous financial report and during the 12-month period following the filing of such report, (b) any award granted during the 12 months after the filing of the erroneous report and during any additional period until the restatement is filed, and (c) any profits realized from the sale, during the 12-month period following such erroneous filing, of shares resulting from awards, with profits measured by the increase in market price after the filing of the erroneous report. These forfeitures will apply to awards granted after March 2007, but the Committee may require as a condition of any new grant that a participant agree that the forfeitures also will apply to earlier granted awards. The 2000 Plan also provides for forfeiture of awards and award gains if a participant fails to comply with conditions relating to non-competition, non-solicitation, confidentiality, non-disparagement and other requirements for the protection of our business, including during specified periods following termination. These conditions apply to all awards, unless otherwise determined by the Committee.

Other Terms of Awards.    Awards may be settled in cash, shares, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award, in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The

Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of our obligations under the 2000 Plan. The Committee may condition awards on the payment of taxes, and may provide for mandatory withholding of a portion of the shares or other property to be distributed in order to satisfy tax withholding obligations, or may permit a participant to elect to satisfy these tax obligations by having us withhold shares. Awards granted under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may permit transfers of awards other than incentive stock options on a case-by-case basis. Such transfers would be permitted for estate-planning purposes and not for value to third parties.

The 2000 Plan authorizes the Committee to provide for forfeiture of awards and award gains in the event a participant fails to comply with conditions relating to non-competition, non-solicitation, confidentiality, non-disparagement and other requirements for the protection of the our business. Awards under the 2000 Plan may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. Subject to the requirement in the 2000 Plan that a ‘‘repricing’’ be approved by shareholders, the Committee may grant awards in substitution for, exchange for or as a buyout of other awards under the 2000 Plan, awards under our other plans, or other rights to payment from us, and may exchange or buy out outstanding awards for cash or other property. The Committee also may grant awards in addition to and in tandem with other awards or rights. In granting a new award, the Committee may determine that the in-the-money value or fair value of any surrendered award may be applied to reduce the purchase price of any new award, subject to the 2000 Plan’s requirement that repricing transactions must be approved by shareholders.

Dividend Equivalents.    The Committee may grant dividend equivalents. These are rights to receive payments equal in value to the amount of dividends paid on a specified number of shares of Common Stock while an award is outstanding. These amounts may be in the form of cash or rights to receive additional awards or additional shares of Common Stock having a value equal to the cash amount. The awards may be granted on a stand-alone basis or in conjunction with another award, and the Committee may specify whether the dividend equivalents will be forfeitable or non-forfeitable.

Vesting, Forfeitures, and Related Award Terms.    The Committee will determine the vesting schedule of options, restricted stock and other awards, the circumstances resulting in forfeiture of awards, the post-termination exercise periods of options and similar awards, and the events resulting in acceleration of the right to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award.

Change in Control.     The 2000 Plan provides that, in the event of a Change in Control of IFF, outstanding awards will immediately vest and be fully exercisable, any restrictions, deferral of settlement and forfeiture conditions of such awards will lapse, and goals relating to performance-based awards will be deemed met or exceeded to the extent specified in the performance-award documents. A Change in Control means generally (i) any person or group acquires voting securities and as a result is a beneficial owner of 40% or more of the voting power of our voting securities (excluding certain existing shareholders), (ii) a change in the Board’s membership such that the members serving as of September 2000, or those elected or nominated with the approval of two-thirds of the those members and successors elected or nominated by them cease to represent a majority of the Board, (iii) certain mergers or consolidations substantially reducing the percentage of voting power held by shareholders prior to such transactions or changing a majority of the membership of the Board, or (iv) shareholder approval of a sale or liquidation of all or substantially all of our assets. The distribution of awards upon a Change in Control may be limited by applicable restrictions under Code Section 409A.

Amendment and Termination of the 2000 Plan.    The Board may amend, alter, suspend, discontinue, or terminate the 2000 Plan or the Committee’s authority to grant awards thereunder without shareholder approval, except as required by law or regulation or under the Listed Company Manual of the New York Stock Exchange. New York Stock Exchange rules require shareholder approval of any material amendment to plans such as the 2000 Plan. Under these rules, however, shareholder approval will not necessarily be required for all amendments which might increase the cost of the 2000 Plan or broaden eligibility. Outstanding awards may be amended, but the Committee cannot modify or waive award terms that are mandatory under the 2000 Plan. Unless earlier terminated, the 2000 Plan will terminate at such time when no shares remain available and we have no further rights or obligations with respect to any outstanding award.

U.S. Federal Income Tax Implications of the 2000 Plan

We believe that under current law the following U.S. Federal income tax consequences generally would arise with respect to awards under the 2000 Plan.

Options and SARs that are not deemed to be deferral arrangements under Code Section 409A would have the following tax consequences: The grant of an option or a SAR will create no federal income tax consequences for the participant or IFF. A participant will not have taxable income upon exercising an option that is an ISO, except that the alternative minimum tax may apply. Upon exercising an option that is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable or non-forfeitable shares acquired on the date of exercise. Upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received.

Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant’s sale of shares acquired by exercise of any option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax ‘‘basis’’ in such shares. The tax ‘‘basis’’ normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option’s exercise. A participant’s sale of shares acquired by exercise of an SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the tax ‘‘basis’’ in the shares, which normally is the amount he or she recognized as ordinary income in connection with the SAR’s exercise.

We normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with the exercise of an option or SAR, but no tax deduction relating to a participant’s capital gains. Accordingly, we will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods prior to selling the shares.

Awards other than options and SARs that result in a transfer to the participant of cash or shares or other property generally will be structured under the 2000 Plan to meet applicable requirements under Code Section 409A. If no restriction on transferability or substantial risk of forfeiture applies to amounts distributed to a participant, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares actually received. Thus, for example, if we grant an award of restricted stock units that has vested but as to which the receipt of shares or cash has been validly deferred, the participant should not become subject to income tax until the time at which shares or cash are actually distributed, and we will become entitled to claim a tax deduction at that time.

On the other hand, if a restriction on transferability and substantial risk of forfeiture applies to shares or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In all cases, we can claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.

Any award that is deemed to be a deferral arrangement (excluding certain exempted short-term deferrals) will be subject to Code Section 409A. Participant elections to defer compensation under such awards and as to the timing of distributions relating to such awards must meet requirements under Section 409A in order for income taxation to be deferred upon vesting of the award and tax penalties avoided by the participant.

Some options and SARs may be subject to Code Section 409A, which regulates deferral arrangements. In such case, the distribution to the participant of shares or cash relating to the award would have to be restricted in order for the participant not to be subject to tax and a tax penalty at the time of vesting. In particular, the participant’s discretionary exercise of the option or SAR could not be permitted over a period extending more than a year in most cases. If the distribution and other award terms meet applicable requirements under Section 409A, the participant would realize ordinary income at the time of distribution of shares or cash rather than exercise, with the amount of ordinary income equal to the distribution date value of the shares or cash less any exercise price actually paid. We would not be entitled to a tax deduction at the time of exercise, but would become entitled to a tax deduction at the time shares are delivered at the end of the deferral period.

As discussed above, compensation that qualifies as ‘‘performance-based’’ compensation is excluded from the $1 million deductibility cap of Internal Revenue Code Section 162(m), and therefore remains fully deductible by the company that pays it. Under the 2000 Plan, options and SARs granted with an exercise price or base price at least equal to 100% of fair market value of the underlying stock at the date of grant, performance awards to employees the Committee expects to be named executive officers at the time compensation is received, and certain other awards which are conditioned upon achievement of performance goals are intended to qualify as such ‘‘performance-based’’ compensation. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 2000 Plan will be fully deductible under all circumstances. In addition, other awards under the 2000 Plan, such as non-performance-based restricted stock and restricted stock units, generally will not so qualify, so that compensation paid to named executive officers in connection with such awards may, to the extent it and other compensation subject to Section 162(m)’s deductibility cap exceed $1 million in a given year, not be deductible by IFF as a result of Section 162(m). Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Code Sections 4999 and 280G.

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the 2000 Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 2000 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the 2000 Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address in any detail the effects of other federal taxes (including possible ‘‘golden parachute’’ excise taxes) or taxes imposed under state, local or foreign tax laws.

New Plan Benefits Under the 2000 Plan

The type, number, recipients and other terms of future awards cannot be determined at this time since future awards under the 2000 Plan will be granted in the discretion of the Committee. Information regarding our recent practices with respect to annual and long-term incentive awards and stock-based compensation under existing plans is presented in the ‘‘Summary Compensation Table’’ and these related tables: ‘‘Grants of Plan-Based Awards,’’ ‘‘Outstanding Equity Awards at Fiscal Year-End,’’ and ‘‘Options Exercised and Stock Vested,’’ elsewhere in this Proxy Statement, and in our financial statements for the fiscal year ended December 31, 2006, in the Annual Report which accompanies this Proxy Statement. If shareholders decline to reapprove the business criteria used in setting performance goals for performance awards under the 2000 Plan, we will not thereafter authorize new performance awards under Section 7(b) of the 2000 Plan.

IFF’s Board of Directors considers reapproval of the business criteria used for performance goals under the 2000 Plan to be in the best interests of IFF and our shareholders and therefore recommends that shareholders vote FOR approval of this proposal at the 2007 Annual Meeting.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Organization of Information

This Compensation Discussion & Analysis (‘‘CD&A’’) provides an overview of our executive compensation philosophy and programs. It highlights information on the compensation of our named executive officers which is included in the compensation tables accompanying this CD&A. The CD&A includes the following sections:

•	Executive Compensation Philosophy:

•	Objectives

•	Compensation Elements and Targeted Mix

•	Principles for Setting Compensation Levels

•	Benchmarking

•	Role of Outside Advisors

•	Program Components and Policies:

•	Salary Plan

•	Annual Incentive Plan (‘‘AIP’’)

•	Long-Term Incentive Plan (‘‘LTIP’’)

•	Equity Choice Program

•	Other Equity Grants

•	Supplemental Retirement Plan (‘‘SRP’’)

•	Deferred Compensation Plan (‘‘DCP’’)

•	Perquisite Program

•	Executive Separation Policy (‘‘ESP’’)

•	Mr. Goldstein’s Retirement as Chairman and CEO

•	Mr. Martinez’s Appointment as Interim CEO

•	Mr. Amen’s Election as Chairman and CEO

•	Tax Deductibility

•	Stock Ownership and Share Retention Policy

Executive Compensation Philosophy

Objectives

In 2005, we modified our executive compensation philosophy and adopted a framework to evaluate our executive compensation actions. This framework, which applied during 2006, identifies our six objectives for the design and administration of our executive compensation programs:

1.	Align executive interests with shareholder interests

2.	Motivate and reward achievement of both annual and longer term business goals and strategic objectives

3.	Attract, retain and develop individuals critical to our success

4.	Reinforce performance by variable ‘‘at risk’’ incentives based on our desired business goals

5.	Reinforce Company values

6.	Provide total compensation opportunities at competitive levels and establish our benchmarks in line with the performance we want our executives to achieve.

We believe that executive compensation should:

•	be tied to overall Company performance

•	reflect each executive’s level of responsibility

•	vary based on individual performance and contribution

•	include a significant equity component

We design our performance goals to be ‘‘stretch’’ but achievable, to reinforce each executive’s role in driving Company performance, and to motivate our executives to manage effectively over the long term.

We also believe that executives should own a significant amount of Company stock because we want our executives to share the same investment risk as our shareholders based on our performance.

Compensation Elements and Targeted Mix

The Compensation Committee of our Board of Directors (the ‘‘Compensation Committee’’) reviews and approves all of our compensation policies for our executive officers and other members of senior management. Our executive compensation program includes the following elements.

Direct pay:

•	Base salary

•	Annual Incentive Plan award (‘‘AIP’’)

•	Long-Term Incentive Plan award (‘‘LTIP’’)

•	Equity Choice Program

Indirect pay:

•	Benefits (broad-based benefit programs)

•	Supplemental Retirement Plan (‘‘SRP’’) and Deferred Compensation Plan (‘‘DCP’’)

•	Personal benefits (our perquisite program)

Direct Pay

We structure the direct pay mix for our senior executives to include variable compensation components that are based on performance. We allocate a substantial portion of variable compensation in the form of annual and long term incentive pay, which results in a potentially significant variation in pay from year to year based on our results and performance. This structure reflects the significant impact our executives have on our success.

For our CEO, at target levels, approximately 18% of direct pay is targeted to base salary, 21% to annual incentive and 61% to long term equity and non-equity incentive pay. For our prior CEO, at target levels, approximately 22% of direct pay was targeted to base salary, 26% to annual incentive and 52% to long term equity and non-equity incentive pay. For the other named executive officers who are employed by us, the percentage of direct pay targeted to base salary is approximately 32%, annual incentive is approximately 22% and long term equity and non-equity incentive is approximately 46%.

Indirect Pay

Our executives participate in IFF sponsored benefit programs, many of which are broadly available to our employees. We also maintain other benefit and perquisite programs designed for our senior executives that our independent compensation consultant has opined are in line with market practice. The value from these programs represents a small percentage of overall executive compensation.

Principles for Setting Compensation Levels

We use a global grading structure for our executives, with compensation ranges for each grade. Executives are placed in a particular grade based on internal factors (including scope of responsibilities and job complexity) and an external market evaluation. The market evaluation is based on published survey information and a review of like positions within select peer groups. This is known as ‘‘market benchmarking’’. This benchmarking also provides information that we use in internal pay review among positions and grade levels.

The compensation decisions our Compensation Committee makes each year take into account the compensation range for each executive’s grade. Our actual determinations within the range are based on the executive’s performance relative to job responsibilities and objectives, the executive’s contribution relative to overall Company performance and the relative position of the executive’s base salary and total compensation against the benchmark. We also use benchmarking to help us determine the appropriate mix of compensation (that is, to determine the appropriate allocation among base salary, annual incentive and long term incentive compensation) in order (i) to maintain a competitive compensation program and (ii) to provide appropriate incentive to achieve the financial results we believe our shareholders expect.

We periodically review and update our job positions and we typically update the external market and peer group data at least every two years.

The Compensation Committee uses its benchmarking data when it sets the executives’ fixed compensation and target values for equity and non-equity incentive compensation each year. The Compensation Committee does not take into account actual or potential gains from short term or long term incentive awards or from equity awards in establishing other elements of executive compensation (e.g., equity award values or level of retirement benefits).

In the event relevant performance measures on which incentive payments are based are subsequently restated or otherwise adjusted in a manner that would reduce the size of a payment, the Compensation Committee would consider recovering or adjusting these payments, as appropriate.

Benchmarking

Defining a single and appropriate peer group for our market benchmarking is a challenge because there are few publicly traded competitors. Our industry is highly fragmented, both geographically and across product lines. Accordingly, the Compensation Committee, with assistance from its independent compensation consultant, identified two separate and distinct peer groups, and other data sources, to accomplish our market benchmarking. The Compensation Committee considers the following criteria in identifying our executive compensation peer groups:

•	Comparable in size (based on revenue and market capitalization)

•	Operations with significant international presence

•	US publicly traded companies, which permit access to comparative compensation data

•	Comparable in-house research and development capabilities

•	Growth orientation, with positive sales and earnings growth

•	Competitors for executive talent

•	Progressive companies with positive reputations

The peer groups, which consist of the following members, represent two market segments: (1) consumer product companies and (2) specialty chemical and flavoring companies.

Consumer Product Peer Group	Specialty Chemical & Flavoring Peer Group
Alberto-Culver	Albemarle
Allergan	Arch Chemicals
Bausch & Lomb	Cabot
Blyth	Corn Products
Church & Dwight	Cytec Industries
Clorox	Ecolab
Del Monte Foods	Engelhard
Elizabeth Arden	Ferro
Estee Lauder	FMC
Hershey	HB Fuller
Hormel Foods	Lubrizol
Lancaster Colony	PolyOne
McCormick	RPM
Nu Skin Enterprises	Sensient
Ralcorp	Sigma-Aldrich
Revlon	Valspar
Smuckers
Spectrum Brands
UST
Wrigley

The Compensation Committee last reviewed our executive compensation peer groups in 2005. At that time, IFF was approximately at the median of both peer groups in terms of revenue and market capitalization. The peer groups and other data sources provided by its consultant and our human resources management are used for compensation benchmarking for all named executive officer positions.

Our peer groups for compensation benchmarking are different from the peer group used in our financial performance graph included in our Annual Report on Form 10-K. Both the compensation and financial peer groups include companies that are international in scope and representative of the customer groups to which we sell our products. However, the financial performance peer group includes companies that exceed the size criteria identified for our compensation peer groups. The Compensation Committee believes that comparably sized companies for the compensation peer groups better reflect the competition we face for executive talent.

The Compensation Committee also uses the Towers Perrin Executive Compensation Database and general industry and local market data as market sources for compensation comparisons.

The Compensation Committee does not apply a specific weighting to each data source when making compensation comparisons. With the help of independent outside consultants, the Compensation Committee develops a ‘‘market consensus’’ for each executive position and considers each of the data sources. The Compensation Committee attempts to use a consistent set of peer companies, survey sources and approach to market analysis year to year in making its compensation decisions.

The Compensation Committee targets total direct pay for executives in the 60th-65th percentile range of the market. Actual compensation versus target varies principally based on Company financial performance.

Role of Outside Advisors

The Compensation Committee retains independent expert consultants for recommendations on executive compensation. In 2005 and 2006, the Compensation Committee retained W.T. Haigh & Company to review our executive compensation philosophy and programs and to recommend potential changes. As a result of this review, the Compensation Committee:

•	developed the above criteria for the compensation peer groups and approved the inclusion of the companies in both peer groups

•	adopted the executive compensation philosophy framework

•	conducted total compensation market reviews for 27 executive positions

•	adopted the new Equity Choice Program

The Compensation Committee also consulted W.T. Haigh & Company in 2006 regarding the compensation paid to our interim CEO and the compensation arrangements for our new Chairman and CEO.

W.T. Haigh & Company works closely with our management as part of that firm’s engagement by the Compensation Committee to gain an understanding of our executive compensation programs and our management structure and make-up. To date, W.T. Haigh & Company has worked exclusively on executive compensation initiatives on behalf of the Compensation Committee and does not have other consulting arrangements with the Company.

The Company retains Steven Hall & Partners for advisory services concerning compensation plan documents and Buck Consultants for actuarial work and other services relating to the Company’s retirement plans and other post-employment benefits.

Company management also uses other compensation firms from time to time to obtain compensation market data and marketplace trends.

Our CEO and our Senior Vice President, Human Resources also work extensively with the Compensation Committee and with W. T. Haigh & Company on executive compensation matters, including recommendations concerning:

•	direct pay levels

•	incentive criteria and target levels

•	placement of executives within salary grades

•	individual executive compensation arrangements or adjustments

•	executive separation policies

•	operation of specific incentive plans

•	perquisites

Our CEO does not participate in either making compensation decisions or setting performance goals for his own compensation.

Program Components and Policies

Salary Plan

The Compensation Committee reviews the salaries of our CEO and other named executive officers annually, as well as at the time of promotions or other changes in responsibilities. Salary increases are generally based on each executive’s performance and contribution to the achievement of specific financial goals. The leading factor in determining initial salary and increases in salary for senior executives is benchmarking against our peer groups. The salaries of our named executive officers generally do not change substantially year to year, except to reflect changes in market benchmarking or when an executive officer assumes a larger or different role. The Compensation Committee’s general philosophy is to establish named executive officer base salaries in a range of approximately 10 percent above or below market target; the 2006 named executive officer base salaries are all within this range.

2006 named executive officers salary increases were in the 0-16.0% range and in aggregate were consistent with our overall Board-approved budget. In 2006, no salary increases were given to Douglas J. Wetmore and Nicolas Mirzayantz because they were well placed within the market consensus for their respective positions. In 2006, the Compensation Committee increased the base salaries of James Dunsdon, who was Chief Operating Officer (and who is now our Senior Vice President and Transition Leader), and Dennis M. Meany, Senior Vice President, General Counsel and Secretary, by 15.9% and 16.0%, respectively, to reflect competitive market conditions based on the market consensus developed using information from our peer groups and the Towers Perrin Executive Compensation Database.

Annual Incentive Plan (‘‘AIP’’)

Each named executive officer has an annual incentive award target stated as a percentage of base salary. The AIP target is earned based on the achievement of specific quantitative corporate performance goals. For some executive officers, however, the goals also include ‘‘regional’’ and/or ‘‘category’’ goals which are derived from our overall corporate goals. Regional goals are generally based on the major geographical segments of our business. Category goals are generally based on a business sector such as Fine Fragrances or Flavors.

Each executive has a range of potential awards which can be above, at and below target levels. Performance targets for executives are established by the Compensation Committee by the end of March each year.

The amount paid to each executive following the end of the year depends on the performance achieved against the goals. Failure to meet a threshold level of performance results in no AIP award for that year. For example, in 2005 corporate performance did not reach the threshold performance goals under the AIP. As a result, executives whose AIP target was tied solely to corporate performance objectives did not earn AIP awards for 2005.

For 2006, the corporate performance criteria were sales growth and operating profit as a percent of sales. This was consistent with prior years. These criteria are key measures for evaluating our annual progress against our long term corporate strategic plan of winning new business with major customers and increasing profits in targeted geographic areas or business categories. The specific targets established for each of these criteria were based on growth over 2005 achieved levels and are consistent with the Company’s strategic goals of growing local currency sales by 4+% per year, improving operating margins to 18+% of sales by the end of 2009 and growing earnings per share on average by 10+% per year. The targets related to each of the two criteria were assigned 50% weight in determining total AIP, and threshold achievement was set at 70% of target, and maximum achievement was set at 130% of target.

For 2006 the AIP target participation rate established at the start of the year for our CEO was 120% of salary. The Compensation Committee adjusted the AIP target participation rates of other executive officers as follows:

•	Chief Operating Officer – increased from 75% to 90% of base salary

•	Senior Vice Presidents – increased from 45-50% to 60% of base salary

The Compensation Committee considered these new participation rates to be consistent with its benchmarking and important to provide added ‘‘at risk’’ incentive opportunities to achieve superior Company performance.

The AIP payout for 2006 for the named executive officer group, based on the actual achievement of quantitative objectives, as well as the range of potential awards and related performance objectives for the CEO and the other named executive officers, is discussed in greater detail in conjunction with the Grants of Plan-Based Awards Table at page 56. The 2006 AIP payout represents an improvement over the prior year due to achievement against pre-set performance goals.

For 2007, the Compensation Committee adjusted the AIP performance criteria. The corporate financial performance criteria for 2007, which remain consistent with the Company’s strategic goals, are increases in sales, earnings before interest and taxes and return on invested capital. The Compensation Committee also established non-financial strategic goals for 2007 related to:

•	customers, including sales growth with target customers and improving customer satisfaction, service performance and product quality

•	people, including managing and developing our workforce

•	innovation, including new product growth and research and development innovation.

The Compensation Committee also adjusted the maximum AIP payout from 150% to 200% based on the consultant’s report of benchmarking data.

The Compensation Committee believes that these new 2007 AIP criteria are important keys to drive both short and long term Company performance and shareholder value.

Long-Term Incentive Plan (‘‘LTIP’’)

Each executive officer has an award target for a 3-year performance cycle based on the achievement against quantitative corporate performance goals. The Compensation Committee develops and approves the performance goals at the beginning of each performance cycle.

A new 3-year performance cycle starts each year:

•	to provide a regular opportunity to re-evaluate long term measures;

•	to align goals with the strategic planning process; and

•	to reflect changes in our business priorities and market factors.

For the 2006-2008 performance cycle, the LTIP performance objectives or criteria were compound earnings per share growth over the 3-year period and return on invested capital.1    This was consistent with prior cycles, including the 2005-2007 cycle. These criteria are key measures for evaluating the management team’s progress in improving shareholder value. The specific target established for earnings per share is consistent with the Company’s strategic goal of growing earnings per share on average by 10+% per year. Each of the two criteria was assigned 50% weight in determining total LTIP, and the threshold achievement was set at 70% of target, and maximum achievement was set at 130% of target.

For the 2006-2008 performance cycle, the LTIP award target for our former CEO was set at 120% of base salary and for other named executive officers at 60%-80% of base salary. Mr. Amen’s LTIP target was set at a higher level (200%) than his CEO predecessor to reflect market consensus based on the Compensation Committee’s review of its consultant’s benchmarking data and the advice of its consultant. 50% of the LTIP award earned for the 2006-2008 LTIP cycle will be paid in Company stock to promote executive stock ownership and to align our executive’s investment in our Company with our shareholders.

The LTIP payout for the 2004-2006 cycle for the named executive officer group, based on the actual achievement of quantitative objectives, is discussed in greater detail in conjunction with the Grants of Plan-Based Awards Table at page 56. The payout for the 2004-2006 LTIP cycle represents an improvement over the prior year due to improved financial achievements against pre-set performance objectives.

The Compensation Committee periodically reviews and adjusts the mix between short term and long term incentive compensation opportunities and between cash and non-cash opportunities based on (1) benchmarking and other external data, (2) recommendations from its independent compensation consultant and (3) recommendations from our CEO and Senior Vice President, Human Resources.

For 2007, the Compensation Committee adjusted the LTIP performance criteria. For the 2007-2009 cycle, these criteria are:

•	improvements in earnings per share (50%)

•	Total Shareholder Return relative to the S&P 500 (50%)

The target level of these financial measures: (i) are based on our Board’s approved financial expectations, and (ii) are stretch, but achievable.

The Compensation Committee continues to believe that growth in earnings per share is a key indicator for measuring improvement in our long term shareholder value. The target for this criteria remains consistent with the Company’s strategic goals. Additionally, we believe that total return to our shareholders versus other equity choices shareholders may have is another good indicator of our overall long term performance. Given that we have inserted return on invested capital measures into our annual incentive criteria, we believe this measure should not be part of the long term criteria.

[1]	Return on invested capital is net income (excluding restructuring charges) for the 3 year period divided by average invested capital over the same period. Average invested capital equals shareholders’ equity plus debt.

Equity Choice Program

In 2006, the Compensation Committee created our new Equity Choice Program under our 2000 Stock Award and Incentive Plan to increase the equity component of our long term incentive program and to facilitate stock ownership by our executives. The Compensation Committee strongly believes that providing a significant long-term equity incentive opportunity ties directly to its goal of creating increased shareholder value. Approximately 50% of each executive’s annual long term incentive award value is targeted to be delivered through the Equity Choice Program. The other 50% is targeted to be delivered under the LTIP program.

The Equity Choice Program is designed to address different career stages, financial situations and risk profiles of our executives. The program gives the executives a choice as to how they receive their equity awards. Equity choice is a relatively new concept and we believe that it provides an attractive recruiting, motivation and retention tool for executive talent. The Equity Choice Program encourages stock ownership and real investment in our Company. The program, combined with our share retention policy, improves the alignment of our executives’ investment in our Company with that of our shareholders.

The Company offers the following equity opportunities to eligible participants, including our NEOs, under the program:

•	Purchased restricted stock (PRS), at a 50% price discount

•	Stock settled appreciation rights (SSARs)

•	Restricted stock units (RSUs)

PRS and SSARs were added as an equity opportunity in 2006 as part of the choice program. PRS is Company stock that is purchased at a significant discount (50% of fair market value at the grant date) and vests 3 years from the grant date. Executives fund the purchase of PRS from their own financial resources. Executives have the rights of shareholders (such as voting and non-preferential dividend rights on PRS) during the 3-year restricted period. SSARs provide upside potential and alignment with shareholders because SSARs have no value if the stock price stays the same or goes down.

The grant opportunities are ‘‘risk adjusted’’ to reflect the varying degree of risk with each form. RSUs are valued to reflect that they continue to have value even when our stock price stays the same or declines. RSUs also do not require a cash investment by the executive. PRS is valued to reflect the actual up-front purchase of the stock (at 50% discount). The risk adjustments approved by the Compensation Committee for 2006 were:

•	PRS: 120%

•	SSARs: 100%

•	RSUs: 60%

Under our Equity Choice Program, eligible participants (including our NEOs) are granted annual equity awards up to a certain dollar value depending on the participant’s grade level. Choice award values allocated to each executive are dollar denominated and are converted to actual shares or units on the grant date based on each executive’s election. Executives elect to receive their choice award in increments of 10% across the three forms of equity opportunity. RSUs have a 50% maximum value allocation. The choice award value is then risk adjusted up or down based on the executive’s choice. For example, if an executive’s choice award value is $100,000 and he or she elects 100% of the award in PRS, then the value used for share election at the grant date is $120,000 ($100,000 choice award value x 120% PRS adjustment factor.) The executives’ elections are required to be made in advance of the grant date, and once an election is made it may not be changed prior to the grant date.

The Compensation Committee approved the choice award values allocated to each executive at its regularly scheduled meeting on March 7, 2006 and approved the grants to be made on May 9, 2006. In addition, the Compensation Committee approved the choice award value for Mr. Amen on June 27, 2006 as part of his employment agreement and approved the grant to be made on July 25, 2006.

All 2006 choice awards cliff vest three years from the grant date, and SSARs expire seven years from the grant date.

The standard Equity Choice Program award values by grade were determined by deriving the value of previous fixed equity award guidelines and then reducing these values by approximately 10%. This reduction was done in order to create a CEO pool to allow the CEO to recommend to the Compensation Committee increases in awards to certain executives to recognize exceptional contribution or for specific retention purposes. For 2006, the total dollar value for the NEO choice awards were:

NEO	Total Dollar Value
Robert M. Amen	$1,500,000
Douglas J. Wetmore	$450,000
James H. Dunsdon	$500,000
Nicolas Mirzayantz	$450,000
Dennis M. Meany	$300,000

The grants to each named executive officer under the program are identified in the Grants of Plan-Based Awards Table at page 56. Based on our former CEO’s recommendation to the Compensation Committee, we granted each of Mr. Wetmore and Mr. Mirzayantz an increase of $150,000 from the standard choice award value for each of their respective positions for retention purposes during a period of announced CEO transition.

Prior to the Equity Choice Program, the Compensation Committee granted performance-based RSUs to senior executives in May 2004 and March 2005. Non-performance-based RSUs were the principal element of our equity compensation in this period for eligible, non-executive U.S.-based employees and a majority of eligible overseas employees. We believed these restricted stock unit awards were a better way to provide equity compensation to our employees and provided more predictable long term rewards than stock options. The Compensation Committee also considered accounting (including FAS 123R) and tax issues when it changed to RSUs as the principal form of equity compensation. The performance-based RSUs were granted annually to our executive officers (other than new hires or promotions) on the date of regularly scheduled Compensation Committee meetings.

Other Equity Grants

Due to the exceptional performance of fine fragrances in 2005, the Compensation Committee made a special grant of 3,000 RSUs to Mr. Mirzayantz on May 9, 2006, which vest on the third anniversary of the grant date. It also granted SSARs to Mr. Amen on July 1, 2006 pursuant to his employment agreement.

In light of widespread coverage in the media and elsewhere concerning the backdating of stock options and similar improprieties at other public companies, the Audit Committee of our Board of Directors conducted a review of the Company’s practices with respect to granting equity-based compensation. The Audit Committee’s review was conducted with the assistance of outside counsel. The review uncovered a small number of immaterial procedural flaws associated with option grants, but no evidence of impropriety or manipulative practices. The Audit Committee found that currently outstanding options to purchase a total of 48,000 shares of common stock held by four employees were not properly approved in accordance with the requirements of the applicable stock option plans. The lack of authority was due to procedural flaws rather than wrongdoing on the part of the affected employees or any other Company personnel. Accordingly, on December 18, 2006 the options were cancelled. The Compensation Committee determined, due to the lack of wrongdoing by the affected employees, to grant restricted stock units (RSUs) with 3 year cliff vesting in an amount equal to the difference between the exercise price of the relevant options and $48.80, the New York Stock Exchange closing price for the Company’s common stock on December 18, 2006. The affected employees include three named executive officers who received the following grants in respect of cancelled options with the following terms: (i) Douglas J. Wetmore, Chief Financial Officer, 9,703 RSUs in respect of options to purchase 25,000 shares at $29.86 per share granted on March 11, 2003; (ii) James H. Dunsdon, Senior Vice President, Chief Transition Officer, 3,881 RSUs in respect of options to purchase 10,000 shares at $29.86 per share granted on March 11, 2003; and

(iii) Nicolas Mirzayantz, Group President, Fragrances, 1,231 RSUs in respect of options to purchase 3,000 shares at $28.77 per share granted on January 28, 2002. In addition, an employee who is not an officer of the Company received 3,926 RSUs in respect of options to purchase 10,000 shares at $29.64 per share granted on November 13, 2001.

Supplemental Retirement Plan (‘‘SRP’’)

The retirement benefits under our tax-qualified defined benefit pension plan may be limited for our executives under IRS rules covering tax-qualified retirement plans. A non-qualified supplemental retirement plan (SRP) was established to pay that part of an executive’s retirement benefit that, because of the IRS limitations, cannot be paid under the tax-qualified pension plan. Benefits are calculated under the SRP in the same manner as the tax-qualified pension plan. The Compensation Committee believes that the full retirement benefit earned by an executive under our retirement benefit formula should be paid without reduction and that a supplemental plan is common in the industry and important for the attraction and retention of our senior executives.

We do not have a policy regarding the crediting of additional years of service under our SRP. However, on a case-by-case negotiated basis, from time to time, executives may be credited with additional years of service.

Deferred Compensation Plan (‘‘DCP’’)

We offer to U.S.-based executives an opportunity to participate in our Deferred Compensation Plan (DCP), as a cost-effective benefit that enhances the competitiveness of our compensation program. The DCP provides participants with a way to delay receipt of income and thus income taxation until a future date. While deferred, the amount of compensation is not reduced by income taxes, and the executive can choose to have this ‘‘pre-tax’’ amount deemed invested in one or more notional investments that generally track investment funds offered under our Retirement Investment Fund Plan, which is our 401(k) plan. Although the executive will eventually owe income taxes on any amounts distributed from the DCP, the ability to invest on a ‘‘pre-tax’’ basis allows for a higher ultimate after-tax return. By providing a wealth-building opportunity through the DCP, we are better able to attract and retain executives at IFF.

Through the DCP, we also provide matching contributions to executives that would be made under our 401(k) plan but for limitations under U.S. tax law. We also use the DCP to encourage executives to acquire deferred IFF stock that is economically equivalent to ownership of our stock but is on a tax-deferred basis. If an executive elects to defer receipt of cash compensation and invests it in credits of deferred Company stock under the DCP, we credit an additional 25% of the amount deferred in the executive’s deferred Company stock account contingent on the executive remaining employed by the Company for the full calendar year following the year when such credit is made. We do this to encourage executives to be long term owners of a significant equity stake in IFF, to foster an entrepreneurial culture, a close alignment between the interests of executives and those of shareholders and a deeper commitment to IFF.

IFF’s costs in offering the DCP consist of time-value of money costs, the cost of the matching contribution that supplements the 401(k) plan, the 25% premium for cash deferrals into deferred stock and administrative costs. The time-value of money cost results from the delay in the time at which we can take tax deductions for compensation payable to a participating executive. If notional investments within the DCP increase in value, the amount of our payment obligation will increase. This treatment limits our costs to the time-value of money cost resulting from our paying income tax on the returns of our direct investments earlier than the time at which we are able to claim tax deductions by paying out the deferred compensation. Our supplemental matching contributions and premiums on cash deferrals into deferred stock for named executives are reflected in the Summary Compensation Table at page 51.

Perquisite Program

The perquisites program offers non-monetary benefits that are competitive and consistent with the marketplace. Under the perquisites program executives are eligible to receive a series of benefits including:

•	Company car or car allowance: The CEO and the other named executive officers are eligible to obtain a Company provided automobile once every 3 years. Other senior executives are eligible to be provided a Company leased car chosen from a selector list or a car allowance.

•	Annual physical exam (once every 12 months)

•	Financial counseling (up to $10,000 per year)

•	Tax preparation and estate planning (up to $4,000 over a 3 year period)

•	Health club membership (up to $3,000 annually)

As part of his employment agreement Mr. Amen receives a $25,000 annual allowance for financial planning, tax preparation and estate planning services rather than the above limits. The Company also pays Mr. Amen’s dues for a luncheon club in Manhattan and provides a car and driver for him.

The value of all perquisites (other than the annual physical examination) is reported as income to the individual and accordingly is subjected to tax. The Compensation Committee believes that the total value of our perquisites program is reasonable. Additional details concerning perquisites are included in the footnotes to the All Other Compensation Table at page 54.

Executive Separation Policy (‘‘ESP’’)

We provide severance and other benefits under our Executive Separation Policy (ESP) to senior executives whose employment is terminated not for cause and not due to a voluntary termination. This employment policy helps us in competing with other companies in recruiting and retaining qualified executives. When recruiting an executive from another company, the executive in most cases will seek contract terms that provide compensation if his or her employment is terminated by us in cases in which the executive has not engaged in misconduct. We provide such separation pay and benefits on the condition that the departed executive not compete with us, solicit our customers and employees, or take other actions that harm our business for specified periods following termination. In addition, having pre-set terms governing the executive’s separation from service tends to reduce the time and effort needed to negotiate individual termination agreements, and promotes more uniform and fair treatment of executives. We believe that the ESP provides a level of separation pay and benefits that is within a range of competitive practice of companies of the size and character of IFF.

In line with what the Compensation Committee believes (with the assistance of its consultants) is competitive practice, we provide a higher level of severance payments and benefits if the executive were to be terminated without cause or elects to terminate employment with good reason within two years after a change in control. These protections provide a number of important benefits. If a change in control event is developing, executives who lack these assurances may act to protect their own interests by seeking employment elsewhere. Change in control transactions take time to unfold, and a stable management team will help to preserve our operations either by preserving the sale value of IFF or, if no transaction is consummated, by ensuring that our business will continue without undue disruption. In addition, having change in control protections in place encourages management to consider, on an on-going basis. whether a strategic transaction might be advantageous to our shareholders—even a transaction that would yield control of IFF to a third party and result in job loss to the executive. We provide for acceleration of vesting of equity awards upon the occurrence of a change in control, without regard to whether the executive will be terminated. In this way, executives can realize value from their equity awards in the same way as shareholders in connection with the change in control transaction, and thus these terms encourage executives to consider and support transactions that might benefit shareholders.

Some aspects of change in control protections can be expensive, particularly payments that offset the adverse tax consequences to the executive if the U.S. golden parachute excise tax is triggered. Our Compensation Committee intends that the total cost of change in control compensation to the executive group, including the named executives and additional executives covered by the ESP, would not exceed levels that are typical in acquisitions of large publicly held companies and represent a reasonable cost to bear for the benefits to IFF and its shareholders resulting from having change in control protective provisions in place for executives.

Additional details regarding our ESP are included under the heading Termination of Employment and Change in Control Arrangements at page 68.

Executive Death Benefit Plan

The Company’s Executive Death Benefit Plan provides participants with a pre-retirement death benefit equal to the excess of twice the participant’s annual base salary (excluding bonus and other forms of compensation) above the death benefit provided by the Company’s basic group term life insurance plan for employees and retirees (the ‘‘Basic Plan’’), less $50,000 of group coverage. The plan also provides a death benefit post-retirement, or pre-retirement after attainment of age 70, equal to twice the participant’s base salary (excluding bonus and other forms of compensation) for the year in which the participant retires or reaches the age of 70, assuming the participant was an executive officer, less $12,500 of group coverage for retired participants and less $50,000 for senior participants (those who have attained the age of 70 and remain employed with the Company).

Mr. Goldstein’s Retirement as CEO in May 2006

Richard Goldstein retired as our Chairman and CEO on May 9, 2006. On his retirement he became entitled to the following compensation and benefits. Payments and benefits discussed below were consistent with the ESP and with his original Memorandum of Understanding (MOU) when he was hired by us.

•	Cash severance of $1,533,933, which is equal to his annual salary plus his average AIP award over the prior 3 years.

•	2006 AIP bonus based on actual 2006 Company results. This payment is prorated based on days worked.

•	Stock options may be exercised and RSUs vest as follows (all consistent with the terms of the ESP):

Options
Grant Date	Number of Shares	Options Exercisable Until
June 1, 2000	500,000	June 1, 2010
June 1, 2000	200,000	August 9, 2006
May 16, 2001	101,000	May 16, 2011
May 7, 2002	140,000	May 7, 2012
March 11, 2003	140,000	March 11, 2013

Restricted Stock Units
Grant Date	Number of Shares	Vesting Date
May 11, 2004	42,536	May 11, 2007
March 8, 2005	9,450	March 8, 2008

•	LTIP awards under the 2004-2006 and 2005-2007 cycles will be paid based on actual Company results for each cycle. Any payments will be prorated based on days worked.

•	Vesting of shares under the Performance Incentive Award established for Mr. Goldstein by the Compensation Committee in 2002. The amount was based on total shareholder return through his retirement date on May 9, 2006 compared to a group of 21 other comparative companies. As the performance criteria were not satisfied, no shares vested.

•	His accrued benefits under the deferred compensation plan and qualified and non-qualified pension plans.

•	A lump sum of $3,016,014 pursuant to his original 2000 MOU. This payment represents a ‘‘make-up’’ in his IFF retirement benefit based on the retirement benefit he would have earned with his prior employer.

•	Retiree life insurance coverage with a death benefit equal to $1,150,000.

•	Continuation of medical health coverage for Mr. Goldstein and his wife until age 65 at Company cost on the same basis as for active executives. Following age 65, he and his wife receive retiree medical coverage which is secondary to Medicare.

•	Reimbursement up to $25,000 of financial and tax planning expenses incurred in the year following retirement.

Mr. Goldstein was also reimbursed $40,000 for legal and professional fees for the negotiation and documentation of his retirement agreement.

Mr. Martinez’s Appointment as Interim CEO in May 2006

On May 9, 2006 our Board appointed our Lead Director, Arthur C. Martinez, as Interim CEO upon Mr. Goldstein’s retirement. Mr. Martinez continued as Interim CEO until June 30, 2006, when Mr. Amen was elected as the new Chairman and CEO. During the period he served as Interim CEO, Mr. Martinez did not serve as Lead Director or as a member of the Audit, Compensation or Nominating and Governance Committees.

The Compensation Committee, after reviewing information on compensation paid by comparable public companies for an interim CEO and consulting with the Committee’s independent compensation consultant, determined that the appropriate compensation for Mr. Martinez’ responsibilities during this period was approximately $375,000. The Compensation Committee also believed that it was important to provide this compensation in the form of an equity award rather than cash because it better aligned Mr. Martinez’s interest with shareholders. As a result, Mr. Martinez was awarded 10,638 RSUs on July 25, 2006, which vest one year from the grant date.

Election of Robert M. Amen as Chairman and CEO

Our Board elected Robert M. Amen as its Chairman and the Company’s Chief Executive Officer on July 1, 2006.

We entered into an employment agreement with Mr. Amen in connection with his hire. Under this agreement, Mr. Amen’s employment term continues for four years. Either we or Mr. Amen may terminate the agreement on or after the fourth anniversary of the agreement by giving one year’s notice. Thereafter, Mr. Amen’s employment is covered by established Company policies and programs. Mr. Amen is entitled to the following compensation under the agreement:

•	Base salary of $1,000,000 per annum. This will be reviewed annually.

•	A target AIP participation rate of 120% of his base salary. He will have a potential maximum annual bonus of at least 180% of his base salary. A portion of Mr. Amen’s annual bonus for 2006 was guaranteed although this portion was subsequently earned based on performance.

•	An LTIP target of $2,000,000. The three year LTIP cycle ending 2006 was guaranteed and paid on a prorated basis and the three year cycle ending 2007 will be paid on a pro rated basis with no guaranteed minimum.

•	An equity incentive award made in July 2006 under the Equity Choice Program at a value of $1,500,000. This value was allocated by Mr. Amen to the various equity incentive award alternatives under the program.

•	An employment inducement award of 150,000 SSARs. The SSARs were granted at an exercise price equal to the fair market value of the Company’s stock on the grant date and vest on the third anniversary of the grant date.

Mr. Amen also participates in the Company’s Executive Death Benefit Plan described above, pursuant to which the Company has purchased, and pays the entire premium on, a split dollar insurance policy on the life of Mr. Amen. The plan provides a pre-retirement death benefit to Mr. Amen equal to twice his annual base salary (excluding bonus and other forms of compensation), less $50,000 of group coverage, or a post-retirement death benefit equal to twice his final base salary (excluding bonus and other forms of compensation), less $12,500 of group coverage.

Mr. Amen’s employment agreement also grants him certain rights upon termination of his employment. These rights are described under the heading Termination of Employment and Change in Control Arrangements at page 68.

Our Compensation Committee reviewed and approved the employment agreement negotiated with Mr. Amen. W.T. Haigh & Company, the Committee’s independent outside consultant, helped the Committee structure competitive compensation parameters for the CEO position for IFF. In doing so, the compensation consultant considered data from our peer groups and other data sources in order to design a package to attract a high caliber candidate to the position.

Tax Deductibility

The Compensation Committee’s general policy is to structure executive compensation to be tax deductible. The Compensation Committee also believes that under some circumstances, such as to attract or retain key executives or to recognize outstanding performance, it may be important to compensate one or more key executives above tax deductible limits.

In 2006, all named executive officer compensation was tax deductible.

Stock Ownership and Share Retention Policy

Beginning January 1, 2004, pursuant to our Share Retention Policy, executives must retain a portion of any Company shares received through Company equity award plans.

The required share retention is 50%-75% of net gain shares for the CEO and other named executive officers and 25%-50% for other designated senior executives. ‘‘Net gain shares’’ are the shares remaining from a stock option or SSAR exercise after payment of the exercise price and taxes, or the shares remaining after payment of taxes on the vesting of restricted stock or restricted stock units. Beginning January 1, 2007, any Company shares sold by an executive to fund PRS purchases under the Equity Choice Program will not be subject to the share retention requirement.

Once an executive reaches a targeted ownership level of our common stock, he or she is exempt from further share retention requirements provided such targeted ownership level is maintained. The targeted ownership levels are based on the value of Company shares and are five times base salary for the CEO, three to four times base salary for other named executive officers and one to three times base salary for other senior executives. If an executive does not satisfy the share retention requirements, he or she may not be granted additional equity awards.

At year end 2006, all named executive officers were subject to continued share retention requirements other than the CFO who had satisfied the targeted ownership level.

Additional detail regarding ownership of our common stock by our executives is included in the Beneficial Ownership Table on page 20.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (‘‘we’’ or the ‘‘Committee’’) assists the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the Company’s objectives and performance.

In fulfilling our responsibilities, we conduct or authorize studies and surveys on compensation practices in relevant industries to maintain the Company’s competitiveness and ability to recruit and to retain highly qualified personnel. At least every two years, with the assistance of an experienced independent compensation consultant, we conduct a survey of comparative/competitive executive officer compensation. We meet regularly in executive session, without Company management present.

We are authorized to retain compensation consultants or advisors to assist us in evaluating CEO, senior executive and outside director compensation. We also have the sole authority to retain and to terminate any such consultants or advisors, including the sole authority to approve their fees and other retention terms.

We have reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on those reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

Compensation Committee
Peter A. Georgescu (Chairman and member until March 1, 2007)
J. Michael Cook (Chairman and member since March 1, 2007)
Alexandra A. Herzan Arthur C. Martinez (member until May 9, 2006) Burton M. Tansky

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was at any time during 2006 an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Summary Compensation Table

The following Summary Compensation Table details compensation during 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)(1)	(d)	(e)(2)(3)	(f)(2)(4)	(g)(5)	(h)(6)	(i)(7)		(j)
Robert M. Amen	2006	500,000	935,766 (8)	130,705	257,882	75,900	0	113,199		2,013,452
Chairman and Chief Executive Officer (since July 1, 2006)
Arthur C. Martinez	2006	0	0	450,932	17,031	0	0	101,918(9)		569,881
Former Interim Chairman and Interim Chief Executive Officer (from May 9, 2006 until June 30, 2006)
Richard A. Goldstein	2006	403,486	0	628,931	70,351	1,578,983	251,974	4,840,772	(10)	7,774,497
Former Chairman and Chief Executive Officer (until May 9, 2006)
Douglas J. Wetmore	2006	463,000	0	310,540	22,613	578,728	52,701	103,338		1,530,920
Senior Vice President and Chief Financial Officer
James H. Dunsdon	2006	579,375	0	414,206	12,562	846,150	538,440	123,078		2,513,811
Senior Vice President and Transition Leader
Nicolas Mirzayantz	2006	400,000	0	239,520	59,346	491,744	35,194	48,286		1,274,090
Group President, Fragrances
Dennis M. Meany	2006	386,250	0	234,927	6,030	448,740	93,366	78,005		1,247,318
Senior Vice President, General Counsel and Secretary

(1)	The amounts in this column include the following amounts deferred:

Mr. Amen: $36,667 deferred under the DCP and $2,400 deferred under the Retirement Investment Fund Plan (401(k))

Mr. Goldstein: $46,833 deferred under the DCP and $20,000 deferred under the Retirement Investment Fund Plan (401(k))

Mr. Wetmore: $46,300 deferred under the DCP and $15,000 deferred under the Retirement Investment Fund Plan (401(k))

Mr. Dunsdon: $191,194 deferred under the DCP and $20,000 deferred under the Retirement Investment Fund Plan (401(k))

Mr. Mirzayantz: $24,000 deferred under the DCP and $15,000 deferred under the Retirement Investment Fund Plan (401(k))

Mr. Meany: $77,250 deferred under the DCP and $20,000 deferred under the Retirement Investment Fund Plan (401(k))

(2)	The amounts in the Stock Awards and Option Awards columns represent the dollar amount of compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2006. Details on and assumptions used in calculating the cost of RSUs, PRS, SSARs and options may be found in Note 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2007.

(3)	The following named executive officers paid the following amounts for shares of PRS in fiscal year 2006, which in each case was 50% of the closing stock price on the date of grant:

Mr. Amen: $599,990 for 34,042 shares. Mr. Wetmore: $540,000 for 30,000 shares. Mr. Dunsdon: $540,000 for 30,000 shares. Mr. Mirzayantz: $270,000 for 15,000 shares. Mr. Meany: $360,000 for 20,000 shares.

None of our named executive officers forfeited any shares of PRS or RSUs during 2006, except that the following number of performance-based RSUs granted in 2005 were cancelled due to the failure of the performance conditions to be satisfied: Mr. Goldstein – 22,050, Mr. Wetmore – 5,530, Mr. Dunsdon – 9,450, Mr. Mirzayantz – 5,530 and Mr. Meany – 5,530.

(4)	During 2006, the following number of options expired: Mr. Wetmore – 6,000 options and Nicolas Mirzayantz – 5,000 options. In addition, the following number of options were cancelled due to immaterial procedural flaws associated with the grants of these options: Mr. Wetmore – 25,000 options, Mr. Dundson – 10,000 options and Mr. Mirzayantz – 3,000 options. There were no other forfeitures of options by our named executive officers.

(5)	The amounts in this column include the following amounts under the AIP and the LTIP:

Mr. Amen:	$75,900 under the AIP. For Mr. Amen, this amount represents the portion of his AIP award that was not guaranteed.

Mr. Goldstein:	$535,091 under the AIP. $1,043,892 under the 2004-2006 LTIP cycle. These amounts were pro-rated based on the number of days worked during the period.

Mr. Wetmore:	$312,942 under the AIP. $265,786 under the 2004-2006 LTIP cycle.

Mr. Dunsdon:	$608,310 under the AIP. $237,840 under the 2004-2006 LTIP cycle.

Mr. Mirzayantz:	$308,904 under the AIP, of which a total of $18,534 was deferred under the DCP. $182,840 under the 2004-2006 LTIP cycle, of which a total of $36,568 was deferred under the DCP.

Mr. Meany:	$270,360 under the AIP. $178,380 under the 2004-2006 LTIP cycle.

(6)	The amounts in this column represent the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under our U.S. Pension Plan (our qualified defined benefit plan), our Supplemental Retirement Plan (our non-qualified defined benefit plan) and for Mr. Dunsdon, the BBA U.K. Pension Scheme. Earnings in the interest bearing account in the DCP were not above-market and are thus not included.

(7)	Details of the amounts set forth in this column are included in the All Other Compensation Table at page 54 and footnotes (9) and (10) below.

(8)	This amount is the total bonus guaranteed to Mr. Amen under his employment agreement, and includes $600,000, one-half of his target AIP bonus for 2006, and $335,766, a pro-rata portion of his target LTIP bonus for the 2004-2006 LTIP cycle, based on the number of days (184) he was employed during that cycle.

(9)	In addition to the amount included in the All Other Compensation Table for Mr. Martinez, this amount includes $99,198 paid to Mr. Martinez for meeting fees and retainers for his service as a non-employee director of the Company and $10,000 for a contribution made under the Company’s charitable gift matching program.

(10)	For Mr. Goldstein, the amount in the All Other Compensation column includes, in addition to the amounts reflected in the All Other Compensation table (see footnote (7) above), $4,614,948, which is the amount paid by the Company under the terms of Mr. Goldstein’s retirement agreement, including (i) $1,533,933 in severance pay, (ii) $ 3,016,014 as a lump sum payment for a pension plan make-up, (iii) $40,000 in legal fees and (iv) $25,000 in financial and tax planning expenses. Additional details concerning future payments that may be made to Mr. Goldstein are included under the heading Termination of Employment and Change of Control Arrangements—Other Separation Arrangements—Mr. Goldstein at page 74.

2006 ALL OTHER COMPENSATION

	Dividends on stock awards(1)	Company Match to Defined Contribution Plans(2)	Auto(3)	Club memberships	Financial/ estate planning	Life Insurance/ Executive Death Benefit Program(4)	Annual Physical Examination	Personal Travel and Entertainment Tickets(5)	Total
Robert M. Amen	$6,298	$11,567	$3,696	$0	$0	$91,638	$0	$0	$113,199
Arthur C. Martinez	$0	$0	$0	$0	$0	$0	$0	$2,720	$2,720
Richard A. Goldstein	$74,000	$12,844	$46,301	$19,743	$18,460	$34,371	$0	$20,105	$225,824
Douglas J. Wetmore	$11,100	$57,044	$19,774	$3,000	$0	$12,420	$0	$0	$103,338
James H. Dunsdon	$11,100	$55,252	$14,823	$0	$11,639	$28,242	$2,022	$0	$123,078
Nicolas Mirzayantz	$5,550	$12,000	$13,437	$0	$11,385	$5,914	$0	$0	$48,286
Dennis M. Meany	$7,400	$21,617	$16,091	$3,000	$11,428	$16,459	$2,010	$0	$78,005

(1)	The amounts in this column are the total dollar value of dividends paid during 2006 on shares of PRS. For Mr. Goldstein, the amount also includes dividends paid during 2006 on a Performance Incentive Award.

(2)	The amounts in this column include (i) amounts matched by the Company under the Company’s Retirement Investment Fund Plan (401(k)), (ii) amounts matched or set aside by the Company under the Company’s DCP (which are matching contributions that would otherwise be made under our 401(k) plan but for limitations under U.S. tax law) and (iii) the dollar value of premium shares credited to the accounts of participants in the DCP who elect to defer their cash compensation into the IFF Share Fund. The premium shares may be forfeited if the executive does not remain employed by the Company for the full calendar year following such credit. Dividend equivalents are credited on shares (including premium shares) held in accounts of participants who defer into the IFF Share Fund, which are not included in the amounts in this column.

(3)	The amounts in this column are amounts for the personal use of automobiles provided by the Company and, for Messrs. Goldstein and Amen, the amount attributable to personal use of the Company driver. The value of personal use of automobiles provided by the Company was determined by using standard IRS vehicle value tables and multiplying that value by the percent of personal use. The value of fuel was determined by multiplying the overall fuel cost by the percent of personal use. In both cases personal use percents were determined on a mileage basis. The value of personal use of the Company driver was determined by multiplying the estimated percent of such personal use by the driver’s pay.

(4)	The amounts in this column are costs to the Company for life insurance coverage under the Company’s Executive Death Benefit Program. No participant in this Program has or will have any interest in the cash surrender value of the underlying insurance policy. For Mr. Goldstein the amount also includes $23,686 for his participation in the Director Charitable Contribution Program. More information regarding the Company’s Director Charitable Contribution Program is provided under the heading Directors’ Compensation at page 16.

(5)	The amounts in this column are for personal travel (hotel and airfare) at cost and theater and entertainment tickets at cost.

Employment Agreements or Arrangements

Mr. Amen

On June 28, 2006, we entered into an agreement with Mr. Amen, effective July 1, 2006, regarding the terms of his employment. Details regarding Mr. Amen’s agreement are included in the Compensation Discussion & Analysis at page 48.

Mr. Martinez

The Compensation Committee, with the assistance of its independent compensation consultant, granted 10,638 RSUs to Arthur C. Martinez for his services as Interim CEO during the period from May 9, 2006 until June 30, 2006. The Board granted this RSU award equal in value to approximately $375,000 based on the closing price of our common stock on the grant date. The RSUs, which were granted under our 2000 Stock Award and Incentive Plan, will vest one year from the grant date.

Mr. Goldstein

Mr. Goldstein retired on May 9, 2006, the date of our 2006 Annual Meeting. Details regarding Mr. Goldstein’s retirement agreement are included in the Compensation Discussion & Analysis at page 47.

In connection with Mr. Goldstein’s initial appointment as our Chairman and CEO in June 2000, we entered into a five year Memorandum of Understanding (MOU) detailing the terms of Mr. Goldstein’s employment. This MOU expired on June 1, 2005, although Mr. Goldstein continued as our Chairman and CEO after that date generally in accordance with the terms of the MOU and until the date of his retirement.

On August 1, 2002, our Board granted Mr. Goldstein a Performance Incentive Award of 200,000 shares of our common stock under our 2000 Stock Award and Incentive Plan. This award had three performance/vesting periods, commencing August 1, 2002 and ending July 31, 2005, July 31, 2006 and July 31, 2007. Mr. Goldstein would have been eligible to earn an award of shares of our common stock under the award if certain performance conditions for total shareholder return had been satisfied, and if he had continued to serve as CEO through the end of the applicable performance/vesting period. Based on our total shareholder return during the performance periods and due to Mr. Goldstein’s retirement, Mr. Goldstein did not earn any shares under the award and forfeited the award at the time of his retirement. Before he forfeited the award, Mr. Goldstein had voting rights over and received dividends on the shares subject to the award. Dividends paid to Mr. Goldstein on those shares during 2006 are included in the All Other Compensation Table at page 54.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to our named executive officers during 2006.

GRANTS OF PLAN-BASED AWARDS IN 2006

Name	Grant Date (1)	Date of Compensation Committee Approval		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
(a)	(b)			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)		Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)	(i)		(j)	(k)	(l)
Robert M. Amen	7/1/2006	6/26/2006		0	0	300,000	(7)(8)	—	—	—	—		—	—	—
	7/1/2006	6/26/2006		0	0	167,883	(9)	—	—	—	—		—	—	—
	7/1/2006	6/26/2006		250,000	1,000,000	1,500,000	(10)	—	—	—	—		—	—	—
	7/1/2006	6/26/2006		250,000	1,000,000	1,500,000	(11)	250,000	1,000,000	1,500,000	—		—	—	—
	7/1/2006	6/26/2006		—	—	—		—	—	—	—		150,000	$35.24	1,162,500
	7/25/2006	6/26/2006		—	—	—		—	—	—	8,510	(12)	—	—	299,978
	7/25/2006	6/26/2006		—	—	—		—	—	—	—		56,737	$35.25	438,010
	7/25/2006	6/26/2006		—	—	—		—	—	—	34,042	(13)	—	—	599,990
Arthur C. Martinez	5/9/2006	12/15/2004	(14)	—	—	—		—	—	—	750	(12)	—	—	27,000
	7/25/2006	7/25/2006		—	—	—		—	—	—	10,638	(12)	—	—	374,990
	10/2/2006			—	—	—		—	—	—	1,000	(15)	—	—	39,650
Richard A. Goldstein	3/7/2006	3/7/2006		118,751	475,003	712,504	(16)	—	—	—	—		—	—	—
Douglas J. Wetmore	3/7/2006	3/7/2006		69,450	277,800	416,700	(8)	—	—	—	—		—	—	—
	3/7/2006	3/7/2006		34,725	138,900	208,350	(11)	34,725	138,900	208,350	—		—	—	—
	5/9/2006	3/7/2006		—	—	—		—	—	—	30,000	(13)	—	—	540,000
	12/18/2006	12/18/2006		—	—	—		—	—	—	9,703	(12)	—	—	473,506
James H. Dunsdon	3/7/2006	3/7/2006		135,000	540,000	810,000	(8)	—	—	—	—		—	—	—
	3/7/2006	3/7/2006		60,000	240,000	360,000	(11)	60,000	240,000	360,000	—		—	—	—
	5/9/2006	3/7/2006		—	—	—		—	—	—	833	(12)	—	—	29,988
	5/9/2006	3/7/2006		—	—	—		—	—	—	30,000	(13)	—	—	540,000
	12/18/2006	12/18/2006		—	—	—		—	—	—	3,881	(12)	—	—	189,393
Nicolas Mirzayantz	3/7/2006	3/7/2006		60,000	240,000	360,000	(8)	—	—	—	—		—	—	—
	3/7/2006	3/7/2006		30,000	120,000	180,000	(11)	30,000	120,000	180,000	—		—	—	—
	5/9/2006	3/7/2006		—	—	—		—	—	—	3,000	(12)	—	—	108,000
	5/9/2006	3/7/2006		—	—	—		—	—	—			25,000	$36.00	193,750
	5/9/2006	3/7/2006		—	—	—		—	—	—	15,000	(13)	—	—	270,000
	12/18/2006	12/18/2006		—	—	—		—	—	—	1,231	(12)	—	—	60,073
Dennis M. Meany	3/7/2006	3/7/2006		60,000	240,000	360,000	(8)	—	—	—	—		—	—	—
	3/7/2006	3/7/2006		30,000	120,000	180,000	(11)	30,000	120,000	180,000	—		—	—	—
	5/9/2006	3/7/2006		—	—	—		—	—	—	20,000	(13)	—	—	360,000

(1)	Except for the grant of 1,000 shares to Mr. Martinez, we made all grants described in this table under our 2000 Stock Award and Incentive Plan. The 1,000 share grant to Mr. Martinez was made under a pool of shares authorized by the Board in September 2000. The material terms of awards are described in the Compensation Discussion & Analysis at page 41 and on and in Directors’ Compensation-Annual Equity Compensation at page 16.

(2)	The amounts in columns (f), (g) and (h) are the threshold, target and maximum dollar value of the 50% portion of our 2006-2008 LTIP cycle that would be payable in stock if the performance conditions are satisfied. The number of shares will not be known until the end of the three-year performance period and there is no grant date fair value of these shares. The performance conditions applicable to the LTIP are described in the Compensation Discussion & Analysis at page 42.

(3)	The amounts in this column represent the number of RSUs and shares of PRS, as well as, in the case of Mr. Martinez, the automatic 1,000 share grant awarded on an annual basis to our non-employee directors.

(4)	The amounts in this column are the number of SSARs granted in 2006. We did not grant any options to our named executive officers in 2006.

(5)	The amounts in this column are the exercise prices of SSARs granted, which are the fair market value of a share of our Common Stock on the date of grant.

(6)	The amounts in this column represent the grant date fair value in accordance with FAS 123(R).

(7)	If the Company did not exceed target performance levels, Mr. Amen would not have received any additional compensation under the AIP above the $600,000 award guaranteed under his employment agreement, which is reflected in the bonus column of the Summary Compensation Table at page 51. Because the Company achieved 112.65% of its target performance levels, Mr. Amen received the award reflected in the non-equity incentive award column of the Summary Compensation Table.

(8)	The amounts in columns (c), (d) and (e) are the threshold, target and maximum dollar values under our 2006 AIP if the performance conditions had been satisfied. The percentage of each executive’s target award that was actually achieved is discussed under Non-Equity Incentive Plans Awards at page 58. The amount actually paid in 2007 based on 2006 performance is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table at page 51.

(9)	The Company did not exceed target performance levels. As a result, Mr. Amen, pursuant to his employment agreement, received a guaranteed payment under the 2004-2006 LTIP Cycle of $335,766, which was equal to his pro-rata 2004-2006 LTIP target based on the number of days employed during the cycle. This guaranteed payment is included in the Bonus column of the Summary Compensation Table at page 51.

(10)	The amounts in columns (c), (d) and (e) are the threshold, target and maximum amounts of the 2005-2007 LTIP that would be payable to Mr. Amen if the performance conditions are satisfied, based on the number of days Mr. Amen would be employed during the cycle. The performance conditions applicable to the 2005-2007 LTIP cycle are described in our Current Report on Form 8-K filed with the SEC on March 8, 2007.

(11)	The amounts in these three columns are the threshold, target and maximum amounts of the 50% portion of our 2006-2008 LTIP cycle that would be payable in cash if the performance conditions are satisfied. The amounts actually paid in 2007 under our 2004-2006 LTIP are included in the Summary Compensation Table at page 51. The performance conditions applicable to the LTIP are described in the Compensation Discussion & Analysis at page 42.

(12)	This amount is the number of RSUs. Dividends are not paid on RSUs.

(13)	This amount is the number of shares of PRS. Non-preferential dividends are paid on PRS. Footnote (3) to the Summary Compensation Table lists the dollar amount of consideration paid by our named executive officers for these PRS awards.

(14)	This date is the date our Board first determined that each non-employee director would receive an annual grant of 750 RSUs on the date of each annual meeting of shareholders.

(15)	This amount is the 1,000 shares automatically granted annually to non-employee directors under a pool of shares authorized by the Board in September 2000, which shares are required to be deferred.

(16)	The amounts in columns (c), (d) and (e) are the threshold, target and maximum dollar values under our 2006 AIP for the number of days Mr. Goldstein was employed by the Company during 2006, if the performance conditions had been satisfied. The amount actually paid in 2007 based on 2006 performance is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table at page 51.

Equity Awards

Equity Choice Program

As described in greater detail in the Compensation Discussion and Analysis at page 43 of this Proxy Statement, in early 2006, following the Compensation Committee’s recommendation and with the assistance of the Committee’s independent compensation consultant, our Board approved our Equity Choice Program as a long term incentive program for our senior management. The Compensation Committee made the initial awards under this program, based on participant elections, on May 9, 2006, the date of our 2006 Annual Meeting. The Compensation Committee also made an award to Mr. Amen under this program on July 25, 2006. Under this program, dividends are paid on shares of PRS at the same rate paid to our shareholders.

A discussion of the terms and the total dollar value of awards granted in 2006 to our named executive officers under our Equity Choice Program is included in the Compensation Discussion & Analysis at page 43. The number of shares under those awards is included in the Grants of Plan-Based Awards table above and the Outstanding Equity Awards at Fiscal Year-End table at page 61.

Other Equity Grants

Details regarding other equity award grants reflected in the Grants of Plan Based Award Table made to certain named executive officers are included in the Compensation Discussion & Analysis under the headings Other Equity Grants, at page 44, Mr. Martinez’s Appointment as Interim CEO in May 2006 at page 48 and the Election of Robert M. Amen as Chairman and CEO at page 48.

Non-Equity Incentive Plan Awards

Annual Incentive Plan (AIP)

Our Compensation Committee established all performance goals under our AIP at the beginning of 2006. Each named executive officer had an award target for 2006 which was set as a percentage of base salary and which was based on the achievement of specific quantitative corporate performance goals. In the case of Mr. Mirzayantz, the award target also comprised specific derivative quantitative regional and/or category goals. For 2006, the corporate performance goals related to increases in revenue and operating profit as a percentage of sales. For 2006, we achieved 112.65% of the corporate performance goals under the AIP and, as a result, each named executive officer other than Mr. Mirzayantz, received 112.65% of his or her target incentive compensation for the year. For 2006, we achieved 139.54% of the North America regional goals and 150.0% of the Fine Fragrance category goals for Mr. Mirzayantz, and therefore he received 128.71% of his target incentive compensation for the year.

Long Term Incentive Plan (LTIP)

Under our LTIP, each executive officer had an award target for the 2004-2006 performance cycle based on achieving specific quantitative corporate performance goals which the Compensation Committee established at the beginning of the cycle. For the 2004-2006 cycle, these objectives related to improvements in earnings per share and return on invested capital. For the 2004-2006 performance cycle, we achieved 99.1% of the corporate performance goals. Each executive officer therefore received 99.1% of his or her target incentive compensation for the cycle.

Additional details regarding our Annual Incentive Plan and Long Term Incentive Plan are included in the Compensation Discussion and Analysis at pages 41 and 42.

Equity Compensation Plans

The following table provides information regarding our common stock which may be issued under our equity compensation plans as of December 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	4,499,662	(2)	$34.21	(3)	2,763,399	(4)
Equity compensation plans not approved by security holders (5)	465,551	(6)	$29.43	(3)	4,326,706	(7)
Total	4,965,213		$33.76	(3)	7,090,105

(1)	Represents the 2000 Stock Award and Incentive Plan, the 2000 Stock Option Plan for Non-Employee Directors, the 1997 Employee Stock Option Plan, the Employee Stock Option Plan of 1992 and the 1990 Stock Option Plan for Non-Employee Directors. Also includes the 1997 Employee Stock Option Plan for The Netherlands and the Employee Stock Option Plan of 1992 for The Netherlands, each of which forms a subpart of and as to which shares are issuable under the 1997 Employee Stock Option Plan and the Employee Stock Option Plan of 1992, respectively. The 2000 Stock Award and Incentive Plan provides for the award of stock options, RSUs and other equity-based awards.

(2)	Includes a total of 1,346,120 outstanding and unvested RSUs and shares of PRS under the 2000 Stock Award and Incentive Plan.

(3)	Weighted average exercise price of outstanding options; excludes restricted stock units, Purchased Restricted Stock and shares credited to accounts of participants in the DCP.

(4)	Does not include 404,500 options outstanding as of December 31, 2006 under the 1997 Employee Stock Option Plan (including the 1997 Employee Stock Option Plan for The Netherlands). As approved by shareholders at the Annual Meeting held on May 7, 2002, shares authorized under the 1997 Employee Stock Option Plan, but not used under that plan for any reason, are added to shares available for awards under the 2000 Stock Award and Incentive Plan. As a result, any outstanding options under the 1997 Employee Stock Option Plan that are cancelled will become available for grant under the 2000 Stock Award and Incentive Plan.

(5)	Represents the 2000 Supplemental Stock Award Plan (the ‘‘2000 Supplemental Plan’’), the DCP and the pool of shares to be used for annual awards of 1,000 shares to each non-employee director.

(6)	Excludes shares of the Company’s common stock credited to participant’s accounts as of December 31, 2006 and issuable under the DCP. Also excludes deferred annual awards of 1,000 shares each made to non-employee directors.

(7)	Includes 3,954,285 shares remaining available for issuance under the DCP and 43,750 shares remaining available for issuance from the pool of shares to be used for annual awards of 1,000 shares to each non-employee director.

2000 Supplemental Stock Award Plan and Directors’ Annual Stock Award Pool

On November 14, 2000, our Board approved the 2000 Supplemental Stock Award Plan. Under applicable NYSE rules, this plan did not require approval by shareholders. The 2000 Supplemental Stock Award Plan is a stock-based incentive plan designed to attract, retain, motivate and reward employees and certain other persons who provide services to the Company. This plan excludes all of our executive officers and directors. Under this plan, eligible participants may be granted nonqualified stock options, stock appreciation rights, restricted stock, deferred stock, and other stock based awards under terms and conditions identical to those under our shareholder-approved 2000 Stock Award and Incentive Plan. The total shares originally reserved for awards under the 2000 Supplemental Stock Award Plan was 4,500,000. A total of 463,154 options and 2,397 restricted stock units were outstanding under that plan as of December 31, 2006 and 328,671 shares remained available for future awards as of that date.

In September 2000, our Board authorized and reserved a pool of 100,000 shares of our common stock to be used for annual awards of 1,000 shares to each non-employee director on each year. The shares may be issued out of authorized but unissued shares or treasury shares. Under applicable NYSE rules, this pool did not require approval by shareholders.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our named executive officers at December 31, 2006.

2006 Outstanding Equity Awards at Fiscal Year End

Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(e)	(f)		(g)		(h)	(i)
Robert M. Amen	0	150,000	(1)	$35.24	7/1/2013	(2)
							34,042	(23)	$1,673,505	(3)
	0	56,737	(1)(23)	$35.25	7/25/2013	(4)
							8,510	(23)	$418,352	(3)
Arthur C. Martinez	3,000	0		$27.10	5/16/2011	(5)
	3,000	0		$32.82	5/7/2012	(6)
	3,000	0		$32.39	5/14/2013	(7)
	2,000	1,000		$35.00	5/11/2014	(8)
							750		$36,870	(9)
							750		$36,870	(10)
							10,638		$522,964	(11)
Richard A. Goldstein	50,500	0		$27.10	5/16/2011	(5)
	140,000	0		$32.82	5/7/2012	(6)
	140,000	0		$29.86	3/11/2013	(12)
							42,536		$2,091,070	(13)
							9,450		$464,562	(14)
Douglas J. Wetmore	7,500	0		$43.25	5/8/2007	(22)
	12,500	0		$49.69	5/14/2008	(17)
							13,308		$654,221	(13)
							2,370		$116,509	(14)
							30,000	(23)	$1,474,800	(10)
							9,703		$476,999	(16)
James H. Dunsdon							12,153		$597,441	(13)
							7,000		$344,120	(15)
							4,050		$199,098	(14)
							30,000	(23)	$1,474,800	(10)
							833	(23)	$40,950	(10)
							3,881		$190,790	(16)
Nicolas Mirzayantz	5,000	0		$49.69	5/14/2008	(17)
	7,500	0		$43.00	12/8/2008	(18)
	5,000	0		$39.19	5/20/2009	(19)
	20,000	0		$34.56	2/8/2010	(20)
	12,000	0		$28.77	1/28/2012	(21)
	25,000	0		$32.82	5/7/2012	(6)
							10,634		$522,767	(13)
							2,370		$116,509	(14)
							3,000		$147,480	(10)
							15,000	(23)	$737,400	(10)
	0	25,000	(1)(23)	$36.00	5/9/2013	(10)
							1,231		$60,516	(16)
Dennis M. Meany	7,000	0		$32.82	5/7/2012	(6)
	12,000	0		$29.86	3/11/2013	(12)
							10,634		$522,767	(13)
							2,370		$116,509	(14)
							20,000	(23)	$983,200	(10)

(1)	This grant is SSARs.

(2)	These SSARs vest on the third anniversary of the grant date, which was July 1, 2006.

(3)	These RSUs vest on the third anniversary of the grant date, which was July 25, 2006.

(4)	These SSARs vests on the third anniversary of the grant date, which was July 25, 2006.

(5)	These options vested 1/3, 1/3 and 1/3 on the first, second and third anniversaries of the grant date, which was May 16, 2001.

(6)	These options vested 1/3, 1/3 and 1/3 on the first, second and third anniversaries of the grant date, which was May 7, 2002.

(7)	These options vested 1/3, 1/3 and 1/3 on the first, second and third anniversaries of the grant date, which was May 14, 2003.

(8)	These options vest 1/3, 1/3 and 1/3 on the first, second and third anniversaries of the grant date, which was May 11, 2004.

(9)	These RSUs vest on the third anniversary of the grant date, which was May 10, 2005.

(10)	This grant vests on the third anniversary of the grant date, which was May 9, 2006.

(11)	These RSUs vest on the first anniversary of the grant date, which was July 25, 2006.

(12)	These options vested 1/3, 1/3 and 1/3 on the first, second and third anniversaries of the grant date, which was March 11, 2003.

(13)	These RSUs vest on the third anniversary of the grant date, which was May 11, 2004.

(14)	These RSUs vest on the third anniversary of the grant date, which was March 8, 2005.

(15)	These RSUs vest 2 1/2 years after the grant date, which was October 1, 2004.

(16)	This grant vests on the third anniversary of the grant date, which was December 18, 2006.

(17)	These options vested 1/3, 1/3 and 1/3 on the second, third and fourth anniversaries of the grant date, which was May 14, 1998.

(18)	These options vested 1/3, 1/3 and 1/3 on the second, third and fourth anniversaries of the grant date, which was December 8, 1998.

(19)	These options vested 1/3, 1/3 and 1/3 on the second, third and fourth anniversaries of the grant date, which was May 20, 1999.

(20)	These options vested 1/3, 1/3 and 1/3 on the second, third and fourth anniversaries of the grant date, which was February 8, 2000.

(21)	These options vested 1/3, 1/3 and 1/3 on the first, second and third anniversaries of the grant date, which was January 28, 2002.

(22)	These options vested 1/3, 1/3 and 1/3 on the second, third and fourth anniversaries of the grant date, which was May 8, 1997.

(23)	This grant was made under our Equity Choice Program.

Option Exercises and Stock Vested

The following table provides information regarding option exercises and restricted stock vested during 2006 for each of our named executive officers.

2006 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Robert M. Amen	0	0	0	0
Arthur C. Martinez	0	0	0	0
Richard A. Goldstein	750,500	7,743,758	0	0
Douglas J. Wetmore	103,875	1,242,887	0	0
James H. Dunsdon	82,750	1,412,155	0	0
Nicolas Mirzayantz	64,500	1,054,967	0	0
Dennis M. Meany	0	0	0	0

Pension Benefits

U.S. Retirement Plans

We provide a defined benefit Pension Plan to eligible United States-based employees hired before January 1, 2006. Employees hired on or after January 1, 2006, including Mr. Amen and Mr. Martinez, are not eligible to participate in the U.S. Pension Plan. All of our named executive officers except Mr. Amen and Mr. Martinez participate in the U.S. Pension Plan.

We pay the full cost of providing benefits under the U.S. Pension Plan. The monthly pension benefit is equal to the number of years of credited service times the difference between (a) 1.7% times final average compensation and (b) 1.25% times the social security amount. The final average compensation is the average of the five consecutive years of compensation during the last ten years that produce the highest average. The term ‘‘compensation’’ means the basic rate of monthly compensation plus 1/12 of any Annual Incentive Plan cash award received for the preceding year, reduced by any compensation deferred under our Deferred Compensation Plan. The normal retirement age under the U.S. Pension Plan is age 65.

Various provisions of the Internal Revenue Code (IRC) limit the amount of compensation used in determining benefits payable under our U.S. Pension Plan. We established a non-qualified Supplemental Retirement Plan to pay that part of the pension benefit that, because of these IRC limitations, cannot be paid under the U.S. Pension Plan to our U.S. senior executives. For purposes of the Supplemental Retirement Plan, compensation includes any compensation and Annual Incentive Plan amounts, including amounts deferred under our Deferred Compensation Plan. A description of our practices with regard to crediting additional years of service under our Supplemental Retirement Plan is included in the Compensation Discussion & Analysis at page 45.

Employees with at least 10 years of credited service are eligible for early retirement under the U.S. Pension Plan and the Supplemental Retirement Plan beginning at age 55. The benefit at early retirement is an unreduced benefit payable at age 62 or a reduced benefit (4% per year) if payable prior to age 62. At December 31, 2006, Mr. Dunsdon and Mr. Meany were each age 59 with more than 10 years of credited service (including service with Bush Boake Allen Inc. (BBA)), and were therefore eligible for early retirement as of December 31, 2006.

We acquired BBA in 2000, and the Bush Boake Allen Inc. Retirement Plan (the ‘‘BBA Plan’’) was merged into our U.S. Pension Plan on December 31, 2000. Benefit accruals under the BBA Plan were frozen as of that date. Benefit service under our U.S. Pension Plan for former BBA employees, including Mr. Dunsdon and Mr. Meany, starts as of December 1, 2000. Former BBA employees, including Mr. Dunsdon and Mr. Meany, will receive benefits under the frozen BBA Plan plus a benefit under our

U.S. Pension Plan for service after December 1, 2000. The value of the frozen accrued benefit under the BBA Plan is included in the Present Value of Accumulated Benefits columns in the Pension Benefits Table at page 66.

For participants of the BBA Plan on December 31, 2000, including Mr. Dunsdon and Mr. Meany, the following provisions apply in calculating the pension benefit earned as of December 31, 2000. The BBA pension benefit is payable in addition to the benefit participants earn under the IFF Pension Plan for service after December 31, 2000.

The benefit from the BBA Plan is based on pensionable pay, average final earnings as of December 31, 1999 and December 31, 2000, years of benefit service as of those dates, the participant’s Social Security average wage base and the participant’s estimated Social Security benefit at age 65 based on the law in effect as of December 31, 2000. For this purpose, (a) ‘‘pensionable pay’’ is defined as a participant’s previous 12 months’ earnings, excluding luncheon vouchers, travel allowances, special salary supplements and any other items that the Company may determine, (b) ‘‘pensionable service’’ is defined as the period of continuous service prior to retirement and (c) ‘‘average final earnings’’ is defined as the three highest consecutive annual pensionable salaries in the 10 years preceding retirement.

Normal Retirement Benefit under BBA Plan Payable at Age 65

The formula by which a pension is calculated as of December 31, 2000 is the sum of A plus B as follows:

A.	Benefit calculation for benefit service as Of December 31, 1999

The larger of (1) plus (2) or (3), or (4) plus (5)

1.	1.05% of average final earnings up to the Social Security average wage base times years of benefit service as of December 31, 1999 not in excess of the service limitation plus 1.50% of average final earnings in excess of the Social Security average wage base times years of benefit service as of December 31, 1999 not in excess of the service limitation;

2.	1.50% of average final earnings times years of benefit service in excess of the service limitation;

3.	1.10% of average final earnings times years of benefit service as of December 31, 1999;

4.	1.05% of average final earnings up to the Social Security average wage base times years of benefit service from January 1, 1994 to December 31, 1999 Plus 1.50% of average final earnings in excess of the Social Security average wage base, times years of benefit service from January 1, 1994 to December 31, 1999;

5.	Grandfathered prior plan accrued benefit based on years of service and average final earnings as of December 31, 1993.

B. Benefit calculation for benefit service from January 1, 2000 to December 31, 2000

The larger of (1) minus (2), or (3)

1.	1.67% of average final earnings, Times benefit service from January 1, 2000 to December 31, 2000

2.	(a) Times (b)

a.	1.67% of the participants Social Security benefit Times benefit service from January 1, 2000 projected to age 65, limited to 30 years

b.	Years of service from January 1, 2000 to December 31, 2000, Divided by years of service from January 1, 2000 projected to age 65.

3.	1.00% of average final earnings times benefit service from January 1, 2000 to December 31, 2000.

Early Retirement BBA Plan Benefit

Participants may retire with full, unreduced BBA Plan benefits at age 62, if they are at least 55 years old and have at least ten years of eligibility service or if the sum of their age at their last birthday plus the full years of benefit service at the time of termination of employment from IFF is at least 65.

Immediate Early Retirement

Participants are eligible for a vested BBA Plan pension benefit if they have five or more years of eligibility service when they terminate. The BBA Plan vested benefit begins the month after their 65th birthday. However, participants may choose to have their vested BBA Plan pension benefit start on the first day of any month after age 55. In that case, the BBA Plan pension benefit will be reduced to reflect the fact that the benefit is being received over a longer period of time. For service prior to January 1, 2000, the reduction factor is 3% a year for payment that starts between age 60 to 62 and 6% a year for payment that starts prior to age 60. For service after January 1, 2000, the reduction factor is 4% a year for each year that payments start prior to age 62. If the participant completed at least twenty years of service and terminates employment at age 61, there is no reduction for early commencement.

U.K Retirement Plan

Mr. Dunsdon is also entitled to a pension benefit based on his service in the United Kingdom with BBA. The Bush Boake Allen (BBA) United Kingdom Pension Plan is a non-contributory Defined Benefit Plan. The plan is closed and there are no active participants accruing benefits. The retirement benefit is based on pensionable service and final pensionable salary. ‘‘Pensionable service’’ is defined as completed years and months of service from age 20. ‘‘Final pensionable salary’’ is defined as the annual average of current pensionable salary over the best 3 consecutive years during the previous 10 years less the annual average of a lower earnings limit during that 3 year period.

The benefit from the BBA U.K. Pension scheme is equal to 1 2/3% of final pensionable salary (less the annual average of the lower earnings limit) for each year of pensionable service less 1% of final pensionable salary for each year of pensionable service prior to March 31, 1978. Pensionable salary is gross earnings during the previous 12 months. The ‘‘lower earnings limit’’ means the lower rate of pay earnings at which U.K. National Insurance Contributions commences.

The normal retirement age is 65. An early retirement pension is available on retirement after age 50, subject to reduction on account of early payment. The reduction factor is 6% per annum for each year that the participant’s actual date of retirement precedes his or her normal retirement date.

Pension benefits are indexed and increases are granted based on the following: 3% per annum, or the Retail Price Index (RPI) if less, for pensions accrued prior to April 5, 1997; and 5% per annum, or the RPI if less, for pensions accrued after April 5, 1997.

Deferred pensions in excess of a guaranteed minimum pension are revalued between exit and retirement in line with statutory requirements. The guaranteed minimum pension is the minimum pension that must be provided for participants for service prior to April 6, 1997. In respect of the guaranteed minimum pension, the participant’s deferred benefit is increased by a fixed amount each year. The amount is set by law and is based on the date the participant left the Plan.

Mr. Goldstein’s Retirement

Mr. Goldstein retired as our Chairman and CEO on May 9, 2006, when he was age 64. Under the terms of his retirement agreement, Mr. Goldstein is entitled to receive the benefits accrued under our U.S. Pension Plan and Supplemental Retirement Plan. The value of these benefits is included in the Present Value of Accumulated Benefits column in the Pension Benefits Table at page 66. In addition, under the terms of his June 1, 2000 Memorandum of Understanding, Mr. Goldstein was entitled to a ‘‘make-up’’ pension payment of $3,016,014, which we paid in 2006 (and which is not included in the Present Value of Accumulated Benefit column in the Pension Benefits Table). More details concerning Mr. Goldstein’s retirement are included in the Compensation Discussion & Analysis at page 47 and under ‘‘Other Separation Arrangements’’ at page 74.

The following table provides information for our named executive officers regarding the Company’s retirement plans. The present value of accumulated benefits payable to the named executive officers under each of our retirement plans was determined using the valuation method and material assumptions presented in Note 14 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

2006 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits Assuming Retirement Age of 62 ($)		Present Value of Accumulated Benefits Assuming Retirement Age of 65 ($)		Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d1)(1)		(d2)(2)		(e)
Robert M Amen (3)	—	—	—		—		—
Arthur C. Martinez (4)	—	—	—		—		—
Richard A. Goldstein	IFF Pension Plan	7.00	—		$222,751		0.00
	Supplemental Retirement Plan	7.00	—		$1,594,110		0.00
	Total		—	(5)	$1,816,861		0.00 (6)
Douglas J. Wetmore	IFF Pension Plan	15.63	$283,434		$222,250		0.00
	Supplemental Retirement Plan	15.63	$503,057		$394,465		0.00
	Total		$786,491		$616,715		0.00
James H. Dunsdon	IFF Pension Plan	9.98	$288,489	(7)	$226,215	(7)	0.00
	Supplemental Retirement Plan	6.23	$338,856		$265,709		0.00
	BBA U.K. Pension Scheme	27.42	$2,810,994		$2,810,994		0.00
	Total		$3,438,339		$3,302,918		0.00
Nicolas Mirzayantz	IFF Pension Plan	15.23	$196,307		$153,931		0.00
	Supplemental Retirement Plan	15.23	$252,602		$198,074		0.00
	Total		$448,909		$352,005		0.00
Dennis M. Meany	IFF Pension Plan	29.64	$735,716	(7)	$576,901	(7)	0.00
	Supplemental Retirement Plan	6.23	$135,491		$106,243		0.00
	Total		$871,207		$683,144		0.00

(1)	For participants in the U.S. Pension Plan and the Supplemental Retirement Plan, the amounts in this column assume benefit commencement at unreduced early retirement at age 62 (with at least 10 years of credited service) and otherwise were determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements.

(2)	For participants in the U.S. Pension Plan and the Supplemental Retirement Plan, the amounts in this column assume benefit commencement at normal retirement at age 65 and otherwise were determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements.

(3)	Mr. Amen, who commenced employment as our CEO on July 1, 2006, is not eligible to participate in the U.S. Pension Plan, the Supplemental Retirement Plan or any other defined benefit plan.

(4)	Mr. Martinez, who served as our Interim CEO from May 9, 2006 to June 30, 2006, is not eligible to participate in the U.S. Pension Plan, the Supplemental Retirement Plan or any other defined benefit plan.

(5)	Mr. Goldstein has reached age 62, but is not entitled to an unreduced benefit at age 62 under the U.S. Pension Plan or the Supplemental Retirement Plan because he did not have ten years of credited service with the Company. See footnote (1) above.

(6)	See footnote 10 of the Summary Compensation Table at page 51 for the amount paid to Mr. Goldstein representing a ‘‘make-up’’ in his IFF retirement benefit based on the retirement benefit he would have earned with his prior employer.

(7)	Amounts under the U.S. Pension Plan include frozen accumulated benefits under the BBA Plan.

Non-Qualified Deferred Compensation

We offer to our executive officers and other senior employees based in the United States an opportunity to defer compensation under our Deferred Compensation Plan (DCP). The DCP allows these employees to defer salary and annual and long term incentive awards, and to defer receipt of stock under some equity awards. The deferral period can extend for a specified number of years or until retirement or employment termination, and participants may elect to extend deferrals, subject to applicable tax laws. Subject to certain limitations on the number of installments and periods over which installments will be paid, participants in the DCP elect the timing and number of installments as to which the participant’s DCP account will be settled. Deferred cash compensation may be treated as invested in (i) a variety of equity and debt mutual funds offered by The Vanguard Group, which administers the DCP, or (ii) a fund valued by reference to the value of our common stock with dividends reinvested, or (iii) an interest-bearing account. For the interest-bearing account, our Compensation Committee establishes an interest rate each year which we intend to be equal to 120% of the applicable federal long term interest rate. For 2006 this interest rate was 5.64% and for 2007 this interest rate is 5.77%.

We make matching contributions under the DCP to make up for tax limitations on our matching contributions under our 401(k) plan, which is called our Retirement Investment Fund Plan. For employees hired prior to January 1, 2006, including all of our U.S.-based named executive officers except Mr. Amen and Mr. Martinez, the 401(k) plan provides for matching contributions at a rate of $0.50 for each dollar of contribution up to 6% of a participant’s salary. For employees hired on or after January 1, 2006, including Mr. Amen, the 401(k) plan provides for matching contributions at a rate of $1.00 for each dollar of contribution up to 4% of a participant’s salary plus $0.75 for each dollar of contribution above 4% up to 8% of a participant’s salary. However, tax rules limit the amount of the match for our senior executives. The DCP matching contribution reflects the amount of the matching contribution which is limited by the tax laws. The same requirements under the 401(k) plan for matching, including vesting, apply to matching contributions under the DCP. Currently, matching contributions vest after three years of service.

The DCP gives participants an incentive to defer compensation into our common stock fund by granting a 25% premium, credited in additional deferred stock, on all cash compensation deferred into the stock fund. The shares representing the premium generally are forfeited if employment ends within one year of deferral or if the participant withdraws any deferred stock within one year of deferral. Vesting of the premium deferred stock accelerates upon a change in control. RSUs granted under our equity compensation plans may also be deferred, but no premium is added.

The following table provides information for our named executive officers regarding plans that provide for the deferral of compensation on a basis that is not tax-qualified.

2006 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)(1)		(c)(2)	(d)	(e)	(f)(3)
Robert M. Amen	$36,667		$9,167	$7,821	$0	$53,654
Richard A. Goldstein	$46,833		$6,244	$694,174	$0	$6,728,151
Arthur C. Martinez	$39,650	(4)	$0	$123,155	$0	$596,081
Douglas J. Wetmore	$165,328	(5)	$50,444	$413,286	$0	$1,515,843
James H. Dunsdon	$191,194		$48,652	$318,203	$0	$1,191,873
Nicolas Mirzayantz	$27,483	(6)	$5,400	$16,001	$0	$204,772
Dennis M. Meany	$77,250		$15,017	$64,241	$0	$324,666

(1)	Except as provided in footnotes (5) and (6), the amounts in this column are included in the Salary column of the Summary Compensation Table at page 51.

(2)	The amounts in this column are included in the All Other Compensation column of the Summary Compensation Table at page 51.

(3)	If a person was a named executive officer in previous years’ proxy statements, this amount includes amounts that were included as compensation previously reported for that person in the Summary Compensation Table for those previous years.

(4)	This amount is included in the Stock Award column of the Summary Compensation Table at page 51.

(5)	Of this amount, $46,300 is included in the Salary column of the Summary Compensation Table at page 51 and $119,028 was included in the LTIP Payout column of the Summary Compensation Table included in the Company’s Proxy Statement for our 2006 Annual Meeting.

(6)	Of this amount, $24,000 is included in the Salary column of the Summary Compensation Table at page 51 and $3,483 was included in the Bonus column of the Summary Compensation Table included in the Company’s Proxy Statement for our 2006 Annual Meeting.

Termination of Employment and Change in Control Arrangements

Executive Separation Policy and Other Termination Benefits

We provide severance payments and benefits to our named executive officers and other executive officers under our Executive Separation Policy (ESP). The ESP covers an executive’s separation from service, with different benefit levels (Tiers) for separations unrelated to a change in control (CiC) and for separations within two years following a CiC. The following describes the ESP’s ‘‘Tier I’’ level of payments and benefits, which apply to our named executive officers, other than Mr. Martinez. The ESP applied to Mr. Goldstein until his retirement date, May 9, 2006. Where other compensation programs and agreements provide for enhanced benefits in circumstances relating to terminations and changes in control of IFF, these are described below as well.

Terminations without cause and not within the two years after a CiC.    If we terminate a participant’s employment without cause and not within two years following a CiC, we will pay a monthly severance for 24 months, or if a shorter period, until age 65. The monthly payment will equal the sum of (1) the participant’s monthly base salary at the date of termination plus (2) 1/12th of the participant’s average AIP bonus for the three most recent years. We also pay a prorated AIP bonus for the year of termination based on actual performance for the full year. We also continue medical, dental and insurance benefits during the severance period. In our discussion of payments upon a separation from service, to ‘‘prorate’’ an award, such as AIP, means to pay a fraction of the award equal to the number of days in the period that the participant worked divided by the total number of days in the period (or 365 in the case of an AIP award). For this type of termination, the ESP does not provide additional pension credit or alter the terms of stock options or other equity awards.

Terminations not for cause or by the executive for good reason and within the two years after a CiC.    We provide severance and related benefits under the ESP to a participant terminated by us without cause, or who terminates for ‘‘good reason,’’ during the two years following a CiC. These are:

•	A lump-sum payment equal to three times the sum of (i) the participant’s highest annual salary during the five years preceding termination and (ii) the higher of his or her average AIP bonus for the three most recent years or his or her target AIP bonus for the year of termination;

•	A prorated portion of the target LTIP for the cycles then in progress;

•	A prorated portion of the target AIP bonus for the year of termination;

•	Vesting of any stock options not already vested upon the CiC with the remainder of the option term to exercise the participant’s options, except, in the case of certain options granted before

2001, we will instead cancel the option and pay an amount equal to the difference between the exercise price and the highest of (i) the market price of common stock on the date of termination, (ii) the price of common stock in any published tender offer or any merger or acquisition agreement within one year before or after the CiC, or (iii) the market price of common stock on the date of the CiC.

•	Vesting of restricted stock and RSU awards and, unless deferred by the participant, settlement of RSU awards;

•	An additional three years’ credit of age and compensation for pension calculation purposes, with the assumption that annual compensation would have continued at current rates during the additional period, and full funding of any supplemental pension obligation through a rabbi trust;

•	Continuation of medical and dental coverage for three years, or until the participant obtains new employment providing similar benefits.

If payments to a participant would trigger the golden parachute excise tax, we will pay an additional amount, commonly called a ‘‘gross-up payment,’’ so that the after-tax value of the participant’s payments and benefits under the ESP and other compensation paid by us would be the same as though no excise taxes applied. The gross-up payment would include the additional income taxes and other adverse tax effects to the participant resulting from our paying the gross-up payment. If, however, a limited reduction of severance payments or in the vesting of equity awards would avoid the golden parachute excise tax, then the severance amount or such vesting will be reduced in order to eliminate the need for a gross-up payment. We would reduce payments for this purpose only if the reduction would not exceed 10% of the amount of payments that could be received by the participant without triggering the excise tax.

Accelerated vesting of awards upon a CiC without regard to termination.    The ESP provides that, upon a CiC, options become fully vested and exercisable, and forfeiture and deferral conditions and other restrictions on restricted stock and other equity awards will end, except to the extent waived by the participant.

Death, disability or retirement.    The ESP provides for payments and benefits upon death, disability or retirement at or after age 62. If one of these events occurs before a CiC, the participant or the participant’s estate will receive a prorated portion of the AIP and LTIP awards that would have become payable had he or she continued employment for the full performance period, based on actual performance achieved. In this case, we do not alter the terms of stock options. If one of these events occurs, restricted stock and stock unit awards fully vest and are settled unless deferred. In addition, if one of these events occurs within two years after a CiC, the participant would receive the same AIP and LTIP awards and vesting of equity awards as for a termination not for cause within two years after a CiC, except that options will remain outstanding for no more than one year following death and three years following termination due to disability.

In addition to the amounts paid under the ESP, in the event of death, our named executive officers other than Mr. Martinez would be entitled to payments under the Company’s Executive Death Benefit Plan as described in the Compensation Discussion and Analysis under the heading Executive Death Benefit Plan at page 47. In the event of disability, our named executive officers other than Mr. Martinez would be entitled to payments under the Company’s Disability Insurance Program that applies to salaried employees generally (60% of monthly salary up to a maximum of $15,000 per month).

Definitions of Key Terms under the ESP.    A CiC occurs if any of these events happen:

•	A person or group acquires our stock and so becomes a beneficial owner of 40% or more of the voting power in IFF;

•	Board members at September 1, 2000 (as well as generally any new director approved by at least two-thirds of the incumbent directors), cease to be at least a majority of the Board;

•	Immediately following a merger, consolidation, recapitalization or reorganization of IFF, either new members constitute a majority of the Board of, or our voting securities outstanding before the event do not represent at least 60% of the voting power in, the surviving entity;

•	Our shareholders approve a plan of complete liquidation and the liquidation commences, or a sale or disposition of substantially all of our assets (or similar transaction) is completed.

‘‘Good reason’’ means any of the following, unless the participant consents in writing to the event:

•	A reduction in the participant’s base salary as in effect before the CiC;

•	Our failure to continue a compensation or benefit plan for the participant, unless the plan is replaced by a comparable plan or it ends due to its normal expiration, or other action that materially adversely affects participation in one of these plans;

•	A change in the participant’s position, level, authority or responsibilities in a way that adversely impacts the participant;

•	Relocation of the participant’s work assignment by more than 45 miles; or

•	The failure of a successor to assume our obligations under the ESP.

However, ‘‘good reason’’ will exist only if the participant gives us notice and we fail to correct the matter within 30 days.

‘‘Cause’’ means an executive’s:

•	Willful and continued failure to perform substantially his or her duties after demand for performance has been made;

•	Willfully engaging in unauthorized conduct which is materially detrimental to us, including misconduct that results in material noncompliance with financial reporting requirements;

•	Willfully engaging in illegal conduct or acts of serious dishonesty which materially adversely affects us.

Participant Obligations for the Protection of Our Business.    As a condition of the participant’s right to receive severance payments and benefits, the ESP requires that he or she not compete with us, or induce customers, suppliers or others to curtail their business with us, or induce employees or others to terminate employment or service with us. These restrictions apply while a participant is employed before a CiC and following a termination of employment before a CiC during any period in which the participant is receiving severance benefits. The ESP also conditions severance payments and benefits on the participant meeting commitments relating to confidentiality, cooperation in litigation and return of our property. A ‘‘clawback’’ provision requires that a participant forfeit some of the gains realized from option exercises and settlements of other equity awards if the participant fails to meet these commitments.

Effect of IRC Section 409A.    The timing of our payment of some payments and benefits may be restricted under Internal Revenue Code Section 409A, which regulates deferred compensation. Some amounts payable to any of our named executive officers or other participants in the ESP upon termination may be delayed until six months after termination.

Payments and Benefits Upon a CiC and Various Types of Terminations.    The following table shows the estimated payments and value of benefits that we would provide to each of our named executive officers who are still employees of the Company in the event that the triggering events described in the heading of the table occurred on December 31, 2006. Although Mr. Dunsdon and Mr. Meany are eligible for early retirement under our U.S. Pension Plan, as described under Pension Benefits at page 63, none of our named executive officers is currently eligible for any additional benefits upon early retirement. The Company also does not provide any additional benefits to our named executive officers upon a voluntary resignation. Certain assumptions made for purposes of presenting this information and certain amounts not reflected in the table are explained below. For all cases, the per share market price of our common stock is assumed to be $49.16, the actual closing price per share on the last trading day of the year, December 29, 2006. In preparing the estimates in this table, we have assumed that any CiC would also constitute a ‘‘change in ownership and control’’ for purposes of the golden parachute excise tax rules. We have also assumed that any vesting and/or performance period under our annual and long term incentive plans that would occur at the end of our 2006 fiscal year would occur at the close of business on the last business day of the year, so that such vesting or performance period would have occurred immediately prior to the assumed time of termination. All amounts included in the table are stated in the aggregate, even if the payments will be made on a monthly basis.

The amounts set forth in the table below reflect the additional amounts of compensation that would be payable as a result of the indicated triggering event. Except as noted in footnote (7) of the table, these amounts do not include payments and benefits to the extent that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The salary, Annual Incentive Plan award and Long-Term Incentive Plan award otherwise payable to each named executive officer through December 31, 2006 is included in the Summary Compensation Table at page 51. In addition to the amounts set forth in the table below, in the event of a CiC, the aggregate balance held in the Company’s Deferred Compensation Plan for each of our named executive officers who participate in that plan will be automatically accelerated and settled within five business days of the CiC, as opposed to the participant’s original deferral election. The amounts that would have been accelerated in the event of a CiC as well as, in all other cases, the amounts each of our named executive officers who participate in that plan would have received according the participant’s original deferral election, are shown in the Aggregate Balance at Fiscal Year-End column of the Non-Qualified Deferred Compensation Plan table at page 67. The timing and form of payments which may be made under that plan in events other than a CiC are described in the accompanying narrative to that table. The regular pension benefits that each of our named executive officers would receive under the normal terms of the Company’s U.S. Pension Plan and Supplemental Retirement Plan are shown in the Present Value of Accumulated Benefit Assuming Retirement Age of 65 column of the Pension Benefits table at page 66. The timing and form of payments which may be made under these plans are described in the accompanying narrative to that table. The amounts shown in the table below as Incremental Non-Qualified Pension are explained in footnote 3 in the table presented below.

POTENTIAL PAYMENTS UPON TERMINATION AND CHANGE IN CONTROL

Name	Benefit	Involuntary Termination Not for Cause Prior to or More Than 2 Years After a Change in Control	Death Prior to or More Than 2 Years After a Change in Control	Separation Due to Disability Prior to or More Than 2 Years After a Change in Control	Involuntary or Good Reason Termination Within 2 Years After a Change in Control	Death Within 2 Years After a Change in Control	Separation Due to Disability Within 2 Years After a Change in Control
Robert M. Amen	Salary	$2,000,000	$—	$—	$3,000,000	$—	$—
	Annual Incentive Plan	2,400,000	—	—	3,600,000	—	—
	Long-Term Incentive Plan (1)	—	1,000,000	1,000,000	1,000,000	1,000,000	1,000,000
	Equity Award Acceleration (2)	—	4,969,068	2,091,856	4,969,068	4,969,068	4,969,068
	Incremental Non-Qualified Pension (3)	—	—	—	—	—	—
	Medical Benefits (4)	42,464	—	—	63,696	—	—
	Executive Death Benefit Proceeds (5)	—	2,000,000	—	—	2,000,000	—
	Executive Death Benefit Premium (6)	91,638	—	—	91,638	—	—
	Disability Insurance Proceeds (7)	—	—	180,000	—	—	180,000
	Excise Tax and Tax Gross-up (8)	—	—	—	$5,896,607	—	—
	Total	4,534,102	7,969,068	3,271,856	18,621,009	7,969,068	6,149,068
Douglas J. Wetmore	Salary	$926,000	$—	$—	$1,389,000	$—	$—
	Annual Incentive Plan	308,011	—	—	833,400	—	—
	Long-Term Incentive Plan (1)	—	277,800	277,800	277,800	277,800	277,800
	Equity Award Acceleration (2)	—	2,722,530	2,722,530	2,722,530	2,722,530	2,722,530
	Incremental Non-Qualified Pension (3)	—	—	—	396,160	—	—
	Medical Benefits (4)	42,464	—	—	63,696	—	—
	Executive Death Benefit Proceeds (5)	—	926,000	—	—	926,000	—
	Executive Death Benefit Premium (6)	12,420	—	—	12,420	—	—
	Disability Insurance Proceeds (7)	—	—	180,000	—	—	180,000
	Excise Tax and Tax Gross-up (8)	—	—	—	$1,787,669	—	—
	Total	1,288,895	3,926,330	3,180,330	7,482,674	3,926,330	3,180,330

Name	Benefit	Involuntary Termination Not for Cause Prior to or More Than 2 Years After a Change in Control		Death Prior to or More Than 2 Years After a Change in Control	Separation Due to Disability Prior to or More Than 2 Years After a Change in Control	Involuntary or Good Reason Termination Within 2 Years After a Change in Control		Death Within 2 Years After a Change in Control	Separation Due to Disability Within 2 Years After a Change in Control
James H. Dunsdon	Salary	$1,200,000		$—	$—	$1,800,000		$—	$—
	Annual Incentive Plan	559,550		—	—	1,620,000		—	—
	Long-Term Incentive Plan (1)	—		436,000	436,000	436,000		436,000	436,000
	Equity Award Acceleration (2)	—		2,847,200	2,847,200	2,847,200		2,847,200	2,847,200
	Incremental Non-Qualified Pension (3)	—		—	—	1,176,246		—	—
	Medical Benefits (4)	21,138		—	—	31,707		—
	Executive Death Benefit Proceeds (5)	—		1,200,000	—	—		1,200,000	—
	Executive Death Benefit Premium (6)	28,242		—	—	28,242		—	—
	Disability Insurance Proceeds (7)	—		—	180,000	—		—	180,000
	Excise Tax and Tax Gross-up (8)	—		—	—	$3,553,475		—	—
	Total	1,808,930	(9)	4,483,200	3,463,200	11,492,870	(9)	4,483,200	3,463,200
Nicolas Mirzayantz	Salary	$800,000		$—	$—	$1,200,000		$—	$—
	Annual Incentive Plan	368,866		—	—	720,000		—	—
	Long-Term Incentive Plan (1)	—		240,000	240,000	240,000		240,000	240,000
	Equity Award Acceleration (2)	—		1,913,673	1,584,673	1,913,673		1,584,673	1,584,673
	Incremental Non-Qualified Pension (3)	—		—	—	283,857		—	—
	Medical Benefits (4)	42,464		—	—	63,696		—	—
	Executive Death Benefit Proceeds (5)	—		800,000	—	—		800,000	—
	Executive Death Benefit Premium (6)	5,914		—	—	5,914		—	—
	Disability Insurance Proceeds (7)	—		—	180,000	—		—	180,000
	Excise Tax and Tax Gross-up (8)	—		—	—	$1,111,560		—	—
	Total	1,217,244		2,953,673	2,004,673	5,538,699		2,624,673	2,004,673
Dennis M. Meany	Salary	$800,000		$—	$—	$1,200,000		$—	$—
	Annual Incentive Plan	246,940		—	—	720,000		—	—
	Long-Term Incentive Plan (1)	—		218,000	218,000	218,000		218,000	218,000
	Equity Award Acceleration (2)	—		1,622,477	1,622,477	1,622,477		1,622,477	1,622,477
	Incremental Non-Qualified Pension (3)	—		—	—	631,263		—	—
	Medical Benefits (4)	21,138		—	—	31,707		—	—
	Executive Death Benefit Proceeds (5)	—		800,000	—	—		800,000	—
	Executive Death Benefit Premium (6)	16,459		—	—	16,459		—	—
	Disability Insurance Proceeds (7)	—		—	180,000	—		—	180,000
	Excise Tax and Tax Gross-up (8)	—		—	—	$1,875,826		—	—
	Total	1,084,537	(9)	2,640,477	2,020,477	6,315,732	(9)	2,640,477	2,020,477

(1)	The amounts in this row are the additional LTIP amounts that would be payable as severance, which, with respect to the 2006-2008 LTIP cycle, would be paid 50% in cash and 50% in stock. If death or disability does not take place within two years after a CiC, then this amount is based on actual performance. If death or disability takes place within two years after a CiC, then this amount is based on target LTIP.

(2)	The amounts in this row would be payable upon a CiC, even if the executive’s employment is not terminated. The amounts in this row represent the aggregate in-the-money value of the options, SSARs, RSUs and other equity awards which would become vested as a direct result of the CiC before the stated vesting date specified in the applicable equity award document. The stated vesting date in the equity award document is the date at which an award would have been vested if there were not a CiC and if there were not any termination of the executive’s employment. The calculation of these amounts does not attribute any additional value to options based on their remaining exercise term and does not discount the value of awards based on the portion of the vesting period elapsed at the date of the CiC. These amounts also do not include any value for equity awards that, by their terms, are not accelerated and continue to vest.

(3)	The amounts in this row represent the incremental increase in the present value of the executive’s pension benefit reflecting an additional 3 years of age and credited service under our Supplemental Retirement Plan. The incremental increase also reflects the value of subsidized early commencement of pension benefits under our Supplemental Retirement Plan prior to age 62 for those named executive officers who would have at least 10 years of service after crediting the additional 3 years of service. All the named executive officers who participate in the Supplemental Retirement Plan would have at least 10 years of service after a CiC. The amounts in this row would be payable upon termination in a lump sum amount. In addition, the Company may elect to pay the executive other benefits accrued under the Supplemental Retirement Plan in a lump sum amount upon termination of employment. Information regarding the pension benefits accrued under that plan is included in the Pension Benefits Table at page 66.

(4)	Amounts in this row are the COBRA costs of medical and dental benefits for the covered period based on assumptions used for financial reporting purposes. Although our medical and dental insurance is generally available to our employees, only participants in our ESP, including our named executive officers, would be entitled to have the benefits paid by the Company.

(5)	The amounts in this row are the amounts that would be payable under our Executive Death Benefit Plan upon the death of the named executive officer.

(6)	The amounts in this row are the total dollar value of the additional premiums that would be payable to continue the Executive Death Benefit Plan for the named executive officer.

(7)	The amounts in this row are the amounts that would be payable under our disability insurance program upon the long-term disability of the named executive officer. This program is generally available to salaried employees.

(8)	This amount represents the payment of a ‘‘gross-up’’ to offset the estimated amount of the golden parachute excise tax that would apply to each executive and the amount of additional income and other taxes payable by the executive as a result of the gross-up payment. For purposes of computing this ‘‘gross-up’’ we include the present value of all accelerated equity awards. We would not be entitled to claim tax deductions for a portion of the compensation paid in this circumstance; we estimate our federal income tax payable on the non-deductible portion of compensation to these executive officers would be, in the aggregate, $12,118,429.

(9)	In addition to this amount, since each of Mr. Dunsdon and Mr. Meany were 59 at December 31, 2006 and have more than ten years of service, they are each eligible for early retirement at a reduced benefit. The present value of accumulated benefits that would have been payable if they had retired at December 31, 2006 (including the frozen accumulated benefits under the BBA Plan and using the same valuation method and material assumptions as under the 2006 Pension Benefits Table at page 66) is as follows: Mr. Dunsdon – $3,437,052 (including $310,849 under the IFF Pension Plan, $365,119 under the Supplemental Retirement Plan and $2,761,084 under the BBA UK Pension Scheme) and Mr. Meany – $938,729 (including $792,737 under the IFF Pension Plan and $145,992 under the Supplemental Retirement Plan). Additional details regarding our pension benefits is included under the heading Pension Benefits at page 63.

The table above should be understood to provide only estimates of amounts payable and the value of benefits under our existing plan and in the circumstances shown. The payments and benefits actually provided will be affected by the time of year at which any CiC occurs, the form and amount of consideration payable in the CiC and the market price of our stock at the time of the CiC, the timing of any termination of employment, and many other factors. Payments and benefits are governed by the terms of our plans and contracts with employees, which may be subject to interpretation, and the application of tax laws to these arrangements may vary from what we have anticipated, which can affect the amounts we owe. In addition, our Compensation Committee may change such payments and benefits at any time.

Other Separation Arrangements

Mr. Amen

Details regarding Mr. Amen’s employment agreement dated June 28, 2006 are included in the Compensation Discussion & Analysis at page 48. In addition, under the terms of his employment agreement, Mr. Amen is entitled to certain payments upon termination. If Mr. Amen’s employment is terminated by us without ‘‘cause’’ or by Mr. Amen for ‘‘good reason’’, Mr. Amen will be entitled to (i) any unpaid base salary through the date of termination and any accrued but unused vacation; (ii) any unpaid bonus earned with respect to any year ending on or before the date of termination; (iii) reimbursement for any business expenses incurred ; (iv) all other payments, benefits or perquisites to which he may be entitled; (v) a prorated AIP bonus for the year of termination; and (vi) severance benefits under our ESP. The severance benefits would be two times the sum of (1) Mr. Amen’s base salary and (2) his average AIP bonus (or his target bonus if termination had occurred in 2006). The severance amount is payable in equal monthly installments over 24 months. He would also receive a prorated AIP bonus for the year of termination. He would also continue participation for two years in all welfare benefit plans subject to any premium contribution or co-pay obligation. If Mr. Amen obtains other employment that offers comparable welfare benefits, then the benefit coverage would be reduced by those comparable benefits.

In the event the Company terminates his employment without ‘‘cause’’ or Mr. Amen terminates for ‘‘good reason’’ in contemplation of or within two years after a CiC, the severance multiplier would be ‘‘three times’’ rather than ‘‘two times,’’ and the welfare benefits would continue for three years rather than two years.

To receive the severance payments, Mr. Amen must comply with the restrictive covenants described below, deliver to the Company an executed general release, and resign from all offices, directorships and fiduciary positions with the Company.

Mr. Amen is subject to covenants regarding non-competition, non-solicitation, confidentiality, cooperation and non-disparagement. If Mr. Amen’s employment terminates prior to a CiC and he fails to comply with the covenants (either during his employment or for a period of two years after his termination), the unexercised portion of any vested or unvested option or SAR and any other award not then vested, is forfeited, no further severance will be paid, and he may be subject to a claw-back of any paid severance and certain other amounts.

Mr. Goldstein

On April 3, 2006 we entered into a retirement agreement with Mr. Goldstein in connection with his retirement. Details regarding Mr. Goldstein’s agreement are included in the Compensation Discussion & Analysis at page 47. Payments made or accrued to Mr. Goldstein under the agreement are reported under footnote 10 and footnote 5 to the Summary Compensation Table at page 51. Those amounts do not reflect the following additional payments to which Mr. Goldstein is entitled under his retirement agreement: (i) Mr. Goldstein’s award under the 2005-2007 Long Term Incentive Plan cycle, which he will be entitled to receive if the performance goals are achieved for that cycle and, which will be pro-rated based on the number of days Mr. Goldstein worked during the period; (ii) Mr. Goldstein’s unexercised option and unvested RSU awards granted in previous years, which will remain outstanding or vest according to the terms of the original agreements under which those awards were granted and (iii) the future cost to the

Company of providing retiree life insurance. Under the terms of his retirement agreement, Mr. Goldstein is entitled to be covered by retiree life insurance coverage with death benefits equal to $1,150,000. The 2006 premium for this coverage is included in the All Other Compensation Table at page 54. Mr. Goldstein is also entitled to receive his accrued benefits under the U.S. Pension Plan and Supplemental Retirement Plan reflected in column (d2) of the Pension Benefits table at page 66 and is entitled to the distribution of his accrued benefits under the DCP, as reflected in column (f) of the Nonqualified Deferred Compensation table at page 67.

Under the terms of the agreement, Mr. Goldstein is subject to non-competition and non-solicitation restrictions for one year from his retirement date. Mr. Goldstein also is subject to confidentiality, non-disparagement and cooperation in litigation clauses under the agreement, which are not limited in duration. In the event that Mr. Goldstein fails to comply with any of these commitments, the Company will have no obligation to make payments or provide benefits to Mr. Goldstein under the agreement and he could be subject to a ‘‘claw-back,’’ including cancellation of his right to exercise any outstanding option and any other award not then vested and an obligation to repay the Company: (i) any cash payments made to him under the agreement (other than his annual salary, incentive compensation and benefits which had been earned or were payable as of his retirement date, unreimbursed business expenses and cash payments under welfare benefit plans); (ii) cash amounts paid to Mr. Goldstein under any AIP and LTIP awards since the date two years prior to his retirement date; and (iii) the gain recognized by Mr. Goldstein on any option exercise or settlement of a RSU award since the date two years prior to his retirement date.

Mr.	Martinez

Details regarding payments made by the Company to Mr. Martinez for his service as the Company’s Interim CEO from May 9, 2006 until June 30, 2006 are included in the Compensation Discussion & Analysis at page 48. Mr. Martinez was not and is not eligible to participate in the Company’s ESP.

OTHER MATTERS

As of the date of this Proxy Statement, we do not know of any matters to be presented at the 2007 Annual Meeting other than those described in this Proxy Statement. If any other matters should properly come before the meeting, proxies in the enclosed form will be voted on those matters in accordance with the judgment of the person or persons voting the proxies, unless otherwise specified.

APPENDIX A

NOTE: Pursuant to Instruction 3 of Item 10 of Schedule 14A of the Securities Exchange Act of 1934, the following written plan document, which is not being mailed to shareholders with the Proxy Statement and shall not be deemed to be proxy soliciting materials or to form a part of the Proxy Statement, is being filed in electronic format as an appendix to this proxy statement filing.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

2000 Stock Award and Incentive Plan
As Amended and Restated March 6, 2007

INTERNATIONAL FLAVORS & FRAGRANCES INC.

2000 Stock Award and Incentive Plan
As Amended and Restated March 6, 2007

INTERNATIONAL FLAVORS & FRAGRANCES INC.

2000 Stock Award and Incentive Plan
As Amended and Restated March 6, 2007

1.    Purpose.    The purpose of this 2000 Stock Award and Incentive Plan (the ‘‘Plan’’) is to aid International Flavors & Fragrances Inc., a New York corporation (the ‘‘Company’’), in attracting, retaining, motivating and rewarding employees, non-employee directors, and other persons who provide substantial services to the Company or its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for shareholders by closely aligning the interests of Participants with those of shareholders. The Plan authorizes stock-based and cash-based incentives for Participants.

2.    Definitions.    In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)    ‘‘Annual Incentive Award’’ means a type of Performance Award granted to a Participant under Section 7(c) representing a conditional right to receive cash, Stock or other Awards or payments, as determined by the Committee, based on performance in a performance period of one fiscal year or a portion thereof.

(b)    ‘‘Award’’ means any cash award, Option, SAR, Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any related right or interest, granted to a Participant under the Plan.

(c)    ‘‘Beneficiary’’ means any family member or members, including by marriage or adoption, any trust in which the Participant or any family member or members have more than 50% of the beneficial interest, and any other entity in which the Participant or any family member or members own more than 50% of the voting interests, in each case designated by the Participant in his most recent written Beneficiary designation filed with the Committee as entitled to exercise rights or receive benefits in connection with the Award (or any portion thereof), or if there is no surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to exercise rights or receive benefits in connection with the Award on behalf or in lieu of such non-surviving designated Beneficiary.

(d)    ‘‘Board’’ means the Company’s Board of Directors.

(e)    ‘‘Change in Control’’ and related terms have the meanings specified in Section 9.

(f)    ‘‘Code’’ means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions and regulations.

(g)    ‘‘Committee’’ means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that, directors appointed or serving as members of a Board committee designated as the Committee shall not be employees of the Company or any subsidiary or affiliate. In appointing members of the Committee, the Board will consider whether a member is or will be a Qualified Member, but such members are not required to be Qualified Members at the time of appointment or during their term of service on the Committee. The full Board may perform any function of the Committee hereunder, in which case the term ‘‘Committee’’ shall refer to the Board.

(h)     ‘‘Covered Employee’’ means an Eligible Person who is a Covered Employee as specified in Section 11(j).

(i)    ‘‘Deferred Stock’’ means a right, granted to a Participant under Section 6(e), to receive Stock or other Awards or a combination thereof at the end of a specified deferral period.

(j)    ‘‘Dividend Equivalent’’ means a right, granted to a Participant under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.

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(k)    ‘‘Effective Date’’ means the effective date specified in Section 11(p).

(l)    ‘‘Eligible Person’’ has the meaning specified in Section 5.

(m)    ‘‘Exchange Act’’ means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(n)    ‘‘Fair Market Value’’ means the fair market value of Stock, Awards or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the closing sale price reported on the composite tape of the New York Stock Exchange on the day as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported.

(o)    ‘‘Incentive Stock Option’’ or ‘‘ISO’’ means any Option designated as an incentive stock option within the meaning of Code Section 422 or any successor provision thereto and qualifying thereunder.

(p)    ‘‘Option’’ means a right, granted to a Participant under Section 6(b), to purchase Stock or other Awards at a specified price during specified time periods.

(q)    ‘‘Other Stock-Based Awards’’ means Awards granted to a Participant under Section 6(h).

(r)    ‘‘Participant’’ means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(s)    ‘‘Performance Award’’ means a conditional right, granted to a Participant under Sections 6(i) and 7, to receive cash, Stock or other Awards or payments, as determined by the Committee, based upon performance criteria specified by the Committee.

(t)    ‘‘Qualified Member’’ means a member of the Committee who is a ‘‘Non-Employee Director’’ within the meaning of Rule 16b-3(b)(3) and an ‘‘outside director’’ within the meaning of Regulation 1.162-27 under Code Section 162(m).

(u)    ‘‘Restricted Stock’’ means Stock granted to a Participant under Section 6(d) which is subject to certain restrictions and to a risk of forfeiture.

(v)    ‘‘Rule 16b-3’’ means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(w)    ‘‘Stock’’ means the Company’s Common Stock, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 11(c).

(x)    ‘‘Stock Appreciation Rights’’ or ‘‘SAR’’ means a right granted to a Participant under Section 6(c).

3.    Administration.

(a)    Authority of the Committee.    The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret

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the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 11(b) and other persons claiming rights from or through a Participant, and shareholders. The foregoing notwithstanding, the Board shall perform the functions of the Committee for purposes of granting Awards under the Plan to non-employee directors (authority with respect to other aspects of non-employee director awards is not exclusive to the Board, however).

(b)    Manner of Exercise of Committee Authority.    At any time that a member of the Committee is not a Qualified Member, (i) any action of the Committee relating to an Award intended by the Committee to qualify as ‘‘performance-based compensation’’ within the meaning of Code Section 162(m) and regulations thereunder may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members, and (ii) any action relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company may be taken either by such a subcommittee or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as ‘‘performance-based compensation’’ under Code Section 162(m) to fail to so qualify.

(c)    Limitation of Liability.    The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a subsidiary or affiliate, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.    Stock Subject to Plan.

(a)     Overall Number of Shares Available for Delivery.    Subject to adjustment as provided in Section 11(c), the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be 9,000,000 shares plus the number of shares reserved for options under the Company’s 1997 Employee Stock Option Plan (the ‘‘1997 Plan’’) but which have not been issued and delivered under the 1997 Plan, including such 1997 Plan shares as may become available in accordance with Section 4(b) hereof; provided, however, that the total number of shares with respect to which ISOs may be granted shall not exceed 9,000,000; and provided further, that the total number of shares which may be issued and delivered in connection with Awards other than Options and SARs shall not exceed 2,700,000. Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

(b)     Share Counting Rules.    The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or

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substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award; provided, however, that shares withheld in payment of taxes upon vesting of Restricted Stock and shares equal to the number of outstanding shares surrendered in payment of the exercise price or taxes relating to an Award shall not become available again under the Plan if the withholding or surrender transaction occurs more than ten years after the date of the most recent shareholder approval of the Plan, and otherwise shares shall not become available under this Section 4(b) in an event that would constitute a ‘‘material revision’’ of the Plan subject to shareholder approval under then applicable rules of the New York Stock Exchange. Shares subject to an Award or a 1997 Plan award that is canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of shares to the Participant will again be available for Awards, and shares withheld in payment of the exercise price or taxes relating to an Award or 1997 Plan award and shares equal to the number surrendered in payment of any exercise price or taxes relating to an Award or 1997 Plan award shall be deemed to constitute shares not delivered to the Participant and shall be deemed to again be available for Awards under the Plan. In addition, in the case of any Award granted in substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate, shares issued or issuable in connection with such substitute Award shall not be counted against the number of shares reserved under the Plan, but shall be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business. This Section 4(b) shall apply to the number of shares reserved and available for ISOs only to the extent consistent with applicable regulations relating to ISOs under the Code.

5.    Eligibility; Per-Person Award Limitations.    Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an ‘‘Eligible Person’’ means an employee of the Company or any subsidiary or affiliate, including any executive officer, a non-employee director of the Company, a consultant or other person who provides substantial services to the Company or a subsidiary or affiliate, and any person who has been offered employment by the Company or a subsidiary or affiliate, provided that such prospective employee, non-employee director, consultant or other person may not receive any payment or exercise any right relating to an Award until such person has commenced employment with or providing of services to the Company or a subsidiary or affiliate. An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary or affiliate for purposes of eligibility for participation in the Plan. For purposes of the Plan, a joint venture in which the Company or a subsidiary has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee. In each calendar year during any part of which the Plan is in effect, an Eligible Person may be granted Awards intended to qualify as ‘‘performance-based compensation’’ under Code Section 162(m) under each of Section 6(b), 6(c), 6(d), 6(e), 6(f), 6(g) or 6(h) relating to up to his or her Annual Limit (such Annual Limit to apply separately to the type of Award authorized under each specified subsection, except that the limitation applies to Dividend Equivalents under Section 6(g) only if such Dividend Equivalents are granted separately from and not as a feature of another Award). A Participant’s Annual Limit, in any year during any part of which the Participant is then eligible under the Plan, shall equal two million shares plus the amount of the Participant’s unused Annual Limit relating to the same type of Award as of the close of the previous year, subject to adjustment as provided in Section 11(c). In the case of an Award which is not valued in a way in which the limitation set forth in the preceding sentence would operate as an effective limitation satisfying Treasury Regulation 1.162-27(e)(4) (including Performance Awards under Section 7 not related to an Award specified in Section 6), the maximum amount of an Annual Incentive Award under Section 7(c) that may be earned by an Eligible Person in any year shall be 50% of the amount of the Annual Incentive Pool specified in Section 7(c)(ii), and the maximum amount of such an Award other than an Annual Incentive Award under Section 7(c) that may be earned by an Eligible Person during any calendar year shall be equal to the Participant’s Annual Limit, which for this purpose shall equal $6 million plus the amount of the Participant’s unused cash Annual Limit for such Awards other than Annual Incentive Awards as of the close of the previous year. For purposes of this Section 5, (i) the limitation on share-based awards, the limitation on the earning of Annual Incentive Awards, and the limitation on the earning of non-share-based

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Awards other than Annual Incentive Awards each is a separate limitation, which is not decreased by the authorization or payout of Awards that are subject to the other limitations; (ii) ‘‘earning’’ means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition; and (iii) a Participant’s Annual Limit is used to the extent an amount or number of shares may be potentially earned or paid under an Award, regardless of whether such amount or shares are in fact earned or paid.

6.    Specific Terms of Awards.

(a)    General.    Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 11(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan. The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the New York Business Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b)    Options.    The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i)    Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option, subject to Sections 6(f) and 8(a).

(ii)    Option Term; Time and Method of Exercise.    The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Section 11(k)), including, without limitation, cash, Stock, other Awards or awards granted under other plans of the Company or any subsidiary or affiliate, or other property (including through ‘‘cashless exercise’’ arrangements, to the extent permitted by applicable law, but excluding any exercise method in which a personal loan would be made from the Company to the Participant), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants (including deferred delivery of shares representing the Option ‘‘profit,’’ at the election of the Participant or as mandated by the Committee, with such deferred shares subject to any vesting, forfeiture or other terms as the Committee may specify).

(iii)    ISOs.    The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422, including but not limited to the requirement that no ISO shall be granted more than ten years after the Effective Date.

(c)    Stock Appreciation Rights.    The Committee is authorized to grant SAR’s to Participants on the following terms and conditions:

(i)    Right to Payment.    An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee, but which in no event will be less than 100% of the Fair Market Value of a share of Stock on the date of grant of the SAR.

(ii)    Other Terms.    The Committee shall determine the term of each SAR, provided that in no event shall the term of any SAR exceed a period of ten years from the date of

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grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, and whether or not a SAR shall be free-standing or in tandem or combination with any other Award. Limited SARs that may only be exercised in connection with a Change in Control or other event as specified by the Committee may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine.

(d)    Restricted Stock.    The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i)    Grant and Restrictions.    Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. The foregoing notwithstanding, Restricted Stock will vest over a minimum period of one year except in the event of a Participant’s death, disability, or retirement, or in the event of a Change in Control or other special circumstances. For purposes of this Section 6(d), vesting over a one-year period will include periodic vesting over such period if the rate of such vesting is proportional throughout such period. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

(ii)    Forfeiture.    Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii)    Certificates for Stock.    Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv)    Dividends and Splits.    As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in shares of Deferred Stock, other Awards or other investment vehicles, subject to such terms as the Committee shall determine or permit a Participant to elect. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of

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forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e)    Deferred Stock.    The Committee is authorized to grant Deferred Stock to Participants, which are rights to receive Stock, other Awards, or a combination thereof at the end of a specified deferral period, subject to the following terms and conditions:

(i)    Award and Restrictions.    Issuance of Stock will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Deferred Stock may be satisfied by delivery of Stock, other Awards, or a combination thereof (subject to Section 11(k)), as determined by the Committee at the date of grant or thereafter.

(ii)    Forfeiture.    Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii)    Dividend Equivalents.    Unless otherwise determined by the Committee, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Deferred Stock shall be either (A) paid with respect to such Deferred Stock at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect.

(f)    Bonus Stock and Awards in Lieu of Obligations.    The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a subsidiary or affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

(g)    Dividend Equivalents.    The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equivalent to all or a portion of the dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify.

(h)    Other Stock-Based Awards.    The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or

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business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

(i)    Performance Awards.    Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.

7.    Performance Awards, Including Annual Incentive Awards.

(a)    Performance Awards Generally.    The Committee is authorized to grant Performance Awards on the terms and conditions specified in this Section 7. Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 7(b) and 7(c) in the case of a Performance Award intended to qualify as ‘‘performance-based compensation’’ under Code Section 162(m).

(b)    Performance Awards Granted to Covered Employees.    If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as ‘‘performance-based compensation’’ for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a preestablished performance goal and other terms set forth in this Section 7(b).

(i)    Performance Goal Generally.    The performance goal for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). The performance goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being ‘‘substantially uncertain.’’ The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii)    Business Criteria.    One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company shall be used by the Committee in establishing performance goals for such Performance Awards: (1) net sales; (2) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (3) net income or net income per common share (basic or diluted); (4) return on assets (gross or net), return on investment, return on capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (6) economic value created; (7) operating

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margin or profit margin; (8) stock price or total shareholder return; (9) dividend payout as a percentage of net income; and (10) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii)    Performance Period; Timing for Establishing Performance Goals; Per-Person Limit.     Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed. In all cases, the maximum Performance Award of any Participant shall be subject to the limitation set forth in Section 5.

(iv)    Performance Award Pool.    The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee in accordance with Section 7(b)(iv). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(v)    Settlement of Performance Awards; Other Terms.    Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 7(b). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as ‘‘performance-based compensation’’ for purposes of Code Section 162(m). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards.

(c)    Annual Incentive Awards Granted to Designated Covered Employees.    The Committee may grant an Annual Incentive Award to an Eligible Person who is designated by the Committee as likely to be a Covered Employee. Such Annual Incentive Award will be intended to qualify as ‘‘performance-based compensation’’ for purposes of Code Section 162(m), and therefore its grant, exercise and/or settlement shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 7(c).

(i)    Grant of Annual Incentive Awards.    Not later than the earlier of 90 days after the beginning of any performance period applicable to such Annual Incentive Award or the time 25% of such performance period has elapsed, the Committee shall determine the Covered Employees who will potentially receive Annual Incentive Awards, and the amount(s) potentially payable thereunder, for that performance period. The amount(s) potentially

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payable as Annual Incentive Awards may be earned and become payable under the Plan only if and to the extent the Annual Incentive Pool, specified in Section 7(c)(ii), has become hypothetically funded. The portion of the Annual Incentive Award pool potentially payable to each Covered Employee shall be preestablished by the Committee. The foregoing notwithstanding, if any portion of the Annual Incentive Pool for a given fiscal year is not allocated and paid out for that year, the Committee, at any time after such fiscal year, may allocate and pay out from such then-unallocated amounts of hypothetical funding remaining an Award to any Eligible Person other than a Covered Employee, but such allocations may not affect the allocations or payouts to any Covered Employee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5. This Section 7(c) does not preclude the Committee from granting a Performance Award under Section 7(b) based on performance in a period of one year or less, in addition to or in lieu of an Annual Incentive Award under this Section 7(c).

(ii)    Creation of Annual Incentive Pool.    The Annual Incentive Pool for each fiscal year of the Company shall equal 10% of the amount by which the ‘‘pretax consolidated earnings’’ (as hereinafter defined) for such year shall exceed 20% of ‘‘net capital’’ (as hereinafter defined) for such year; provided, however, that the Annual Incentive Pool shall not exceed for any year 10% of the amount of cash dividends paid by the Company in such year. As soon as practicable after the end of each year the amount of the Annual Incentive Pool for such year shall be audited by the Company’s independent public accountants and shall be reported by them to the Committee. The term ‘‘pretax consolidated earnings’’ for any fiscal year means the sum of (i) the consolidated net earnings of the Company and its subsidiaries for such year before (A) extraordinary items determined in accordance with generally accepted accounting principles and (B) the cumulative effect of accounting changes, as contained in the financial statements audited by the Company’s independent public accountants and reported by the Company in its annual report to shareholders for such year, (ii) the provision for all taxes on income for such year, as contained in the financial statements audited by the Company’s independent public accountants and reported by the Company in its annual report to shareholders for such year, and (iii) the amount of the Annual Incentive Pool for such year, as audited by the Company’s independent public accountants and reported to the Committee as contemplated above. The term ‘‘net capital’’ for any year shall mean the arithmetic average of the amounts of the consolidated capital and surplus of the Company as at the beginning and the end of such year before (A) and (B) above, as such consolidated capital and surplus as of each such date is audited by the Company’s independent public accountants and reported by the Company in its annual report to shareholders for the prior year (with respect to the consolidated capital and surplus as at the beginning of such year) and for such year (with respect to the consolidated capital and surplus as at the end of such year). The Annual Incentive Pool shall be an unfunded pool established for the purpose of measuring performance of the Company to determine compensation in connection with Awards. Unallocated amounts of hypothetical funding of the Annual Incentive Pool for a given fiscal year will not be added to the Annual Incentive Pool for a subsequent year.

(iii)    Payout of Annual Incentive Awards.    After the end of each performance period, the Committee shall determine the amount, if any, of the Annual Incentive Award for that performance period payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Annual Incentive Award.

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(d)    Written Determinations.    Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards and Annual Incentive Awards, the level of actual achievement of the specified performance goals relating to Performance Awards and Annual Incentive Awards, the level of hypothetical funding of the Annual Incentive Pool and the amount of any final Performance Award and Annual Incentive Award shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

8.    Certain Provisions Applicable to Awards.

(a)    Stand-Alone, Additional, Tandem, and Substitute Awards.    Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or, subject to the restriction on repricing in Section 11(e), in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or affiliate, or any business entity to be acquired by the Company or a subsidiary or affiliate, or any other right of a Participant to receive payment from the Company or any subsidiary or affiliate. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. Subject to Section 11(k) and subject to the restriction on repricing in Section 11(e), the Committee may determine that, in granting a new Award, the in-the-money value of any surrendered Award or award may be applied to reduce the exercise price of any Option, grant price of any SAR, or purchase price of any other Award.

(b)    Term of Awards.    The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Section 6(b)(ii).

(c)    Form and Timing of Payment under Awards; Deferrals.    Subject to the terms of the Plan (including Section 11(k)) and any applicable Award document, payments to be made by the Company or a subsidiary or affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (subject to Section 11(k)). Installment or deferred payments may be required by the Committee (subject to Section 11(e)) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

d)    Exemptions from Section 16(b) Liability.    With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act in respect of the Company, the Committee shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction with respect to such a Participant is exempt from liability under Rule 16b-3 or otherwise not subject to liability under Section 16(b)), except that this provision shall not limit sales by such a Participant, and such a Participant may engage in other non-exempt transactions under the Plan. The Committee may authorize the Company to repurchase any Award or shares of Stock deliverable or delivered in connection with any Award (subject to Section 11(k)) in order to avoid a Participant who is subject to Section 16 of the Exchange Act incurring liability under Section 16(b). Unless otherwise specified by the Participant, equity securities or derivative securities acquired under the Plan which are disposed of by a Participant shall be deemed to be disposed of in the order acquired by the Participant.

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9.    Change in Control.

(a)    Effect of ‘‘Change in Control’’ on Non-Performance Based Awards.    In the event of a ‘‘Change in Control,’’ the following provisions shall apply to non-performance based Awards, including Awards as to which performance conditions previously have been satisfied or are deemed satisfied under Section 9(b), unless otherwise provided by the Committee in the Award document:

(i)    All deferral of settlement, forfeiture conditions and other restrictions applicable to Awards granted under the Plan shall lapse and such Awards shall be fully payable as of the time of the Change in Control without regard to deferral and vesting conditions, except to the extent of any waiver by the Participant or other express election to defer beyond a Change in Control and subject to applicable restrictions set forth in Section 11(a);

(ii)    Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control and shall remain exercisable and vested for the balance of the stated term of such Award without regard to any termination of employment or service by the Participant other than a termination for ‘‘cause’’ (as defined in any employment or severance agreement between the Company or a subsidiary or affiliate and the Participant then in effect or, if none, as defined by the Committee and in effect at the time of the Change in Control), subject only to applicable restrictions set forth in Section 11(a); and

(iii)    The Committee may, in its discretion, determine to extend to any Participant who holds an Option the right to elect, during the 60-day period immediately following the Change in Control, in lieu of acquiring the shares of Stock covered by such Option, to receive in cash the excess of the Change in Control Price over the exercise price of such Option, multiplied by the number of shares of Stock covered by such Option, and to extend to any Participant who holds other types of Awards denominated in shares the right to elect, during the 60-day period immediately following the Change in Control, in lieu of receiving the shares of Stock covered by such Award, to receive in cash the Change in Control Price multiplied by the number of shares of Stock covered by such Award.

(b)    Effect of ‘‘Change in Control’’ on Performance-Based Awards.    In the event of a ‘‘Change in Control,’’ with respect to an outstanding Award subject to achievement of performance goals and conditions, such performance goals and conditions shall be deemed to be met or exceeded if and to the extent so provided by the Committee in the Award document governing such Award or other agreement with the Participant.

(c)    Definition of ‘‘Change in Control.’’    A ‘‘Change in Control’’ shall be deemed to have occurred if, after the Effective Date, there shall have occurred any of the following:

(i)    Any ‘‘person,’’ as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), acquires voting securities of the Company and immediately thereafter is a ‘‘40% Beneficial Owner.’’ For purposes of this provision, a ‘‘40% Beneficial Owner’’ shall mean a person who is the ‘‘beneficial owner’’ (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then-outstanding voting securities; provided, however, that the term ‘‘40% Beneficial Owner’’ shall not include any person who was a beneficial owner of outstanding voting securities of the Company at February 20, 1990, or any person or persons who was or becomes a fiduciary of any such person or persons who is, or in the aggregate, are a ‘‘40% Beneficial Owner’’ (an ‘‘Existing Shareholder’’), including any group that may be formed which is comprised solely of Existing Shareholders, unless and until such time after February 20, 1990 as any such Existing Shareholder shall have become the beneficial owner (other than by means of a stock dividend, stock split, gift, inheritance or

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receipt or exercise of, or accrual of any right to exercise, a stock option granted by the Company or receipt or settlement of any other stock-related award granted by the Company) by purchase of any additional voting securities of the Company; and provided further, that the term ‘‘40% Beneficial Owner’’ shall not include any person who shall become the beneficial owner of 40% or more of the combined voting power of the Company’s then-outstanding voting securities solely as a result of an acquisition by the Company of its voting securities, until such time thereafter as such person shall become the beneficial owner (other than by means of a stock dividend or stock split) of any additional voting securities and becomes a 40% Beneficial Owner in accordance with this Section 9(c)(i);

(ii)     Individuals who on September 1, 2000 constitute the Board, and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election consent, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on September 1, 2000 or whose election or nomination for election was previously so approved or recommended, cease for any reason to constitute at least a majority thereof;

(iii)     There is consummated a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, if, immediately following consummation of any of the foregoing, either (A) individuals who, immediately prior to such consummation, constitute the Board do not constitute at least a majority of the members of the board of directors of the Company or the surviving or parent entity, as the case may be, or (B) the voting securities of the Company outstanding immediately prior to such recommendation do not represent (either by remaining outstanding or by being converted into voting securities of a surviving or parent entity) at least 60% or more of the combined voting power of the outstanding voting securities of the Company or such surviving or parent entity; or

(iv)     The shareholders of the Company have approved a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction have a similar effect).

(d)    Definition of ‘‘Change in Control Price.’’    The ‘‘Change in Control Price’’ means an amount in cash equal to the higher of (i) the amount of cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any transaction triggering the Change in Control or any liquidation of shares following a sale of substantially all assets of the Company, or (ii) the highest Fair Market Value per share at any time during the 60-day period preceding and 60-day period following the Change in Control.

10.    Additional Award Forfeiture Provisions.

(a)    Forfeiture of Options and Other Awards and Gains Realized Upon Prior Option Exercises or Award Settlements.    Unless otherwise determined by the Committee, each Award granted hereunder shall be subject to the following additional forfeiture conditions, to which the Participant, by accepting an Award hereunder, agrees. If any of the events specified in Section 10(b)(i), (ii), or (iii) occurs (a ‘‘Forfeiture Event’’), all of the following forfeitures will result:

(i)    The unexercised portion of the Option, whether or not vested, and any other Award not then settled (except for an Award that has not been settled solely due to an elective deferral by the Participant and otherwise is not forfeitable in the event of any termination of service of the Participant) will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

(ii)    The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total amount of Award Gain (as defined herein) realized by the Participant upon each exercise of an Option or

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settlement of an Award (regardless of any elective deferral) that occurred on or after (A) the date that is six months prior to the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or a subsidiary or affiliate, or (B) the date that is six months prior to the date the Participant’s employment by the Company or a subsidiary or affiliate terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed. For purposes of this Section, the term ‘‘Award Gain’’ shall mean (i), in respect of a given Option exercise, the product of (X) the Fair Market Value per share of Stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the Option was exercised at that date, and (ii), in respect of any other settlement of an Award granted to the Participant, the Fair Market Value of the cash or Stock paid or payable to the Participant (regardless of any elective deferral) less any cash or the Fair Market Value of any Stock or property (other than an Award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company as a condition of or in connection such settlement. For purposes of this Section 10(a), an Award that is electively deferred shall be treated as settled at the date it would have settled but for such elective deferral.

(b)    Events Triggering Forfeiture.    The forfeitures specified in Section 10(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during the Participant’s employment by the Company or a subsidiary or affiliate or during the one-year period following termination of such employment:

(i)    The Participant, acting alone or with others, directly or indirectly, prior to a Change in Control, (A) engages, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or shareholder unless the Participant’s interest is insubstantial, in any business in an area or region in which the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or a subsidiary or affiliate; (B) induces any customer or supplier of the Company or a subsidiary or affiliate, or other company with which the Company or a subsidiary or affiliate has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary or affiliate; or (C) induces, or attempts to influence, any employee of or service provider to the Company or a subsidiary or affiliate to terminate such employment or service. The Committee shall, in its discretion, determine which lines of business the Company conducts on any particular date and which third parties may reasonably be deemed to be in competition with the Company. For purposes of this Section 10(b)(i), a Participant’s interest as a shareholder is insubstantial if it represents beneficial ownership of less than five percent of the outstanding class of stock, and a Participant’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five percent of the outstanding equity of the entity;

(ii)    The Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other service to the Company or any subsidiary or affiliate, any confidential or proprietary information of the Company or any subsidiary or affiliate, including but not limited to information regarding the Company’s current and potential customers, organization, employees, finances, and methods of operations and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain, except as required by law or pursuant to legal process, or the Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, except as required by law or pursuant to legal process; or

(iii)    The Participant fails to cooperate with the Company or any subsidiary or affiliate by making himself or herself available to testify on behalf of the Company or such subsidiary

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or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any subsidiary or affiliate in any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary or affiliate, as reasonably requested.

(c)    Agreement Does Not Prohibit Competition or Other Participant Activities.    Although the conditions set forth in Section 10(a) and 10(b) shall be deemed to be incorporated into an Award, a Participant is not thereby prohibited from engaging in an activity identified in Section 10(b), including but not limited to competition with the Company and its subsidiaries and affiliates. Rather, the non-occurrence of the Forfeiture Events set forth in Section 10(b) is a condition to the Participant’s right to realize and retain value from his or her compensatory Options and Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and the Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Section 10(a) and 10(b).

(d)     Forfeitures Resulting from Financial Reporting Misconduct.    If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if a Participant, knowingly or through gross negligence, caused or failed to prevent such misconduct, the Participant (i) shall forfeit any Performance Award (including any Annual Incentive Award) that was or would be deemed to be earned in whole or in part based on performance during the period covered by the noncompliant financial report and during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the non-compliant financial report; and (ii) shall forfeit any other Award that was granted hereunder during the 12-month period following such first public issuance or filing of the non-compliant financial report and thereafter until the accounting restatement correcting such non-compliant financial report has been filed, and (iii) shall forfeit any profits realized from the sale of shares during the 12-month period following such first public issuance or filing if such shares were acquired upon exercise or settlement of Awards. For purposes of this Section 10(d), (A) if an Award subject to forfeiture has become vested or settled, the Participant will be liable to repay the Award Gain (as defined above), (B) ‘‘profit’’ shall be calculated based on the excess of any selling price of shares over the average market price of shares in the 20 trading days ending the day before the first public issuance or filing of the non-compliant report, and (C) the term ‘‘misconduct’’ and other terms shall have meanings and be interpreted in a manner consistent with the meanings and interpretation of such terms under Section 304 of the Sarbanes-Oxley Act of 2002. This Section 10(d) will apply to Awards granted on and after March 6, 2007 and, with the consent of the Participant, to Awards granted prior to that date.

(e)    Committee Discretion.    The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

11.    General Provisions.

(a)    Compliance with Legal and Other Requirements.    The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be

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subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(b)    Limits on Transferability; Beneficiaries.    No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that (i) Awards and related rights shall be transferred to a Participant’s Beneficiary or Beneficiaries upon the death of the Participant, and (ii) Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more Beneficiaries during the lifetime of the Participant, and rights thereunder may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are then permitted by the Committee and the Committee has determined that there will be no transfer of the Award to a third party for value, and subject to any terms and conditions which the Committee may impose thereon (including limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission). A Beneficiary or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c)    Adjustments.    In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, including all applicable limitations specified in Section 4(a), (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5, (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option (subject to Section 11(k)). In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or affiliate or other business unit, or the financial statements of the Company or any subsidiary or affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall

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be authorized or made if and to the extent that the existence of such authority (i) would cause Options, SARs, or Performance Awards granted under Section 8 to Participants designated by the Committee as Covered Employees and intended to qualify as ‘‘performance-based compensation’’ under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as ‘‘performance-based compensation’’ under Code Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the performance goals relating to Options or SARs granted to Covered Employees and intended to qualify as ‘‘performance-based compensation’’ under Code Section 162(m) and regulations thereunder.

(d)    Tax Provisions.

(i)    Withholding.    The Company and any subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld.

(ii)    Required Consent to and Notification of Code Section 83(b) Election.    No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii)    Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b).    If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten days thereof.

(e)    Changes to the Plan.    The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s shareholders for approval not later than the earliest annual meeting for which the record date is after the date of such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to shareholders for approval; and provided further, that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any outstanding Award. Without the approval of shareholders, the Committee will not amend or replace previously granted Options or SARs in a transaction that constitutes a ‘‘repricing,’’ which for this purpose means any of the following or any other action that has the same effect:

•	Lowering the exercise price of an Option or SAR after it is granted;

•	Any other action that is treated as a repricing under generally accepted accounting principles;

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•	Canceling an Option or SAR at a time when its exercise price exceeds the fair market value of the underlying Stock, in exchange for another Option or SAR, restricted stock, other equity, cash or other property;

provided, however, that the foregoing transactions shall not be deemed a repricing if pursuant to an adjustment authorized under Section 11(c). The Committee shall have no authority to waive or modify any other Award term after the Award has been granted to the extent that the waived or modified term was mandatory under the Plan.

(f)    Right of Setoff.    The Company or any subsidiary or affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary or affiliate may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed under Section 10(a), although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 11(f).

(g)    Unfunded Status of Awards; Creation of Trusts.    The Plan is intended to constitute an ‘‘unfunded’’ plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the ‘‘unfunded’’ status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h)    Nonexclusivity of the Plan.    Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

(i)    Payments in the Event of Forfeitures; Fractional Shares.    Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j)    Compliance with Code Section 162(m).    It is the intent of the Company that Options and SARs granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 7 shall constitute qualified ‘‘performance-based compensation’’ within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the terms of Sections 7(b), (c), and (d), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan or any Award document relating to a Performance Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations

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thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(k)    Certain Limitations Relating to Accounting Treatment of Awards.    Other provisions of the Plan notwithstanding, the Committee’s authority under the Plan (including under Sections 8(c), 8(d), 11(c) and 11(d)) is limited to the extent necessary to ensure that any Option or other Award of a type that the Committee has intended to be subject to fixed accounting with a measurement date at the date of grant or the date performance conditions are satisfied under APB 25 shall not become subject to ‘‘variable’’ accounting solely due to the existence of such authority, unless the Committee specifically determines that the Award shall remain outstanding despite such ‘‘variable’’ accounting. In addition, other provisions of the Plan notwithstanding, (i) if any right under this Plan would cause a transaction to be ineligible for pooling-of-interests accounting that would, but for the right hereunder, be eligible for such accounting treatment, such right shall be automatically adjusted so that pooling-of-interests accounting shall be available, including by substituting Stock or cash having a Fair Market Value equal to any cash or Stock otherwise payable in respect of any right to cash which would cause the transaction to be ineligible for pooling-of-interests accounting, and (ii) if any authority under Section 9(c) would cause a transaction to be ineligible for pooling-of-interests accounting that would, but for such authority, be eligible for such accounting treatment, such authority shall be limited to the extent necessary so that such transaction would be eligible for pooling-of-interests accounting.

(l)    Governing Law.    The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(m)    Awards to Participants Outside the United States.    The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 11(m) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

(n)    Limitation on Rights Conferred under Plan.    Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or affiliate, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(o)    Severability; Entire Agreement.    If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity,

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illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(p)    Plan Effective Date and Termination.    The Plan shall become effective if, and at such time as, the shareholders of the Company have approved it by the affirmative votes of the holders of a majority of the voting securities of the Company present, or represented, and entitled to vote on the subject matter at a duly held meeting of shareholders. Unless earlier terminated by action of the Board of Directors, the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

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ANNUAL MEETING OF SHAREHOLDERS OF
INTERNATIONAL FLAVORS & FRAGRANCES INC
May 8, 2007

PROXY / VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE – Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone
telephone and follow the instructions. Have
your proxy card available when you call.
(International Callers should dial
718-921-8500)	COMPANY NUMBER
ACCOUNT NUMBER

- OR -
INTERNET – Access ‘‘www.voteproxy.com’’ and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time May 7, 2007.

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE ‘‘FOR’’ THE ELECTION OF DIRECTORS AND ‘‘FOR’’ PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of Directors:		2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007.	FOR	AGAINST	ABSTAIN
NOMINEES:
FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	○ Margaret Hayes Adame ○ Robert M. Amen ○ Günter Blobel ○ J. Michael Cook ○ Peter A. Georgescu ○ Alexandra A. Herzan ○ Henry W. Howell, Jr. ○ Arthur C. Martinez ○ Burton M. Tansky	3. To reapprove the business criteria used for setting performance goals under the 2000 Stock Award and Incentive Plan.
INSTRUCTION:    To withhold authority to vote for any individual
                                 nominees(s), mark ‘‘FOR ALL EXCEPT’’ and
                                 fill in the circle next to each nominee from                                  whom you wish to withhold authority to vote, as
shown here:		This proxy is solicited on behalf of the Board of Directors of International Flavors & Fragrances Inc. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted ‘‘FOR’’ the election of the Directors, ‘‘FOR’’ proposals 2 and 3, and, in the discretion of the proxy holders named herein, on any other matters that may properly come before the Meeting and any postponement(s) or adjournment(s) thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		MARK ‘‘X’’ HERE IF YOU PLAN TO ATTEND THE MEETING.

Signature of Shareholder __________________    Date __________    Signature of Shareholder __________________    Date __________

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ADMISSION TICKET
INTERNATIONAL FLAVORS & FRAGRANCES INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 8, 2007 AT 10:00 A.M.
INTERNATIONAL FLAVORS & FRAGRANCES INC.
521 WEST 57TH STREET
NEW YORK, NY 10019
(Attendees are requested to enter at 533 West 57th Street.)

ADMITS ONE SHAREHOLDER

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INTERNATIONAL FLAVORS & FRAGRANCES INC.
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Messrs. ROBERT M. AMEN, DOUGLAS J. WETMORE and DENNIS M. MEANY as the attorney and proxy of the undersigned, with full power of substitution, to vote the number of shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the headquarters of the Company, 521 West 57th Street, New York, New York on Tuesday, May 8, 2007 at 10:00 A.M. Eastern Time, and any postponement(s) or adjournment(s) thereof (the ‘‘Meeting’’).

(Continued and to be signed on the reverse side.)

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